Exhibit 10.1

EXECUTION VERSION

PUBLISHED CUSIP NUMBERS:

DEAL: 48917MAG7

REVOLVING FACILITY: 48917MAH5

$700,000,000

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

among

KENNAMETAL INC.

and

KENNAMETAL EUROPE GmbH,

as Borrowers

The Several Lenders and Issuing Lenders From Time To Time Parties Hereto,

PNC BANK, NATIONAL ASSOCIATION and

JPMORGAN CHASE BANK, N.A.,

as the Co-Syndication Agents,

BNP PARIBAS,

CITIZENS BANK, N.A.,

MIZUHO BANK, LTD.,

and

U.S. BANK NATIONAL ASSOCIATION,

as the Co-Documentation Agents,

and

BANK OF AMERICA, N.A.,

as the Administrative Agent

Dated as of June 14, 2022

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC and

JPMORGAN CHASE BANK, N.A.,

as Joint Book Runners,

and

BOFA SECURITIES, INC.,

PNC CAPITAL MARKETS LLC and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers

i

2.30.	Exchange Rates; Currency Equivalents	81
2.31.	Certain Borrowings of Dollar Revolving Loans and Refunding of Multicurrency Loans	82
2.32.	Evidence of Debt	83
2.33.	Addition of Foreign Borrowers; Termination of Foreign Borrowers	83
2.34.	Guarantee by Company of Foreign Obligations	85
2.35.	Limitation of Certain Obligations of Foreign Borrowers	88
2.36.	Cash Collateral	88
2.37.	Defaulting Lenders	89
2.38.	ESG Adjustments	92
2.39.	Minimum Interest	93
2.40.	Lender Status Confirmation	93

SECTION 3 REPRESENTATIONS AND WARRANTIES		94

3.1.	Financial Condition	94
3.2.	No Change	94
3.3.	Existence; Compliance with Law	94
3.4.	Power; Authorization; Enforceable Obligations	95
3.5.	No Legal Bar	95
3.6.	Litigation	95
3.7.	No Default	95
3.8.	Ownership of Property, Liens	95
3.9.	Intellectual Property	96
3.10.	Taxes	96
3.11.	Federal Regulations	96
3.12.	ERISA	96
3.13.	Investment Company Act; Other Regulations	97
3.14.	Use of Proceeds	97
3.15.	Environmental Matters	98
3.16.	Accuracy of Information, etc.	98
3.17.	Solvency	99
3.18.	Insurance	99
3.19.	Subsidiaries	99
3.20.	OFAC	99
3.21.	Anti-Corruption Laws	99
3.22.	Affected Financial Institution; Covered Entity	99
3.23.	Beneficial Ownership Certification	100
3.24.	Compliance with Swiss Non-Bank Rules	100

SECTION 4 CONDITIONS PRECEDENT		100

4.1.	Conditions to Initial Extension of Credit	100
4.2.	Conditions to Each Extension of Credit	102

SECTION 5 AFFIRMATIVE COVENANTS		102

5.1.	Financial Statements	102
5.2.	Certificates; Other Information	103

5.3.	Payment of Obligations	104
5.4.	Maintenance of Existence; Compliance	104
5.5.	Maintenance of Property; Insurance	104
5.6.	Inspection of Property; Books and Records; Discussions	104
5.7.	Notices	105
5.8.	Use of Proceeds	105
5.9.	Continuation of or Change in Business	105
5.10.	Further Assurances	105
5.11.	Sanctions	106
5.12.	Anti-Corruption Laws	106
5.13.	Compliance with Swiss Non-Bank Rules	106

SECTION 6 NEGATIVE COVENANTS		106

6.1.	Financial Condition Covenant	107
6.2.	Indebtedness	107
6.3.	Liens	108
6.4.	Fundamental Changes	109
6.5.	Transactions with Affiliates	110
6.6.	Use of Proceeds	110
6.7.	Clauses Restricting Subsidiary Distributions	110
6.8.	Amendment of Credit Documentation	110
6.9.	Off-Balance Sheet Financings	110
6.10.	Disposition of Property	111
6.11.	Investments	111
6.12.	Sanctions	112
6.13.	Anti-Corruption Laws	112

SECTION 7 EVENTS OF DEFAULT		113

SECTION 8 ADMINISTRATIVE AGENT		117

8.1.	Appointment and Authority	117
8.2.	Delegation of Duties	117
8.3.	Exculpatory Provisions	117
8.4.	Reliance by Administrative Agent	118
8.5.	Notice of Default	119
8.6.	Non-Reliance on Administrative Agent, Sustainability Coordinator, Joint Lead Arrangers, Joint Book Runners and Other Lenders	119
8.7.	Indemnification	120
8.8.	Rights as a Lender	120
8.9.	Resignation of Administrative Agent	120
8.10.	No Other Duties	122
8.11.	Release of Guarantors	122
8.12.	Administrative Agent May File Proofs of Claim	122
8.13.	ERISA Matters	123
8.14.	Recovery of Erroneous Payments	124

SECTION 9 MISCELLANEOUS		124

9.1.	Amendments and Waivers	124
9.2.	Notices	126
9.3.	No Waiver; Cumulative Remedies; Enforcement	131
9.4.	Survival of Representations and Warranties	131
9.5.	Costs and Expenses; Indemnity; Damage Waiver	132
9.6.	Successors and Assigns; Participations and Assignments	134
9.7.	Adjustments, Set-off; Pari Passu Treatment	140
9.7A.	Payments Set Aside	141
9.8.	[Reserved]	141
9.9.	Severability	141
9.10.	Integration	142
9.11.	GOVERNING LAW	142
9.12.	SUBMISSION TO JURISDICTION; WAIVERS	142
9.13.	Acknowledgements; No Advisory or Fiduciary Responsibilities	143
9.14.	Confidentiality	144
9.15.	WAIVERS OF JURY TRIAL	145
9.16.	USA PATRIOT ACT Notice	145
9.17.	Transitional Arrangements	145
9.18.	Electronic Execution; Electronic Records; Counterparts	146
9.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	147
9.20.	Acknowledgement Regarding Any Supported QFCs	148

SCHEDULES:

1	Foreign Borrowers
1.1	Commitments
2.6	Designated Letters of Credit
3.12(d)	Pension Plans
3.15	Environmental Disclosures
3.19	Subsidiaries
6.2(d)	Existing Indebtedness
6.3(f)	Existing Liens
6.5	Affiliate Transactions
6.10	Permitted Dispositions

EXHIBITS:

A	Form of Borrowing Notice
B	Form of Conversion/Continuation Notice
C	Form of Swingline Loan Notice
D	Form of Euro Swingline Loan Notice
E	Form of Compliance Certificate
F	Form of Guarantee
G	Form of Issuing Lender Agreement
H	Form of Note
I	Form of Notice of Loan Prepayment
J	Form of U.S. Tax Compliance Certificate
K	Form of Foreign Borrower Request and Assumption Agreement
L	Form of Foreign Borrower Notice
M	Form of Secretary’s Certificate
N	Form of Legal Opinion of McGuire Woods LLP
O	Form of Legal Opinion of CMS von Erlach Partners Ltd.
P	Form of Assignment and Assumption
Q	Form of Administrative Questionnaire
R	Form of Letter of Credit Report

v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 14, 2022, among KENNAMETAL INC., a Pennsylvania corporation (the “Company”), KENNAMETAL EUROPE GmbH, a limited liability company organized under the laws of Switzerland and a wholly-owned Foreign Subsidiary of the Company, and any other wholly-owned Foreign Subsidiary of the Company which becomes a Foreign Borrower hereunder pursuant to the terms hereof (collectively, the “Foreign Borrowers” and each a “Foreign Borrower”; and the Foreign Borrowers together with the Company, collectively, the “Borrowers”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., LONDON BRANCH, as Euro Swingline Lender, and BANK OF AMERICA, N.A., as administrative agent.

RECITALS

WHEREAS, the Company, Kennametal Europe GmbH, the lenders party thereto, the issuing lenders party thereto and the agents party thereto (collectively, the “Existing Lenders”), are parties to that Existing Credit Agreement (as hereinafter defined), pursuant to which the Existing Lenders have made loans and other extensions of credit to the Borrowers; and

WHEREAS, certain of the Existing Lenders are willing to amend and restate the Existing Credit Agreement, and the Lenders and the Issuing Lenders are willing to make loans and other extensions of credit to the Borrowers, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Agreement), the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders hereby agree that, as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein and the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided, that, if the ABR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its “prime rate” (such rate being based on various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.22, then the ABR shall be the greater of clauses (a) and (b) of this definition and shall be determined without reference to clause (c) of this definition.

“ABR Applicable Margin”: the ABR Applicable Margin will be determined pursuant to the Pricing Grid.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR. All ABR Loans are only available to the Company and shall be denominated in Dollars.

“Acquisition Consideration”: the purchase consideration for any acquisition permitted under Section 6.11(d) and all other payments by the Company or any of its Subsidiaries in exchange for, or as part of, or in connection with, any acquisition permitted under Section 6.11(d), whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, earn out obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person. For purposes of determining the aggregate consideration paid for any acquisition permitted under Section 6.11(d) at the time of such acquisition, the amount of any earn out obligations shall be deemed to be the maximum amount of the earn out payments in respect thereof, as specified in the documents relating to such acquisition.

“Act”: as defined in Section 9.16.

“Administrative Agent”: Bank of America, together with its Affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in substantially the form of Exhibit Q or any other form approved by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 15% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Syndication Agents, the Co-Documentation Agents, the Sustainability Coordinator and the Administrative Agent.

“Aggregate Foreign Sublimit”: $250,000,000. The Aggregate Foreign Sublimit is part of, and not in addition to, the Total Commitments.

“Agreed Currency”: Dollars or any Foreign Currency, as applicable.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: as defined in Section 2.29(b).

“Applicable Authority”: (a) with respect to Term SOFR, CME or any successor administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity and (b) with respect to any Foreign Currency, the applicable administrator for the Relevant Rate for such Foreign Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Creditor”: as defined in Section 2.29(b).

“Applicable Pension Legislation”: at any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower, including without limitation, the Pension Act and ERISA.

“Applicant Borrower”: as defined in Section 2.33(a).

“Application”: an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to open or amend a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee”: as defined in Section 9.6(b)(i).

“Assignee Group”: two or more Assignees (approved, if required, in accordance with Section 9.6(b)(i)) that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit P.

“Assured Obligation”: as defined in the term “Guarantee Equivalent”.

“Attributable Debt”: as of any date of determination, the aggregate amount of the outstanding Investment by third parties in respect of each Qualified Receivables Transaction.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Outstanding Extensions of Credit.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the

United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America”: Bank of America, N.A., a national banking association.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefited Lender”: as defined in Section 9.7(a).

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocking Law”: (a) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union or the United Kingdom), (b) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or (c) any similar blocking or anti-boycott law or regulation.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“BofA Securities”: BofA Securities, Inc.

“Borrower Materials”: as defined in Section 5.2.

“Borrowing”: a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency, and in the case of Term SOFR Loans or Foreign Currency Term Rate Loans, having the same Interest Period made by the applicable Lenders pursuant to Section 2.1.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2 or Section 2.5 as a date on which the applicable Borrower requests the Lenders to make Revolving Loans, Swingline Loans or Euro Swingline Loans, as the case may be, hereunder.

“Borrowing Notice”: a notice of a Borrowing, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Borrowing Percentage”: with respect to Dollar Revolving Loans to be made by any Lender at any time, the ratio (expressed as a percentage) of the amount of such Lender’s Available Commitment at such time to the aggregate amount of the Available Commitments of all the

Lenders at such time; provided, that, in determining any Lender’s Available Commitment for purpose of determining such Lender’s Borrowing Percentage of any such Dollar Revolving Loans whose proceeds will be simultaneously applied to repay Swingline Loans or to pay Reimbursement Obligations, such Lender’s Revolving Percentage of the amount of such Swingline Loans and Reimbursement Obligations will not be considered Outstanding Extensions of Credit of such Lender (such Borrowing Percentage of each Lender at any time to be calculated by the Administrative Agent on the basis of its most recent calculations of the Available Commitments of the Lenders).

“Business”: as defined in Section 3.15(b).

“Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Funding Office is located; provided, that, (a) if such day relates to any interest rate settings as to a Multicurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Multicurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Multicurrency Loan, means a Business Day that is also a TARGET Day; (b) if such day relates to any interest rate settings as to a Multicurrency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; or (ii) Yen, means a day other than when banks are closed for general business in Japan; (c) if such day relates to any interest rate settings as to a Multicurrency Loan denominated in a currency other than Euro, Sterling or Yen, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro, Sterling or Yen in respect of a Multicurrency Loan denominated in a currency other than Euro, Sterling or Yen, or any other dealings in any currency other than Euro, Sterling or Yen to be carried out pursuant to this Agreement in respect of any such Multicurrency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Calculation Date”: (a) with respect to any Loan, each of the following: (i) each Borrowing Date with respect to a Multicurrency Loan, (ii) with respect to a Foreign Currency Daily Rate Loan, each Interest Payment Date, (iii) each date of a continuation of a Foreign Currency Term Rate Loan pursuant to Section 2.18 and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in a Foreign Currency, (ii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in a Foreign Currency, (iii) in the case of the Designated Letters of Credit, the Closing Date, and (iv) such additional dates as the Administrative Agent or any Issuing Lender shall determine or the Required Lenders shall require.

“Canadian Dollars” and “C$”: the lawful currency of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral Account”: as defined in Section 2.17(a).

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, any Issuing Lender, the Swingline Lender or the Euro Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, Obligations in respect of Euro Swingline Loans, or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances or, if any Issuing Lender, the Swingline Lender or the Euro Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lenders, the Swingline Lender or the Euro Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s Ratings Services or A by Moody’s Investors Service, Inc.; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 14, 2022.

“CME”: CME Group Benchmark Administration Limited.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: each of BNP Paribas, Citizens Bank, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association in their capacity as Co-Documentation Agents.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans (which, in the case of Multicurrency Lenders, includes Multicurrency Loans) and participate in Swingline Loans (and, in the case of Multicurrency Lenders, participate in Euro Swingline Loans) and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication”: this Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company Guarantee”: the guarantee by the Company of the Foreign Obligations of each Foreign Borrower pursuant to Section 2.34.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Company substantially in the form of Exhibit E.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that, the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that, no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.24, 2.25, 2.26 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Conforming Changes”: with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, EURIBOR, TIBOR, CDOR, SONIA or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “ABR”, “SOFR”, “Term SOFR”, “EURIBOR”, “TIBOR”, “CDOR”, “SONIA”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA”: for any period and without duplication (a) the sum for such period of (i) Consolidated Net Income plus (ii) the following, in each case, to the extent included in determining such Consolidated Net Income: (A) interest expense of the Company and its consolidated Subsidiaries (inclusive of nonrecurring fees which the Company or its consolidated Subsidiaries expense as interest expense), (B) charges against income of the Company and its consolidated Subsidiaries for foreign, federal, state and local income taxes, and (C) depreciation and amortization expense of the Company and its consolidated Subsidiaries, minus (b) extraordinary gains to the extent included in determining such Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP, plus (c) any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its consolidated Subsidiaries; provided, however, that, cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made.

“Consolidated Leverage Ratio”: as of the last day of any fiscal quarter, (a) the result of (x) aggregate Indebtedness of the Company and its consolidated Subsidiaries as of such day, minus (y) any Unrestricted Cash as of such day, divided by (b) Consolidated EBITDA for the four fiscal quarters ending on such day, considered as a single accounting period and expressed as a ratio. If any acquisition of a business occurs during such period, Consolidated EBITDA shall be calculated on a pro forma basis as if such acquisition had been made as of the first day of such period.

“Consolidated Net Income”: for any period, the net earnings (or loss) after taxes of the Company and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets”: at any date, the total amount of assets of the Company and its consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets, determined in accordance with GAAP.

“Continuing Directors”: the directors of the Company on the Closing Date, after giving effect to the transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Co-Syndication Agents”: each of PNC and JPM, in their capacity as Co-Syndication Agents.

“Conversion/Continuation Notice”: a notice of (a) a conversion of Loans from one Type to the other, or (b) a continuation of Term SOFR Loans or Foreign Currency Term Rate Loans, pursuant to Section 2.18, which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Covered Entity”: any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 9.20.

“Daily Simple SOFR”: with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating”: as defined in the term “Pricing Grid”.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Guarantor”: as defined in the term “Guarantee Equivalent”.

“Deemed Obligor”: as defined in the term “Guarantee Equivalent”.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.37(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender, the Euro Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swingline Loans or Euro Swingline Loans) within three Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any Issuing Lender, the Swingline Lender or the Euro Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) other than via an Undisclosed Administration, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.37(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the Issuing Lenders, the Swingline Lender, the Euro Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction”: any country, region or territory to the extent that such country, region or territory is itself subject to or the target of any Sanction.

“Designated Letter of Credit”: each letter of credit issued by an Issuing Lender under the Existing Credit Agreement or otherwise that is designated on the Closing Date by the Company,

with the consent of such Issuing Lender, as a “Letter of Credit” hereunder in such Issuing Lender’s Issuing Lender Agreement and in Schedule 2.6.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the Termination Date.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the applicable Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollar Revolving Loans”: as defined in Section 2.1(a).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy”: as defined in Section 9.18.

“Electronic Record”: has the meaning assigned to that term in 15 USC §7006, as amended from time to time.

“Electronic Signature”: has the meaning assigned to that term in 15 USC §7006, as amended from time to time.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“ESG”: as defined in Section 2.38(a).

“ESG Amendment”: as defined in Section 2.38(a).

“ESG Applicable Margin Adjustments”: as defined in Section 2.38(a).

“ESG Pricing Provisions”: as defined in Section 2.38(a).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euros” and “€”: the single currency of the Participating Member States.

“Euro Swingline Commitment”: the obligation of the Euro Swingline Lender to make Euro Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed the Foreign Currency Equivalent for Euros of $25,000,000. The Euro Swingline Commitment is part of, and not in addition to, the Total Commitments.

“Euro Swingline Lender”: Bank of America, N.A., London Branch (or any of its Affiliates), in its capacity as the lender of Euro Swingline Loans.

“Euro Swingline Loan Notice”: a notice of a borrowing of Euro Swingline Loans pursuant to Section 2.4, which shall be substantially in the form of Exhibit D or such other form as approved by the Administrative Agent and the Euro Swingline Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Euro Swingline Lender), appropriately completed and signed by a Responsible Officer of the applicable Foreign Borrower.

“Euro Swingline Loans”: as defined in Section 2.4(c).

“Event of Default”: any of the events specified in Section 7, provided, that, any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.28) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.25(a)(ii) or Section 2.25(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.25(e)

or Section 2.40 or ceasing to be a Swiss Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement”: the Fifth Amended and Restated Credit Agreement, dated as of June 21, 2018, as amended prior to the date hereof, among the Company, as the borrower, Kennametal Europe GmbH, as a foreign borrower, the lenders from time to time parties thereto, and Bank of America, N.A., as administrative agent.

“Existing Lenders”: as defined in the Recitals.

“Facility Fee Rate”: the Facility Fee Rate as determined pursuant to the Pricing Grid.

“FASB ASC Topic 350”: FASB ACT Topic 350 (Intangibles—Goodwill and Other).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter(s)”: any or each of the following: (a) the letter agreement, dated May 13, 2022, among the Company, the Administrative Agent and BofA Securities; (b) the letter agreement, dated May 13, 2022, among the Company, PNC and PNC Capital Markets LLC; (c) the letter agreement, dated May 13, 2022, among the Company and JPM, (d) any other fee letter entered into between the Company and any additional Issuing Lender and (e) any fee letter entered into by the Company and the Sustainability Coordinator in connection with an ESG Amendment.

“Foreign Borrower”: as defined in the preamble hereto.

“Foreign Borrower Exposure”: as to any Foreign Borrower at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (including the Dollar Equivalent thereof in the case of Multicurrency Loans) made to such Foreign Borrower then outstanding, (b) all L/C Obligations then outstanding in respect of Letters of Credit issued for the account of such Foreign Borrower and (c) the Dollar Equivalent of the aggregate principal amount of all Euro Swingline Loans made to such Foreign Borrower then outstanding.

“Foreign Borrower Notice”: as defined in Section 2.33(a).

“Foreign Borrower Request and Assumption Agreement”: as defined in Section 2.33(a).

“Foreign Currency”: Euros, Canadian Dollars, Sterling and Yen.

“Foreign Currency Daily Rate”: for any day, with respect to any credit extension denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof plus the SONIA Adjustment; provided, that, if the Foreign Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in a Foreign Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Foreign Currency Daily Rate Applicable Margin”: the Foreign Currency Daily Rate Applicable Margin will be determined pursuant to the Pricing Grid.

“Foreign Currency Daily Rate Loan”: a Loan that bears interest at a rate based on the definition of “Foreign Currency Daily Rate”. All Foreign Currency Daily Rate Loans must be denominated in Sterling.

“Foreign Currency Equivalent”: at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, by reference to Bloomberg (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Foreign Currency with Dollars at approximately 11:00 A.M. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Foreign Currency Equivalent” shall be determined by the Administrative Agent or the applicable Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Foreign Currency Term Rate”: for any Interest Period, with respect to any credit extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two (2) TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “CDOR Rate”) on the Rate Determination Date with a term equivalent to such Interest Period; and

(c) denominated in Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

provided, that, if any Foreign Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Foreign Currency Term Rate Applicable Margin”: the Foreign Currency Term Rate Applicable Margin will be determined pursuant to the Pricing Grid.

“Foreign Currency Term Rate Loan”: a Loan that bears interest at a rate based on the definition of “Foreign Currency Term Rate.” All Foreign Currency Term Rate Loans must be denominated in a Foreign Currency.

“Foreign Lender”: (a) if a Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if a Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in its capacity as an Issuing Lender). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligations”: all Obligations of the Foreign Borrowers (or any of them).

“Foreign Subsidiary”: any Subsidiary of the Company that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to the Issuing Lenders, such Defaulting Lender’s Borrowing Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Euro Swingline Lender or the Swingline Lender, as applicable, such Defaulting Lender’s Borrowing Percentage of Euro Swingline Loans or Swingline Loans, as applicable, other than Euro Swingline Loans or Swingline Loans, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Currency”: as defined in Section 9.7(c).

“Funding Office”: the office or offices of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except that for purposes of Section 6.1, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 3.1, except for the adoption of FASB ASC Topic 350.

“Governmental Authority”: the government of the United States or any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender”: as defined in Section 9.6(f).

“Group Members”: the collective reference to the Company and its Subsidiaries (including each of the Foreign Borrowers).

“Guarantee”: the Sixth Amended and Restated Guarantee, dated as of June 14, 2022, by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the holders of the Obligations, substantially in the form of Exhibit F, as the same may be supplemented from time to time in accordance with Section 5.10 hereof.

“Guarantee Equivalent”: a Person (the “Deemed Guarantor”) shall be deemed to be subject to a Guarantee Equivalent in respect of any obligation (the “Assured Obligation”) of another Person (the “Deemed Obligor”) if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation, in whole or in part. Without limitation, a Guarantee Equivalent shall be deemed to exist if a Deemed Guarantor enters into, agrees, becomes or remains liable (contingently or otherwise), directly or indirectly, to do any of the following: (a) purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Restricted Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (d) a transaction having the characteristics of a take-or-pay or throughput contract, (e) be or become liable, contingently or otherwise, to reimburse a third party in respect of a letter of credit, surety bond or other form of credit support issued for the account of the Deemed Obligor, which letter of credit, surety bond or other credit support is used or available for use to supply funds for the satisfaction of an Assured Obligation, or (f) any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) in whole or in part of any Assured Obligation; provided, however, that, the term Guarantee Equivalent shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Equivalent of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Equivalent is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Equivalent, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Equivalent shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Honor Date”: as defined in Section 2.8(a).

“Immaterial Subsidiary”: any Subsidiary that has assets with a total book value and fair market value of less than $10,000,000.

“Indebtedness”: of a Person (without duplication): (a) all obligations on account of money borrowed by, or for or on account of deposits with or advances to, such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business), (d) all obligations secured by a Lien on property owned by such Person (whether or not assumed, and without regard to any limitation of the rights and remedies of the holder of such Lien to repossession or sale of such property), (e) all obligations of such Person under leases which are, or which should in accordance with GAAP be accounted for as, Capital Lease Obligations (without regard to any limitation of the rights and remedies of the lessor under such capitalized lease to repossession or sale of such property), (f) the unreimbursed amount of all drawings under any letter of credit issued for the account of such Person, (g) all obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person, (h) the maximum repurchase price of any Disqualified Capital Stock of such Person, (i) all Indebtedness of others as to which such Person is the Deemed Guarantor under a Guarantee Equivalent, and (j) all Attributable Debt and other obligations in respect of Qualified Receivables Transactions but only to the extent that such Attributable Debt and other obligations appear on the balance sheet of such Person as a liability.

“Indemnified Liabilities”: as defined in Section 9.5(b).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee”: as defined in Section 9.5(b).

“Information”: as defined in Section 9.14.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan and any Foreign Currency Daily Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Term SOFR Loan and any Foreign Currency Term Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term SOFR Loan and any Foreign Currency Term Rate

Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) with respect to any Swingline Loan, the date established as such by the Company and the Swingline Lender prior to the making thereof (but in any event no later than the Termination Date), (e) with respect to any Euro Swingline Loan, the date established as such by the applicable Foreign Borrower and the Euro Swingline Lender prior to the making thereof (but in any event no later than the Termination Date) and (f) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Term SOFR Loan and any Foreign Currency Term Rate Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one, three or six months (or, in the case of Foreign Currency Term Rate Loans denominated in Canadian Dollars, one or three months) thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Borrowing Notice or Conversion/Continuation Notice, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Term SOFR Loan and any Foreign Currency Term Rate Loan and ending one, three or six months (or, in the case of Foreign Currency Term Rate Loans denominated in Canadian Dollars, one or three months) thereafter (in each case, subject to availability), as selected by the applicable Borrower by in its Conversion/Continuation Notice delivered to the Administrative Agent not later than 11:00 A.M., New York City time two Business Days, in the case of Term SOFR Loans, and 11:00 A.M., New York City time, three Business Days in the case of Multicurrency Loans (or four Business Days in the case of Multicurrency Loans denominated in Yen) prior to the last day of the then current Interest Period with respect thereto; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the Termination Date; and

(iii) with respect to Term SOFR Loans or Foreign Currency Term Rate Loans having an Interest Period of one month or more, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”: as defined in Section 6.11.

“IRS”: the United States Internal Revenue Service.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the Application, and any other document, agreement and instrument entered into by any Issuing Lender and any Borrower or in favor of such Issuing Lender that relate to such Letter of Credit.

“Issuing Lender”: individually and collectively, each of Bank of America, in its capacity as issuer of Letters of Credit hereunder and any other Lender designated as an Issuing Lender in an Issuing Lender Agreement executed by such Lender, the applicable Borrowers and the Administrative Agent; provided, that, any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by any of its Lender Affiliates (in which case the term “Issuing Lender” shall include such Lender Affiliate with respect to Letters of Credit issued by such Lender Affiliate). At any time there is more than one Issuing Lender, any singular references to the Issuing Lender shall mean any Issuing Lender, each Issuing Lender, the Issuing Lender that has issued the applicable Letter of Credit, or all Issuing Lenders, as the context may require.

“Issuing Lender Agreement”: an agreement, substantially in the form of Exhibit G, executed by a Lender, the applicable Borrowers, and the Administrative Agent pursuant to which such Lender agrees to become an Issuing Lender hereunder.

“Issuing Lender Sublimit”: (a) as of the Closing Date, $50,000,000 in the case of Bank of America, as such amount may be reduced by any agreement entered into in connection with clause (b) below, and (b) in the case of any other Lender designated as an Issuing Lender after the Closing Date in an Issuing Lender Agreement, such amount as shall be designated to the Administrative Agent and the Company in writing by such Issuing Lender in such Issuing Lender Agreement; provided, that, any Issuing Lender shall be permitted at any time to increase its Issuing Lender Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Company to an amount not exceeding the L/C Commitment.

“Joint Book Runners”: BofA Securities, PNC Capital Markets LLC and JPM, in their capacities as joint book runners.

“Joint Lead Arrangers”: BofA Securities, PNC Capital Markets LLC and JPM, in their capacities as joint lead arrangers.

“JPM”: JPMorgan Chase Bank, N.A.

“Judgment Currency”: as defined in Section 2.29(b).

“KPIs”: as defined in Section 2.38(a).

“Laws”: collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance”: with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an extension of credit under Section 2.1.

“L/C Commitment”: $50,000,000. The L/C Commitment is part of, and not in addition to, the Total Commitments.

“L/C Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including the Dollar Equivalent of Letters of Credit issued in Foreign Currencies) and (b) the aggregate amount of drawings under Letters of Credit (including the Dollar Equivalent of drawings in Foreign Currencies which have not been converted to Dollars) that have not then been reimbursed pursuant to Section 2.9.

“L/C Participants”: the collective reference to all the Lenders other than the relevant Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Party”: the Administrative Agent, the Sustainability Coordinator, each Lender, the Swingline Lender, the Euro Swingline Lender and each Issuing Lender.

“Lender Recipient Party”: each Lender, the Swingline Lender, the Euro Swingline Lender and each Issuing Lender.

“Lenders”: as defined in the preamble hereto, and, unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include the Euro Swingline Lender, the Swingline Lender and any Conduit Lender.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Lender Affiliate or any domestic or foreign branch of such Lender or such Lender Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letters of Credit”: as defined in Section 2.6(a).

“Letter of Credit Fees”: as defined in Section 2.14(b).

“Letter of Credit Report”: a certificate substantially the form of Exhibit R or any other form approved by the Administrative Agent.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Liens” shall not include provisions in agreements governing Indebtedness permitted under Section 6.2(h) of Foreign Subsidiaries (or of Domestic Subsidiaries relating to borrowings by foreign divisions thereof), and in guaranties of such Indebtedness by the Company or its Subsidiaries permitted under this Agreement, whereby the Company or a Subsidiary (i) has agreed, upon demand by the lender of such Indebtedness, either to grant Liens on its property to secure such Indebtedness or guaranty or to pay or cause to be paid such Indebtedness, or (ii) has granted Liens on property in the possession of the lender of such Indebtedness from time to time to secure such Indebtedness or guaranty; provided, that, the Company or any Subsidiary may not (x) actually grant any Lien pursuant to the foregoing clause (i) or (y) actually permit any Lien to attach to any property described in the foregoing clause (ii), except, under the foregoing clause (ii), freely transferable deposits maintained with such lender and other cash equivalent items deposited with such lender in the ordinary course of the Company’s or such Subsidiary’s cash management operations and not for the purpose of securing obligations owed to such lender.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Guarantee, the Notes, the Letters of Credit, any Application, any Issuing Lender Agreement, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.36 of this Agreement, any Foreign Borrower Request and Assumption Agreement, any Foreign Borrower Notice, any ESG Amendment and any Fee Letter.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Margin Stock”: “margin stock” as defined in Regulation U.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Multicurrency Lender”: each Lender with a Multicurrency Subcommitment.

“Multicurrency Loans”: as defined in Section 2.1(c).

“Multicurrency Revolving Percentage”: as to any Multicurrency Lender at any time, the percentage which such Multicurrency Lender’s Multicurrency Subcommitment then constitutes of the Multicurrency Sublimit or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Multicurrency Lender’s Multicurrency Loans then outstanding constitutes of the aggregate Multicurrency Loans then outstanding.

“Multicurrency Subcommitment”: as to any Lender, the obligation of such Lender, if any, to make Multicurrency Loans in an aggregate principal amount not to exceed the amount set forth under the heading “Multicurrency Subcommitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate principal amount of the Multicurrency Subcommitments as in effect on the Closing Date is $300,000,000.

“Multicurrency Sublimit”: $300,000,000. The Multicurrency Sublimit is part of, and not in addition to, the Total Commitments.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Guarantor Subsidiary”: any Subsidiary that is not a Subsidiary Guarantor.

“Non-Term SOFR Successor Rate”: as defined in Section 2.22(d).

“Notes”: the collective reference to any promissory note evidencing Loans. Each Note shall be substantially in the form of Exhibit H hereto.

“Notice of Loan Prepayment”: a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Obligations”: with respect to the Borrowers (or any of them), the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition under any Debtor Relief Laws, relating to any of the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, Letters of Credit and all other obligations and liabilities of any of the Borrowers to the Administrative Agent, any Lender (or, in the case of Specified Hedge Agreements or Specified Cash Management Agreement, any affiliate of any Lender) or any Issuing Lender, including, without limitation, the Foreign Obligations and the Company Guarantee, in any case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender or Issuing Lender that are required to be paid by the Borrowers (or any of them) pursuant hereto) or otherwise; provided, that, the Obligations shall exclude any Excluded Swap Obligations.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.28).

“Outstanding Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (or the Dollar Equivalent thereof in the case of Multicurrency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding, (c) such Lender’s Revolving Percentage of the aggregate principal amount of the Swingline Loans then outstanding and (d) such Lender’s Multicurrency Revolving Percentage (if any) of the aggregate principal amount of the Euro Swingline Loans then outstanding.

“Overnight Rate”: for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender, the Swingline Lender or the Euro Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent, the applicable Issuing Lender or the Euro Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant”: as defined in Section 9.6(c).

“Participant Register”: as defined in Section 9.6(c).

“Participating Member State”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Act”: the Pension Protection Act of 2006, as amended from time to time.

“Pension Funding Rules”: the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan”: any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrowers and any ERISA Affiliate and is either covered by Title IV of ERISA or any Applicable Pension Legislation or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens”: as defined in Section 6.3.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan) or any Applicable Pension Legislation, maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform”: as defined in Section 5.2.

“PNC”: PNC Bank, National Association.

“Pricing Grid”: The Facility Fee Rate, Term SOFR Applicable Margin, Foreign Currency Daily Rate Applicable Margin, Foreign Currency Term Rate Applicable Margin, ABR Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate and Trade Letter of Credit Fee Rate shall be the percentages per annum set forth in the table below opposite the Pricing Level (with Pricing Level I being the lowest and Pricing Level V being the highest) determined by reference to the Debt Rating (as defined below) in effect at such time:

Pricing Level	Debt Rating S&P/Moody’s	Facility Fee Rate	Term SOFR Applicable Margin, Foreign Currency Daily Rate Applicable Margin, Foreign Currency Term Rate Applicable Margin and Swingline Applicable Margin	ABR Applicable Margin	Standby Letter of Credit Fee Rate	Trade Letter of Credit Fee Rate
I	>BBB+ >Baa1	0.090%	0.785%	0.000%	0.785%	0.575%
II	BBB+ Baa1	0.100%	0.900%	0.000%	0.900%	0.675%
III	BBB Baa2	0.125%	1.000%	0.000%	1.000%	0.750%
IV	BBB- Baa3	0.175%	1.200%	0.200%	1.200%	0.900%
V	<BBB- <Baa3	0.225%	1.400%	0.400%	1.400%	1.000%

For the purpose of determining the Pricing Level, “Debt Rating” means, as of any date of determination, the rating as determined by S&P and Moody’s (each a “Debt Rating” and collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided, that, in the event that the Debt Ratings between S&P and Moody’s differ, (i) if the Debt Ratings issued by such rating agencies differ by one level, then the Pricing Level that is applicable to the higher Debt Rating shall apply, (ii) if there is a split in the Debt Ratings of more than one level, then the Pricing Level that is applicable to the Debt Rating that is one level lower than the higher Debt Rating shall apply, (iii) if there is only one Debt Rating, such Debt Rating shall apply, and (iv) if there is no Debt Rating from either S&P or Moody’s, then the Pricing Level that is applicable to the lowest Debt Rating set forth above shall apply and the Lenders and the Company agree to negotiate in good faith to determine an alternate pricing metric within thirty (30) days of the date that the Company no longer maintains a Debt Rating with S&P and Moody’s.

“Properties”: as defined in Section 3.15(a).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 5.2.

“Purchasing Lender”: as defined in Section 9.7(c).

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 9.20.

“Qualified Acquisition”: (a) an acquisition permitted under Section 6.11(d) with aggregate Acquisition Consideration of at least $100,000,000, or (b) a series of related acquisitions permitted under Section 6.11(d) in any twelve (12) month period, with aggregate Acquisition Consideration for all such acquisitions of at least $100,000,000; provided, that, for any such acquisition or series of related acquisitions to qualify as a Qualified Acquisition, a Responsible Officer of the Company shall have delivered to the Administrative Agent a certificate (any such certificate, a “Qualified

Acquisition Notice”) on or prior to the consummation of such acquisition or the final closing date with respect to a series of related acquisitions (i) certifying that the acquisition or series of related acquisitions meet the criteria set forth in the foregoing clause (a) or clause (b), as applicable, and (ii) notifying the Administrative Agent that the Company has elected to treat such acquisition or series of related acquisitions as a Qualified Acquisition.

“Qualified Acquisition Notice”: as defined in the definition of “Qualified Acquisition.”

“Qualified Acquisition Pro Forma Calculation”: to the extent required in connection with determining the permissibility of any acquisition permitted under Section 6.4 and Section 6.11(d) or series of related acquisitions permitted under Section 6.4 and Section 6.11(d) that constitute a Qualified Acquisition, the determination required by clause (ii) of Section 6.4 and clause (ii) of Section 6.11(d).

“Qualified Receivables Transaction”: any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivable.

“Quoted Rate”: for any day for any Euro Swingline Loan, a rate per annum quoted by the Euro Swingline Lender to the applicable Foreign Borrower in response to a notice delivered in accordance with Section 2.5(a)(ii) for a Euro Swingline Loan as its overnight offer rate in effect for such Euro Swingline Loan at its principal office in London; provided, that, if the Quoted Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Rate Determination Date”: with respect to any Interest Period, two Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).

“Receivables Entity”: a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary makes an Investment pursuant to Section 6.11(g) and to which the Company or any Subsidiary transfers accounts receivable and related assets pursuant to a Qualified Receivables Transaction) which engages in no activities other than in connection with the financing of accounts receivable and whose assets consist solely of receivables and related assets transferred to such entity in connection with a Qualified Receivables Transaction and with respect to which the following conditions are satisfied:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(i) is guaranteed by the Company or any Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(ii) is recourse to or obligates the Company or any Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(iii) subjects any property or asset of the Company or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any Subsidiary has any material contact, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(c) to which neither the Company nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (except pursuant to Standard Securitization Undertakings).

Any designation by the Company of a Wholly Owned Subsidiary as a Receivables Entity shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate of a Responsible Officer of the Company certifying that such designation complied with the foregoing conditions.

“Recipient”: the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Refunded Swingline Loans”: as defined in Section 2.5(b).

“Register”: as defined in Section 9.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the relevant Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, administrators, managers, advisors, consultants, service providers, representatives and trustees of such Person and of such Person’s Affiliates.

“Relevant Rate”: with respect to any credit extension denominated in (a) Dollars, Term SOFR, (b) Sterling, SONIA, (c) Euros, EURIBOR, (d) Canadian Dollars, the CDOR Rate and (e) Yen, TIBOR.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Requested Multicurrency Loans”: as defined in Section 2.31(a).

“Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Outstanding Extensions of Credit. The Outstanding Extensions of Credit of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Swingline Loan, Euro Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender, Euro Swingline Lender or applicable Issuing Lender, as the case may be, in making such determination.

“Required Multicurrency Lenders”: at any time, the holders of more than 50% of the Multicurrency Subcommitments then in effect.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. For purposes of determining whether there has been any change in a Requirement of Law under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

“Rescindable Amount”: as defined in Section 2.23(e).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Restricted Payment”: by any Person, any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock or other equity interests (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock or other equity interest (or warrants, options or rights) or any other agreement or instrument.

“Revolving Loans”: the collective reference to Dollar Revolving Loans and Multicurrency Loans.

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Outstanding Extensions of Credit then outstanding constitutes of the aggregate Outstanding Extensions of Credit.

“Same Day Funds”: (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lenders, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanction(s)”: any economic or financial sanction or trade embargo administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Term SOFR Unavailability Date”: as defined in Section 2.22(c).

“Scheduled Unavailability Date”: as defined in Section 2.22(d).

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Significant Subsidiary”: any Subsidiary of the Company (a) which, together with its Subsidiaries (determined on a consolidated basis), has assets with a book value greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter ending after the Closing Date, 5% of the total assets of the Company and its Subsidiaries (determined on a consolidated basis) as of the end of the most recently completed fiscal quarter for which financial information is available), determined in accordance with GAAP, (b) which, together with its Subsidiaries (determined on a consolidated basis), has net outside sales greater than or equal to $75,000,000 (or, if less, commencing with the first fiscal quarter after the Closing Date, 5% of the net outside sales of the Company and its Subsidiaries (determined on a consolidated basis) for the most recent four fiscal quarters for which financial information is available), determined in accordance with

GAAP or (c) designated by the Company as a Significant Subsidiary by written notice to the Administrative Agent. As used in the foregoing definition, “net outside sales” means gross sales to Persons other than the Company and its consolidated Subsidiaries, net of cash discounts, customer returns and allowances.

“SOFR”: the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment”: with respect to any Interest Period for Term SOFR Loans, 0.10% (10 basis points).

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SONIA”: with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided, however, that, if such determination date is not a Business Day, SONIA means such rate that applied on the first (1st) Business Day immediately prior thereto.

“SONIA Adjustment”: with respect to SONIA, 0.0326% (3.26 basis points) per annum.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Borrower or a Subsidiary and any Lender or Lender Affiliate, including any counterparty that is a Lender or Lender Affiliate at the time at the time such Cash Management Agreement is entered into or any Cash Management Agreement between any Borrower or Subsidiary and any Lender or Lender Affiliate at the time it (or its Affiliate) becomes a Lender (including on the Closing Date).

“Specified Hedge Agreement”: any Hedge Agreement entered into by any Borrower or a Subsidiary and any Lender or Lender Affiliate, including any counterparty that is a Lender or Lender Affiliate at the time at the time such Hedge Agreement is entered into or any Hedge Agreement between any Borrower or Subsidiary and any Lender or Lender Affiliate at the time it (or its Affiliate) becomes a Lender (including on the Closing Date); provided, that, if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender), such Hedge Agreement shall be considered a Specified Hedge Agreement only through the stated termination date (without extension or renewal) of such Hedge Agreement.

“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary which are reasonably customary in securitization of accounts receivables transactions (it being understood that in no event shall Standard Securitization Undertakings include any Guarantee Equivalents in respect of principal or interest on the financing for any Qualified Receivables Transaction).

“Standby Letter of Credit”: a standby letter of credit issued to support obligations of the Company or its Subsidiaries, contingent or otherwise.

“Standby Letter of Credit Fee Rate”: the Standby Letter of Credit Fee Rate shall be determined pursuant to the Pricing Grid.

“Sterling” and “£”: British Pounds Sterling, the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor”: each Significant Subsidiary of the Company which is a Domestic Subsidiary.

“Successor Rate”: as defined in Section 2.22(d).

“Successor Term SOFR Rate”: as defined in Section 2.22(c).

“Supported QFC”: as defined in Section 9.20.

“Sustainability Coordinator”: BofA Securities, in its capacity as the sustainability coordinator.

“Sustainability Linked Loan Principles”: the Sustainability Linked Loan Principles (as published in March 2022 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association).

“Swap Obligations”: with respect to any Subsidiary Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Applicable Margin”: the Swingline Applicable Margin will be determined pursuant to the Pricing Grid.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed $75,000,000. The Swingline Commitment is part of, and not in addition to, the Total Commitments.

“Swingline Lender”: Bank of America (or any of its Affiliates), in its capacity as the lender of Swingline Loans.

“Swingline Loan Notice”: a notice of a borrowing of Swingline Loans pursuant to Section 2.4, which shall be substantially in the form of Exhibit C or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.

“Swingline Loans”: as defined in Section 2.4(a).

“Swingline Participation Amount”: as defined in Section 2.5(c).

“Swiss 10 Non-Bank Rule”: the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Borrower under this Agreement must not at any time exceed ten (10), all in accordance with the meaning of the applicable Swiss Guidelines.

“Swiss 20 Non-Bank Rule”: the rule that the aggregate number of creditors (including the Lenders), other than Swiss Qualifying Banks, of a Swiss Borrower under all outstanding debts relevant for classification as debenture (Kassenobligation) (within the meaning of the applicable Swiss Guidelines and Tax Laws of Switzerland), such as (intragroup) loans (if and to the extent intragroup loans are not exempt), facilities and/or private placements (including under the Loan Documents) must not at any time exceed twenty (20), all in accordance with the meaning of the applicable Swiss Guidelines.

“Swiss Borrower”: any Foreign Borrower organized under the laws of Switzerland.

“Swiss Federal Tax Administration”: the tax authorities referred to in article 34 of the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21).

“Swiss Guidelines”: colletively, the following:

(a) guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986);

(b) guideline S-02.130.1 in relation to money market instruments and accounts receivable of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner);

(c) circular letter no. 34 in relation to customer credit balances of 26 July 2011;

(d) circular letter No. 15 of 3 October 2017 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15

“Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017);

(e) circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019); and

(f) circular letter No. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019),

in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules”: the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

“Swiss Qualifying Bank”: a person or entity (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) acting on its own account which is licensed as a bank by the banking laws in force in its jurisdiction of incorporation or, if acting through a branch, which is licensed as a bank by the banking laws in force in the jurisdiction where such branch is situated, and which, in each case, exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making, all in accordance with the Swiss Guidelines.

“Swiss Withholding Tax”: any taxes imposed under the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21), as amended from time to time together with the related ordinances, regulations and guidelines all as amended and applicable from time to time.

“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day”: any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date”: June 14, 2027; provided, that, if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Term SOFR”:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 A.M. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one (1) month commencing that day;

provided, that, if Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Applicable Margin”: the Term SOFR Applicable Margin will be determined pursuant to the Pricing Grid.

“Term SOFR Loan”: a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date”: as defined in Section 2.22(c).

“Term SOFR Screen Rate”: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect. The aggregate principal amount of the Total Commitments as in effect on the Closing Date is $700,000,000.

“Total Outstanding Extensions of Credit”: at any time, the sum of the aggregate amount of the Outstanding Extensions of Credit of the Lenders outstanding at such time.

“Trade Letter of Credit”: a trade letter of credit issued to provide a primary means of payment in respect of the purchase of goods or services by the Company or its Subsidiaries in the ordinary course of business.

“Trade Letter of Credit Fee Rate”: the Trade Letter of Credit Fee Rate shall be determined pursuant to the Pricing Grid.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan, a Term SOFR Loan, a Foreign Currency Daily Rate Loan or a Foreign Currency Term Rate Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration”: in relation to a Lender or any Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority, supervisory authority or regulator under or based on the law in the country where such Lender or controlling Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be disclosed and such appointment has not been disclosed; provided, that, in any such case, such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“United States”: the United States of America.

“Unreimbursed Amount”: as defined in Section 2.8(a).

“Unrestricted Cash”: as of any day of determination, an amount equal to the sum of (a) one-hundred percent (100%) of the cash and Cash Equivalents in excess of $25,000,000 in the aggregate, in each case, held on such day by the Company and its Domestic Subsidiaries in the United States which is not subject to a Lien (other than a Lien permitted pursuant to Section 6.3(m)) and (b) sixty percent (60%) of the cash and Cash Equivalents, in each case, held on such day by Foreign Subsidiaries of the Company which is not subject to a Lien (other than a Lien permitted pursuant to Section 6.3(m)).

“U.S. Government Securities Business Day”: any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 9.20.

“U.S. Tax Compliance Certificate”: as defined in Section 2.25(e).

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement shall refer to a Wholly Owned Subsidiary or Wholly Owned Subsidiaries of the Company.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “Y”: the lawful currency of Japan.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts receivable, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, no Swiss Borrower shall not be liable for any obligations of its Affiliates (other than its direct or indirect Subsidiaries).

(f) Any reference herein to a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a partnership, or an allocation of assets to a series of a limited liability company or a partnership (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a partnership shall constitute a separate Person hereunder (and each division of any limited liability company or any partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

(g) No provision of Section 3.20, Section 3.21, Section 5.11 or Section 6.12 shall apply to or in favor of any Person if and to the extent that such provision would result in a breach, by or in respect of that Person, of any applicable Blocking Law.

1.3. Currency Conversion.

(a) Each obligation of a Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided, that, if any Loan or L/C Obligation in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan or L/C Obligation, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.4. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.5. Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.6. FASB ASC 825; Changes in GAAP; Certain Calculations.

(a) FASB ASC 825. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio, basket, covenant or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such financial ratio, basket, covenant or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such financial ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial ratio, basket, covenant or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(c) Certain Calculations. Notwithstanding anything to the contrary herein, with respect to determining the permissibility of the incurrence of any Indebtedness, the proceeds thereof shall be not counted as Unrestricted Cash for purposes of clause (a)(y) of the definition of Consolidated Leverage Ratio.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1.	Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans denominated in Dollars (“Dollar Revolving Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Outstanding Extensions of Credit, shall not exceed such Lender’s Commitment. No Borrower shall request and no Lender shall be required to make any Dollar Revolving Loan if, after making such Dollar Revolving Loan, the Total Outstanding Extensions of Credit shall exceed the Total Commitments then in effect. No Foreign Borrower shall request and no Lender shall be required to make any Dollar Revolving Loan to such Foreign Borrower if, after making such Dollar Revolving Loan, the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect. During the Commitment Period, any of the Borrowers may use the Commitments by borrowing, prepaying and reborrowing the Dollar Revolving Loans in whole or in part, all in accordance with the terms and conditions hereof. The failure of any Lender to make any Dollar Revolving Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Dollar Revolving Loans as required. The Dollar Revolving Loans may from time to time be Term SOFR Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.18; provided, that, any Borrowing made on the Closing Date shall be made as ABR Loans unless the applicable Borrower delivers a funding indemnity letter, in form and substance satisfactory to the Administrative Agent, not less than three (3) Business Days prior to the date of such Borrowing.

(b) Each Borrower shall repay all outstanding Dollar Revolving Loans borrowed by it on the earlier of the Termination Date and the date on which the Dollar Revolving Loans shall become due and payable in accordance with Section 7.

(c) Subject to the terms and conditions hereof (including, without limitation, Section 2.31), each Multicurrency Lender severally agrees, from time to time during the Commitment Period, to make revolving credit loans (x) denominated in one or more Foreign Currencies to the Company or (y) denominated in Euros to any Foreign Borrower (collectively, “Multicurrency Loans”) in an aggregate principal amount (based on the Dollar Equivalent of such Multicurrency Loans) at any one time outstanding which (a) shall not exceed such Multicurrency Lender’s Multicurrency Subcommitment and (b) when added to such Lender’s Outstanding Extensions of Credit, shall not exceed such Lender’s Commitment. No Borrower shall request and no Multicurrency Lender shall be required to make any Multicurrency Loan if, after making such

Multicurrency Loan (i) the Total Outstanding Extensions of Credit shall exceed the Total Commitments then in effect or (ii) the Dollar Equivalent of the aggregate outstanding Multicurrency Loans shall exceed the Multicurrency Sublimit. No Foreign Borrower shall request and no Lender shall be required to make any Multicurrency Loan to such Foreign Borrower if, after making such Multicurrency Loan, the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect. During the Commitment Period, the Borrowers may borrow, prepay and reborrow Multicurrency Loans, in whole or in part, all in accordance with the terms and conditions hereof. All Multicurrency Loans shall be Foreign Currency Daily Rate Loans or Foreign Currency Term Rate Loans.

(d) Each Borrower shall repay all outstanding Multicurrency Loans borrowed by it on the earlier of the Termination Date and the date on which the Multicurrency Loans shall become due and payable in accordance with Section 7.

2.2.	Procedure for Revolving Loan Borrowing.

(a) Each Borrower may borrow Dollar Revolving Loans under the Commitments during the Commitment Period on any Business Day; provided, that, such Borrower shall give the Administrative Agent irrevocable notice, which may be given by (A) telephone or (B) a Borrowing Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice. Each such Borrowing Notice must be received by the Administrative Agent (x) prior to 11:00 A.M., New York City time, two Business Days prior to the requested Borrowing Date, in the case of Term SOFR Loans or (y) prior to 11:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans, specifying (i) the amount and Type of Dollar Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Term SOFR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing of Dollar Revolving Loans under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Term SOFR Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount); provided, that, the Swingline Lender may request, on behalf of the Company, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.5. Upon receipt of any Borrowing Notice from the relevant Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to Section 2.31, each Lender will make the amount of its pro rata share of each borrowing of Dollar Revolving Loans available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City time on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Subject to Section 2.31, such borrowing will then be made available to the relevant Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available in Dollars to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by such Borrower to the Administrative Agent in connection with the relevant borrowing.

(b) Subject to the terms hereof, each Borrower may borrow Multicurrency Loans under the Multicurrency Subcommitments during the Commitment Period on any Business Day; provided, that, such Borrower shall give the Administrative Agent irrevocable notice, which may be given by (A) telephone or (B) a Borrowing Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Notice. Each such Borrowing Notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days (or four Business Days in the case of a Multicurrency Loan denominated in Yen) prior to the requested Borrowing Date, specifying (i) the requested Borrowing Date, (ii) the respective amounts of each Multicurrency Loan in each Foreign Currency and (iii) other than with respect to any Foreign Currency Daily Rate Loan, the respective lengths of the initial Interest Period therefor. Each borrowing under the Multicurrency Subcommitments shall be in an amount equal to (w) in the case of Multicurrency Loans denominated in Sterling, £1,000,000 or a whole multiple of £100,000 in excess thereof, (x) in the case of Multicurrency Loans denominated in Euros, €1,000,000 or a whole multiple of €100,000 in excess thereof, (y) in the case of Multicurrency Loans denominated in Canadian Dollars, C$1,000,000 or a whole multiple of C$100,000 in excess thereof and (z) in the case of Multicurrency Loans denominated in Yen, Y100,000,000 or a whole multiple of Y10,000,000 in excess thereof; provided, that, the Euro Swingline Lender may request, on behalf of any relevant Foreign Borrower, borrowings denominated in Euros under the Multicurrency Subcommitments that are Foreign Currency Term Rate Loans with an Interest Period of one month in other amounts pursuant to Section 2.5. Upon receipt of any Borrowing Notice from the relevant Borrower, the Administrative Agent shall promptly notify each Multicurrency Lender thereof. Each Multicurrency Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the Funding Office prior to 12:00 Noon, New York City, in each case, on the Borrowing Date requested by the applicable Borrower in funds immediately available in the relevant Foreign Currency to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Multicurrency Lenders and in like funds as received by the Administrative Agent or by wire transfer of such amounts to an account designated in writing by such Borrower to the Administrative Agent in connection with the relevant borrowing.

(c) With respect to any Foreign Currency Daily Rate, Foreign Currency Term Rate or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

(d) After giving effect to all Borrowings and all continuations of Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect with respect to Loans.

(e) It is understood and agreed that any outstanding revolving credit extension that is a Eurocurrency Loan (as defined in the Existing Credit Agreement) shall continue as a

Eurocurrency Loan (as defined in the Existing Credit Agreement) until the end of the current interest period(s) applicable thereto, and any provisions of the Existing Credit Agreement applicable to such loans are incorporated herein by reference, mutatis mutandis, and the parties hereto hereby agree that such provisions shall continue to apply to such loans until the end of the current interest period(s) applicable thereto.

2.3. Cashless Settlement. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or any portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent, and such Lender.

2.4. Swingline Commitment; Euro Swingline Commitment.

(a) Subject to the terms and conditions hereof and in reliance upon the agreements of the other Lenders set forth herein, the Swingline Lender agrees to make a portion of the credit otherwise available to the Company under the Commitments from time to time during the Commitment Period by making swing line loans denominated in Dollars (“Swingline Loans”), bearing interest as set forth in Section 2.20(c)(i), to the Company; provided, that, (i) the aggregate outstanding principal amount of Swingline Loans at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with such Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the sum of (x) the aggregate principal amount of Swingline Loans outstanding, plus (y) the Dollar Equivalent of the aggregate principal amount of Euro Swingline Loans outstanding, shall not at any time exceed $100,000,000, and (iii) the Company shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. During the Commitment Period, the Company may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be denominated in Dollars. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Swingline Loan.

(b) The Company shall repay all outstanding Swingline Loans on the earlier of (i) the Termination Date and (ii) the date on which the Swingline Loans shall become due and payable in accordance with Section 7.

(c) Subject to the terms and conditions hereof and in reliance upon the agreements of the Multicurrency Lenders set forth herein, the Euro Swingline Lender agrees to make a portion of the credit otherwise available to the Foreign Borrowers under the Commitments from time to time during the Commitment Period by making swing line loans denominated in Euros (“Euro Swingline Loans”), bearing interest as set forth in Section 2.20(c)(ii), to such Foreign Borrower; provided, that, (i) the aggregate outstanding principal amount of Euro Swingline Loans at any time shall not exceed the Euro Swingline Commitment then in effect (notwithstanding that the Euro

Swingline Loans outstanding at any time, when aggregated with the Euro Swingline Lender’s other outstanding Revolving Loans (if any), may exceed the Euro Swingline Commitment then in effect), (ii) the sum of (x) the aggregate principal amount of Swingline Loans outstanding, plus (y) the Dollar Equivalent of the aggregate principal amount of Euro Swingline Loans outstanding, shall not at any time exceed $100,000,000, and (iii) no Foreign Borrower shall request, and the Euro Swingline Lender shall not make, any Euro Swingline Loan if, after giving effect to the making of such Euro Swingline Loan, the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. During the Commitment Period, the Foreign Borrowers may use the Euro Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Euro Swingline Loans shall be denominated in Euros in accordance with the terms and conditions hereof. Immediately upon the making of a Euro Swingline Loan, each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Euro Swingline Lender a risk participation in such Euro Swingline Loan in an amount equal to the product of such Multicurrency Lender’s Multicurrency Revolving Percentage times the amount of such Euro Swingline Loan.

(d) Each Foreign Borrower shall repay all outstanding Euro Swingline Loans outstanding to such Foreign Borrower on the earlier of (i) the Termination Date and (ii) the date on which the Euro Swingline Loans shall become due and payable in accordance with Section 7.

2.5. Procedure for Swingline Borrowing: Refunding of Swingline Loans; Reallocation of Swingline Commitment and Euro Swingline Commitment.

(a) (i) Whenever the Company desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender and the Administrative Agent irrevocable notice, which may be given by (A) telephone or (B) a Swingline Loan Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 2:00 P.M., New York City time, on the proposed Borrowing Date, specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Swingline Commitment shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 3:00 P.M. on the date of the proposed borrowing of the Swingline Loan (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in Section 2.4(a), or (B) that one or more of the applicable conditions specified in Section 4 is not then satisfied, then, subject to the terms and conditions hereof, not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the Swingline Loan Notice, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Company on such Borrowing Date by transferring such proceeds to an account designated by the Company no later than 4:00 P.M., New York City time on such Borrowing Date in immediately available funds.

(ii) Whenever any Foreign Borrower desires that the Euro Swingline Lender make Euro Swingline Loans it shall give the Euro Swingline Lender and the Administrative Agent irrevocable notice, which may be given by (A) telephone or (B) a Euro Swingline Loan Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Euro Swingline Lender and the Administrative Agent of a Euro Swingline Loan Notice. Each such Euro Swingline Loan Notice must be received by the Euro Swingline Lender not later than 12:00 P.M. (Noon), London time, on the proposed Borrowing Date, specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Euro Swingline Commitment shall be in a minimum amount of the Foreign Currency Equivalent for Euros of $100,000 or a whole multiple of $100,000 in excess thereof. Unless the Euro Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent prior to 1:00 P.M., London Time, on the date of the proposed borrowing of the Euro Swingline Loan (A) directing the Euro Swingline Lender not to make such Euro Swingline Loan as a result of the limitations set forth in Section 2.4(c), or (B) that one or more of the applicable conditions specified in Section 4 is not then satisfied, then, subject to the terms and conditions hereof, on the Borrowing Date specified in the Euro Swingline Loan Notice in respect of the relevant Euro Swingline Loan, the Euro Swingline Lender shall make available to an account designated by the applicable Foreign Borrower in such Euro Swingline Loan Notice an amount in immediately available funds equal to the amount of the Euro Swingline Loan to be made by the Euro Swingline Lender.

(b) Each of the Swingline Lender and the Euro Swingline Lender, as applicable, at any time and from time to time in its sole and absolute discretion may (and, in any event, on the tenth (10th) Business Day after any Swingline Loan or Euro Swingline Loan is made to the applicable Borrower, the Swingline Lender or the Euro Swingline Lender, as the case may be, shall), on behalf of the applicable Borrower (each of which hereby irrevocably directs the Swingline Lender or the Euro Swingline Lender, as the case may be, to act on its behalf), on two Business Day’s written notice (which notice shall be given at least two Business Days prior to the tenth (10th) Business Day after any Swingline Loan or Euro Swingline Loan is made to the applicable Borrower) given by the Swingline Lender or the Euro Swingline Lender no later than 12:00 Noon, New York City time, request each Lender (or in the case of a Euro Swingline Loan, each Multicurrency Lender) to make, in accordance with the applicable provisions of Section 2.2 (without regard to the minimums and multiples specified therein for the principal amount of Dollar Revolving Loans or Multicurrency Loans, as the case may be, but subject to the unutilized portion of the Total Commitments and the conditions set forth in Section 4.2), and each Lender or Multicurrency Lender, as the case may be, hereby agrees to make, a Dollar Revolving Loan or, in the case of a Euro Swingline Loan, a Multicurrency Loan denominated in Euros, in an amount equal to such Lender’s Revolving Percentage (or, in the case of a Euro Swingline Loan, such Multicurrency Lender’s Multicurrency Revolving Percentage) of the aggregate amount of the Swingline Loans or the Euro Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender or the Euro Swingline Lender, as the case may be. Each Lender shall make the amount of such Dollar Revolving Loan or such Multicurrency Loan denominated in Euros, as the case may be, available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender or the Euro Swingline Lender, as applicable, for application to the repayment of the Refunded Swingline Loans. The Company and each Foreign Borrower irrevocably authorizes the Swingline Lender or the Euro Swingline Lender, as applicable, to charge the applicable Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full relevant Refunded Swingline Loans.

(c) If prior to the time a Dollar Revolving Loan or a Multicurrency Loan, as the case may be, would have otherwise been made pursuant to Section 2.5(b), one of the events described in Section 7(f) shall have occurred and be continuing or if for any other reason, as determined by the Swingline Lender or the Euro Swingline Lender, as applicable, in its sole discretion, Dollar Revolving Loans or Multicurrency Loans, as the case may be, may not be made as contemplated by Section 2.5(b), each Lender or Multicurrency Lender, as applicable, shall, on the date such Loan was to have been made pursuant to the notice referred to in Section 2.5(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans or Euro Swingline Loans, as the case may be, by paying to the Swingline Lender or the Euro Swingline Lender, as applicable, an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Revolving Percentage or such Multicurrency Lender’s Multicurrency Revolving Percentage, as applicable, times (ii) the sum of the aggregate principal amount of Swingline Loans or the Euro Swingline Loans, as applicable, then outstanding that were to have been repaid with such Loans.

(d) (i) Whenever, at any time after the Swingline Lender or the Euro Swingline Lender, as applicable, has received from any Lender or Multicurrency Lender, as the case may be, such Lender’s Swingline Participation Amount, the Swingline Lender or the Euro Swingline Lender, as applicable, receives any payment on account of its Swingline Loans or Euro Swingline Loans, as the case may be, such Person will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on the Swingline Loans or the Euro Swingline Loans, as applicable, then due) in the same funds as those received by the Swingline Lender or the Euro Swingline Lender.

(ii) If any payment received by the Swingline Lender or Euro Swingline Lender, as applicable, in respect of principal or interest on any Swingline Loan or Euro Swingline Loan, as applicable, is required to be returned by the Swingline Lender or Euro Swingline Lender, as applicable, under any of the circumstances described in Section 9.7A (including pursuant to any settlement entered into by the Swingline Lender or the Euro Swingline Lender, as applicable, in its discretion), each Lender or Multicurrency Lender, as applicable, shall pay to the Swingline Lender or the Euro Swingline Lender, as applicable, its Revolving Percentage or Multicurrency Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender or the Euro Swingline Lender, as applicable. The obligations of the Lenders and the Multicurrency Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrowers (or any of them) may have against any Swingline Lender, the Euro Swingline Lender, the Company, the other Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers (or any of them); (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrowers to repay Swingline Loans or Euro Swingline Loans, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender or the Euro Swingline Lender, as the case may be, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.5, the Swingline Lender or the Euro Swingline Lender, as applicable, shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Person at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the Swingline Lender or the Euro Swingline Lender, as applicable, in accordance with banking industry rules on interbank compensation, plus any applicable administrative, processing or similar fees customarily charged by such Person in connection with the foregoing. If such Lender or Multicurrency Lender, as applicable, pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Dollar Revolving Loan or such Multicurrency Lender’s Multicurrency Loan, as applicable, or funded participation in the relevant Swingline Loan or Euro Swingline Loan, as the case may be. A certificate of the Swingline Lender or the Euro Swingline Lender, submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.5(f) shall be conclusive absent manifest error.

(g) The Company shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to increase or decrease the Swingline Commitment or the Euro Swingline Commitment, as the case may be, by reducing and reallocating by an equivalent amount all or a portion of the Swingline Commitment or the Euro Swingline Commitment, as applicable; provided, that, in no event shall (x) the Euro Swingline Commitment exceed $25,000,000 at any time or (y) the aggregate amount of the Swingline Commitment and the Euro Swingline Commitment exceed $100,000,000 at any time. All such reallocations shall be in integral multiples of $1,000,000. In the event of a reallocation of the Swingline Commitment and the Euro Swingline Commitment as described in the foregoing sentence, the Administrative Agent is hereby authorized by the parties hereto to change the definitions of “Swingline Commitment” and the “Euro Swingline Commitment” herein to provide for the reallocations thereof. The Administrative Agent shall (i) notify each of the Lenders promptly after receiving any notice of a reallocation under this Section 2.5(g) and (ii) promptly upon the effectiveness of any such reallocation, distribute to the Lenders any change to the definitions of “Swingline Commitment” and the “Euro Swingline Commitment”. In the event of a reallocation of the Swingline Commitment or the Euro Swingline Commitment as described above, upon the request of any Swingline Lender or Euro Swingline Lender, the applicable Borrowers shall execute and deliver to such Person (through the Administrative Agent) a Note reflecting such reallocations.

(h) The Swingline Lender and the Euro Swingline Lender shall each be responsible for invoicing the applicable Borrowers for interest on the Swingline Loans and the Euro Swingline Loans. Until each Lender or Multicurrency Lender funds its Dollar Revolving Loans or its Multicurrency Loans or risk participation pursuant to this Section 2.5 to refinance such Lender’s Revolving Percentage of any Swingline Loan or such Multicurrency Lender’s Multicurrency Revolving Percentage of any Euro Swingline Loan, as applicable, interest in respect of such Revolving Percentage or Multicurrency Revolving Percentage shall be solely for the account of the Swingline Lender or the Euro Swingline Lender, as applicable.

(i) The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans and the Euro Swingline Loans directly to the Swingline Lender and the Euro Swingline Lender, as applicable.

2.6. L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.8(a), agrees to issue standby or trade letters of credit, bank guaranties or other similar forms of credit issued by such Issuing Lender (together with any Designated Letters of Credit, “Letters of Credit”) for the account of any Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that, no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the Outstanding Extensions of Credit of any Lender would exceed such Lender’s Commitment, (iii) the sum of the Total Outstanding Extensions of Credit would exceed the Total Commitments. No Foreign Borrower shall request and no Issuing Lender shall issue any Letter of Credit for the account of such Foreign Borrower if, after issuing such Letter of Credit, the aggregate Foreign Borrower Exposure of all Foreign Borrowers shall exceed the Aggregate Foreign Sublimit then in effect. Each Letter of Credit shall (i) be denominated in Dollars or a Foreign Currency, (ii) have a face amount of at least $10,000 or the Foreign Currency Equivalent thereof (unless otherwise agreed by the relevant Issuing Lender) and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date; provided, that, any Letter of Credit with a one-year term may (subject to Section

2.7(c)) provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) No Issuing Lender shall at any time be obligated to issue, amend, extend or increase any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing the Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(ii) such issuance of the Letter of Credit would violate one or more policies of general application of such Issuing Lender applicable to letters of credit;

(iii) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.37(a)(v)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion;

(iv) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(v) the outstanding L/C Obligations in respect of all Letters of Credit issued by such Issuing Lender would exceed the Issuing Lender Sublimit of such Issuing Lender.

(c) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in Section 8 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 8 included each Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lenders.

(d) On the Closing Date, (i) the Company shall provide Schedule 2.6, which Schedule shall list the Designated Letters of Credit, (ii) such Designated Letters of Credit shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Section 2.6, (iii) the face amount of such Designated Letters of Credit shall be included in the calculation of the available L/C Commitment and the Outstanding Extensions of Credit, (iv) the provisions of this Agreement shall apply thereto, and the Company and the Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit that they would have if such Letters of Credit had been issued pursuant to this Agreement and (v) all liabilities of the Company with respect to such Designated Letters of Credit shall constitute obligations of the Company hereunder.

2.7. Procedure for Issuance of Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable Issuing Lender (with a copy to the Administrative Agent) in the form of an Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Application may be sent by facsimile, by mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Lender, by personal delivery or by any other means acceptable to the applicable Issuing Lender. Such Application must be received by the applicable Issuing Lender and the Administrative Agent not later than 11:00 A.M. at least three Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or amendment date, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Application shall specify in form and detail satisfactory to the applicable Issuing Lender such information as required by such Issuing Lender for the proposed Letter of Credit. In the case of a request for an amendment of any outstanding Letter of Credit, such Application shall specify in form and detail satisfactory to the applicable Issuing Lender such information as required by such Issuing Lender for the proposed amendment of such outstanding Letter of Credit. Additionally, the applicable Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Lender or the Administrative Agent may require.

(b) Promptly after receipt of any Application, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Application from the applicable Borrower and, if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received written notice from the Administrative Agent, any Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Percentage times the amount of such Letter of Credit.

(c) If a Borrower so requests in any applicable Application, the applicable Issuing Lender agrees to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the applicable Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days prior to the Termination Date; provided, however, that, such Issuing Lender shall not permit any such extension if (i) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.6(a) or Section 2.6(b) or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension.

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Lender will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.8. L/C Participation.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by each Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which any Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, the related Reimbursement Obligation shall be converted to Dollars in accordance with Section 2.9 and such L/C Participant shall pay to such Issuing Lender through the Administrative Agent upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such Reimbursement Obligation, or any part thereof, that is not so reimbursed. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the relevant Borrower and the Administrative Agent thereof. Not later than 11:00 A.M. on the date of any payment by such Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the relevant Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Percentage thereof. In such event, such Borrower shall be deemed to have requested a borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Total Commitments and the conditions set forth in Section 4.2. Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 2.8 may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.8(a) in respect of any Unreimbursed Amount under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender through the Administrative Agent on demand an amount equal to the product of (i) such amount, times (ii) the Overnight Rate, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any applicable administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans, plus any applicable administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 2.8 shall be conclusive in the absence of manifest error.

(c) Each Lender shall upon any notice pursuant to Section 2.8(a) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Lender at the Administrative Agent’s Funding Office in an amount equal to its Revolving Percentage of the Unreimbursed Amount not later than 1:00 P.M. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.8(d), each Lender that so makes funds available shall be deemed to have made an ABR Loan to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender.

(d) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of ABR Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth in Section 2.20(d). In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Lender pursuant to Section 2.8(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.8.

(e) Until each Lender funds its ABR Loan or L/C Advance pursuant to this Section 2.8 to reimburse the applicable Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Percentage of such amount shall be solely for the account of such Issuing Lender.

(f) Each Lender’s obligation to make an ABR Loan or L/C Advances to reimburse each Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.8, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that, each Lender’s obligation to make ABR Loans pursuant to this Section 2.8 is subject to the conditions set forth in Section 4.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(g) If any Lender fails to make available to the Administrative Agent for the account of any Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.8 by the time specified in Section 2.8(c), then, without limiting the other provisions of this Agreement, the applicable Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Issuing Lender at a rate per annum equal to the greater of the Overnight Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Loan included in the relevant extension of credit under Section 2.1 or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause 2.8(g) shall be conclusive absent manifest error.

2.8A. Repayment of Participations.

(a) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.8(a), the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the Unreimbursed Amount (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest on account thereof, the Administrative Agent will distribute to such L/C Participant its pro rata share thereof in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of any Issuing Lender pursuant to Section 2.8(a) is required to be returned under any of the circumstances described in Section 9.7A (including pursuant to any settlement entered into by the applicable Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.9. Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Lender through the Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment other than Excluded Taxes. Each such payment shall be made to the Administrative Agent at its address for notices referred to herein in the relevant currency and in immediately available funds, unless (x) the applicable Issuing Lender (at its option) shall have specified in its notice to the applicable Borrower that it will require reimbursement in Dollars or (y) in the absence of any such requirement that such Borrower reimburse the applicable Issuing Lender in Dollars, such Borrower shall have notified the applicable Issuing Lender promptly following the notice of drawing that such Borrower will reimburse such Issuing Lender in Dollars; provided, that, in the case of any such reimbursement in Dollars of any Letter of Credit denominated in a Foreign Currency, the applicable Issuing Lender shall notify the applicable Borrower of the Dollar Equivalent used for payment of such Letter of Credit as of the date of the payment of the draft presented under such Letter of Credit by such Issuing Lender with respect to the amount of the drawing in the Foreign Currency promptly following the determination thereof. If the applicable Borrower does not reimburse the applicable Issuing Lender for any draft paid by such Issuing Lender under any Letter of Credit issued by such Issuing Lender in a Foreign Currency on the date required pursuant to the first sentence of this Section 2.9, such Issuing Lender shall convert such Reimbursement Obligation into Dollars at the rate of exchange then available to such Issuing Lender in the interbank market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted and such Borrower shall thereafter be required to reimburse such Issuing Lender in Dollars for such Reimbursement Obligation (in the amount so converted). Subject to the next succeeding sentence, interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.20(b) and (ii) thereafter, Section 2.20(d). Interest shall be payable on any such amounts denominated in a Foreign Currency from the date on which the relevant draft is paid until payment in full or conversion to Dollars as provided herein at the rate determined by the applicable Issuing Lender as its cost of funding such payment.

2.10. Obligations Absolute. Each Borrower’s obligations under this Agreement to reimburse each Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) waiver by such Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the applicable Borrower or any waiver by such Issuing Lender which does not in fact materially prejudice the applicable Borrower;

(e) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(f) any payment made by such Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(g) any payment by the applicable Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable Issuing Lender. Such Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Lender and its correspondents unless such notice is given as aforesaid.

2.11. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the applicable Borrower and the Administrative Agent of the date and amount thereof. The responsibility of an Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.12. Applications; Applicability of ISP and UCP; Limitation of Liability.

(a) To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

(b) Unless otherwise expressly agreed by any Issuing Lender and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to a Designated Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Trade Letter of Credit. Notwithstanding the foregoing, no Issuing Lender shall be responsible to the applicable Borrower for, and each Issuing Lender’s rights and remedies against the applicable Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

2.13. Certain Reporting Requirements. Unless otherwise agreed by the Administrative Agent, each Issuing Lender shall, in addition to its notification obligations set forth elsewhere in this Agreement, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(a) reasonably prior to the time that such Issuing Lender issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(b) on each Business Day on which such Issuing Lender makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(c) on any Business Day on which a Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such Issuing Lender on such day, the date of such failure and the amount of such payment;

(d) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Lender; and

(e) for so long as any Letter of Credit issued by an Issuing Lender is outstanding, such Issuing Lender shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) any Letter of Credit is issued, extended or increased or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such Issuing Lender.

2.13A. Role of Issuing Lenders. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, none of the Issuing Lenders shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that, this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lenders, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (h) of Section 2.10; provided, however, that, anything in such clauses to the contrary notwithstanding, such Borrower may have a claim against the applicable Issuing Lender, and such Issuing Lender may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, punitive, consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuing Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

2.14. Fees and Other Charges, etc.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender, subject to adjustment as provided in Section 2.37, a facility fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Facility Fee Rate on the actual daily amount of the Commitment of such Lender (whether or not utilized) during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the later of the Termination Date and the date the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under this Agreement shall have been paid in full. For the avoidance of doubt, if any Lender continues to have any Outstanding Extensions of Credit after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Outstanding Extensions of Credit from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Outstanding Extensions of Credit.

(b) The applicable Borrower will pay a fee on all outstanding Letters of Credit (the “Letter of Credit Fees”) issued for the account of such Borrower at a per annum rate equal to the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, computed on the Dollar Equivalent of the maximum amount available to be drawn (as then in effect) under such Letter of Credit shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date; provided, that, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuing Lender pursuant to Section 2.36 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Percentages allocable to such Letter of Credit pursuant to Section 2.37(a)(v), with the balance of such fee, if any, payable to the applicable Issuing Lender for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. If there is any change in the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, separately for each period during such quarter that such Standby Letter of Credit Fee Rate or the Trade Letter of Credit Fee Rate, as applicable, was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the interest rate set forth in Section 2.20(d). The Borrowers shall pay directly to the applicable Issuing Lender for its own account a fronting fee equal to (i) with respect to each commercial Letter of Credit, at the rate specified in the applicable Fee Letter (or such other rate separately agreed between the applicable Borrower and applicable Issuing Lender), computed on the Dollar Equivalent of the stated amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the stated amount of such Letter of Credit, at a rate separately agreed between the applicable Borrower and the applicable Issuing Lender, computed on the Dollar Equivalent of the amount of such increase and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears. Such fronting fee shall be due and payable on each L/C Fee Payment Date and thereafter on demand.

(c) In addition to the foregoing fees, the applicable Borrower shall pay or reimburse each Issuing Lender such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for the account of such Borrower. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable absent manifest error.

(d) The Company agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Company and the Administrative Agent (including, without limitation, pursuant to any Fee Letter).

2.15 Optional Termination or Reduction of Commitments; Increase of Commitments.

(a) The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided, that, no such termination or reduction of the Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, Swingline Loans and Euro Swingline Loans made on the effective date thereof, the Total Outstanding Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $10,000,000, or an integral multiple of $1,000,000 in excess thereof, and shall reduce permanently the Commitments then in effect. Any reduction of the Total Commitments to an amount below the Multicurrency Sublimit then in effect shall result in an automatic dollar-for-dollar reduction of the Multicurrency Sublimit. Any reduction of the Total Commitments shall result in an automatic pro rata reduction of the Aggregate Foreign Sublimit then in effect or as otherwise directed by the Company and approved by the Administrative Agent.

(b) Following the Closing Date, so long as no Default or Event of Default has occurred and is then continuing, the Company may request that the Total Commitments and, at the Company’s option, the aggregate amount of the Multicurrency Subcommitments, be increased and, upon such request, the Administrative Agent shall have the right to solicit additional financial institutions to become Lenders for purposes of this Agreement, or to encourage any Lender to increase its Commitment and, if applicable, its Multicurrency Subcommitment; provided, that, (i) each Lender which is a party to this Agreement prior to such increase shall have the first option, and may elect, to fund its pro rata share of the amount of the requested increase in the Total Commitment and, if applicable, the aggregate amount of the Multicurrency Subcommitments (or any such greater amount in the event that one or more Lenders does not elect to fund its respective pro rata share of the amount of the requested increase in the Total Commitments and, if applicable, its Multicurrency Subcommitment), thereby increasing its Commitment and, if applicable, its Multicurrency Subcommitment hereunder, but no Lender shall have any obligation to do so; (ii) in the event that it becomes necessary to include a new financial institution to fund the amount of the requested increase in the Total Commitments and, if applicable, the aggregate amount of the Multicurrency Subcommitments, each such financial institution shall be reasonably acceptable to the Administrative Agent, the Issuing Lenders and the Company (each such acceptance not to be unreasonably withheld) and each such financial institution shall become a Lender hereunder and agree to become party to, and shall assume and agree to be bound by, this Agreement, subject to all terms and conditions hereof; (iii) the Administrative Agent shall not have any obligation to any Borrower or to any Lender to solicit additional financial institutions or any increase in the Total Commitments and, if applicable, the Multicurrency Subcommitment of any Lender pursuant to this

Section 2.15(b); (iv) in connection with any increase in the Multicurrency Subcommitment, such increase may, at the Company’s option, be dollar for dollar with any increase in the Total Commitments or in some lesser proportion thereof; and (v) in no event shall the addition of any Lender or Lenders or the increase in the Commitment of any Lender under this Section 2.15(b) increase the Total Commitments to an amount greater than $1,000,000,000. Upon the addition of any Lender, or the increase in the Commitment of any Lender, Schedule 1.1 shall be amended by the Administrative Agent and the Company to reflect such addition or such increase, and the Administrative Agent shall deliver to the Lenders, the Swingline Lender, the Euro Swingline Lender, the Issuing Lenders and the Company copies of such Schedule 1.1. If, at any time that the Commitments are increased pursuant to this Section 2.15(b), there are Loans then outstanding or L/C Obligations, each new Lender, and each existing Lender that has increased its Commitment, shall purchase Loans and L/C Obligations from each other Lender in an amount such that, after such purchase or purchases, the amount of outstanding Loans and L/C Obligations from each Lender shall equal such Lender’s respective Revolving Percentage, as modified to give effect to such increase, multiplied by the aggregate amount of Loans outstanding and L/C Obligations from all Lenders. To the extent that any outstanding Loans bear interest at Term SOFR, the Foreign Currency Daily Rate or the Foreign Currency Term Rate, the Borrowers shall pay any additional costs described in Section 2.26 incurred by any Lender.

2.16 Optional Prepayments.

(a) Each Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time and from time to time prepay the Loans (other than Multicurrency Loans) outstanding to such Borrower, in whole or in part, without premium or penalty; provided, that, such Notice of Loan Prepayment must be received by the Administrative Agent not later than 11:00 A.M., New York City time, two Business Days prior to the date of prepayment, in the case of Term SOFR Loans, and not later than 11:00 A.M., New York City time, one Business Day prior to the date of prepayment, in the case of ABR Loans. Each such Notice of Loan Prepayment shall specify the date and amount of prepayment and whether the prepayment is of Term SOFR Loans or ABR Loans; provided, that, if a Term SOFR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.26. Upon receipt of any Notice of Loan Prepayment, the Administrative Agent shall promptly notify each Lender thereof. If any Notice of Loan Prepayment is given, the amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Dollar Revolving Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans or Euro Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

(b) Each Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time and from time to time prepay Multicurrency Loans outstanding to such Borrower, in whole or in part, without premium or penalty; provided, that, such Notice of Loan Prepayment must be received by the Administrative Agent not later than 11:00 A.M., New York City time, three Business Days before the date of prepayment (or four Business Days in the case of prepayment of Loans denominated in a Yen) specifying the date and amount of prepayment.

Upon receipt of any Notice of Loan Prepayment, the Administrative Agent shall promptly notify each Multicurrency Lender thereof. If any such Notice of Loan Prepayment is given, the amount specified in such Notice of Loan Prepayment shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.26 and accrued interest to such date on the amount prepaid. Partial prepayments of Multicurrency Loans shall be in a minimum principal amount of (w) £1,000,000 or a whole multiple of £100,000 in excess thereof, in the case of Multicurrency Loans denominated in Sterling, (x) €1,000,000 or a whole multiple or €100,000 in excess thereof, in the case of Multicurrency Loans denominated in Euros, (y) C$1,000,000 or a whole multiple or C$100,000 in excess thereof, in the case of Multicurrency Loans denominated in Canadian Dollars, and (z) Y100,000,000 or a whole multiple or Y10,000,000 in excess thereof, in the case of Multicurrency Loans denominated in Yen.

2.17 Mandatory Prepayments.

(a) If, on any Calculation Date, (i) the Total Outstanding Extensions of Credit exceed the Total Commitments, (ii) the aggregate Foreign Borrower Exposure of all Foreign Borrowers exceeds 105% of the Aggregate Foreign Sublimit then in effect, or (iii) the Dollar Equivalent of the Multicurrency Loans outstanding on such date exceeds 105% of the Multicurrency Sublimit on such date, the applicable Borrower or Borrowers shall, without notice or demand, immediately repay such of the outstanding Loans in an aggregate principal amount such that, after giving effect thereto, (x) the Total Outstanding Extensions of Credit do not exceed the Total Commitments, (y) the aggregate Foreign Borrower Exposure of all Foreign Borrowers does not exceed the Aggregate Foreign Sublimit then in effect and (z) the Dollar Equivalent of the Multicurrency Loans outstanding on such date is equal to or less than the Multicurrency Sublimit on such date, together with interest accrued to the date of such payment or prepayment on the principal so prepaid and any amounts payable under Section 2.26 in connection therewith. Any prepayment of Dollar Revolving Loans pursuant to clause (i) of the immediately preceding sentence shall be applied to prepay any outstanding Swingline Loans. Each Borrower may in lieu of prepaying Multicurrency Loans outstanding to such Borrower in order to comply with this paragraph deposit amounts in the relevant Foreign Currencies in a Cash Collateral Account, for the benefit of the Multicurrency Lenders, equal to the aggregate principal amount of Multicurrency Loans of such Borrower required to be prepaid. To the extent that after giving effect to any prepayment of Loans required by this paragraph, the Total Outstanding Extensions of Credit at such time exceed the Total Commitments at such time, the Company or the applicable Foreign Borrower shall, without notice or demand, immediately deposit in a Cash Collateral Account, for the benefit of the Lenders, upon terms reasonably satisfactory to the Administrative Agent an amount equal to the amount of such remaining excess. The Administrative Agent shall apply any cash deposited in any Cash Collateral Account (to the extent thereof) to pay any Reimbursement Obligations which are or become due thereafter and/or to repay Multicurrency Loans at the end of the Interest Periods therefor, as the case may be; provided, that, (x) so long as no Event of Default has occurred and is continuing, the Administrative Agent shall release to the relevant Borrower from time to time such portion of the amount on deposit in any Cash Collateral Account by such Borrower to the extent such amount is not required to be so deposited in order for the Borrowers to be in compliance with this Section 2.17 and (y) the Administrative Agent may so apply such cash at any time after the occurrence and during the continuation of an Event of Default. “Cash Collateral Account” means an account specifically established by the Borrowers with the Administrative Agent for purposes of this

Section 2.17 and hereby pledged to the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.17. For the avoidance of doubt, any amounts paid by any Foreign Borrower shall be applied solely to the Loans of such Foreign Borrower or the Reimbursement Obligations of such Foreign Borrower or deposited in the Cash Collateral Account in respect of Multicurrency Loans of such Foreign Borrower or in respect of Letters of Credit issued for the account of such Foreign Borrower.

(b) If any prepayment occurs pursuant to this Section 2.17 on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to Section 2.26.

2.18. Conversion and Continuation Options.

(a) Each of the Borrowers may elect from time to time to convert (i) Term SOFR Loans to ABR Loans by giving the Administrative Agent irrevocable notice of such election not later than 11:00 A.M., New York City time, one Business Day prior to the date of conversion; provided, that, any such conversion of Term SOFR Loans may only be made on the last day of an Interest Period with respect thereto and (ii) ABR Loans to Term SOFR Loans by giving the Administrative Agent irrevocable notice of such election (which shall specify the length of the initial Interest Period therefor) not later than 11:00 A.M., New York City time, two Business Days prior to the date of conversion, which notice, in each case of clause (i) and (ii), may be given by (A) telephone or (B) a Conversion/Continuation Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of Conversion/Continuation Notice. No ABR Loan may be converted into a Term SOFR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such Conversion/Continuation Notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Term SOFR Loan or Foreign Currency Term Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent (which notice may be given by (i) telephone or (ii) a Conversion/Continuation Notice; provided, that, any telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a Conversion/Continuation Notice), in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that, no Term SOFR Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations; provided, further, that, if any Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such Loans denominated in Dollars shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and, if any Borrower shall fail to give such notice of continuation of a Multicurrency Loan, such Multicurrency Loan shall be automatically continued for an Interest Period of one month. Upon receipt of any Conversion/Continuation Notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

2.19. Limitations on Interest Periods. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Loans and Foreign Currency Term Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than 15 Interest Periods shall be outstanding at any one time.

2.20. Interest Rates and Payment Dates.

(a) Each (i) Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such Interest Period, plus the Term SOFR Applicable Margin, (ii) Foreign Currency Daily Rate Loan shall bear interest at a rate per annum equal to the Foreign Currency Daily Rate determined for such day, plus the Foreign Currency Daily Rate Applicable Margin and (iii) Foreign Currency Term Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Foreign Currency Term Rate determined for such Interest Period, plus the Foreign Currency Term Rate Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR determined for such date, plus the ABR Applicable Margin.

(c) (i) Swingline Loans shall bear interest at the Federal Funds Effective Rate, plus the Swingline Applicable Margin (or, so long as the Lenders have not funded their participation obligations in any such Swingline Loans, at a rate agreed to by the Company and the Swingline Lender plus the Swingline Applicable Margin); and (ii) Euro Swingline Loans shall bear interest at the Quoted Rate, plus the Swingline Applicable Margin.

(d) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.20 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2% (unless such overdue amount is denominated in a Foreign Currency, in which case such overdue amount shall bear interest at a rate per annum equal to the highest rate then applicable under this Agreement to Multicurrency Loans denominated in such Foreign Currency plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest shall be payable in arrears on each Interest Payment Date applicable thereto; provided, that, interest accruing pursuant to Section 2.20(d) shall be payable from time to time on demand. Interest shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.21 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) Multicurrency Loans denominated in Sterling or Canadian Dollars, interest shall be calculated on the basis of a 365-day year for actual days elapsed. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the relevant Lenders of each determination of a Relevant Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the applicable Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.23(c), bear interest for one day.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the applicable Borrowers and the relevant Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.20(a).

2.22 Illegality; Inability to Determine Interest Rate.

(a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund or charge interest with respect to any extension of credit, or to determine or charge interest rates based upon a Relevant Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to determine or charge interest rates based upon a Relevant Rate purchase or sell, or to take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans, Euro Swingline Loans or Multicurrency Loans or to convert ABR Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Term SOFR Loans, Euro Swingline Loans or Multicurrency Loans, as applicable in the affected currency or currencies, or, if applicable, convert all Term SOFR

Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans or Foreign Currency Term Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans or Foreign Currency Term Rate Loans (or immediately in the case of Foreign Currency Daily Rate Loans or Euro Swingline Loans), as applicable, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.26.

(b) If in connection with any request for a Term SOFR Loan, Euro Swingline Loan or a Multicurrency Loan or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.22(c) or (d), as applicable, and the circumstances under clause (i) of Section 2.22(c) or (d), as applicable, or the Scheduled Term SOFR Unavailability Date or Scheduled Unavailability Date, as applicable, has occurred with respect to such Relevant Rate, or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or for any requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, Euro Swingline Loan or Multicurrency Loan or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans, Euro Swingline Loans, Multicurrency Loans or Interest Period(s) or determination date(s)), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the ABR, the utilization of the Term SOFR component in determining the ABR shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.22(b), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrowers may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans, Euro Swingline Loans or Multicurrency Loans (to the extent of the affected Term SOFR Loans, Euro Swingline Loans, Multicurrency Loans or Interest Period(s) or determination date(s)) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the Dollar Equivalent of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately at the end of their respective applicable Interest Period and (B) any outstanding affected Multicurrency Loans or Euro Swingline Loans, at the Company’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Multicurrency Loan or Euro Swingline Loan, as applicable, immediately, in the case of a Foreign Currency Daily Rate Loan or Euro Swingline Loan, or at the end of the applicable Interest Period, in the case of a Foreign Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of a Foreign Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of a Foreign Currency Term Rate Loan; provided, that, if no election is made by the Company (x) in the case of a Foreign Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Company of such notice or (y) in the case of a Foreign Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Foreign Currency Term Rate Loan, the Company shall be deemed to have elected clause (1) above.

(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Term SOFR Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Term SOFR Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Term SOFR Rate”).

If the Successor Term SOFR Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.22(c)(i) or (ii) have occurred with respect to the Successor Term SOFR Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Term SOFR Rate in accordance with this Section 2.22 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Term SOFR Rate”. Any such amendment shall become effective at 5:00 P.M. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

For purposes of this Section 2.22(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

(d) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate under this Agreement is available or published on a current basis, and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate (other than Term SOFR) for an Agreed Currency (other than Dollars) under this Agreement shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans denominated in such Agreed Currency, or shall or will otherwise cease, provided, that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate (other than Term SOFR) for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency under this Agreement are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 2.22(d)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Rate for an Agreed Currency in accordance with this Section 2.22 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreed Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Non-Term SOFR Successor Rate”, and collectively with the Successor Term SOFR Rate, the “Successor Rate”), and any such amendment shall become effective at 5:00 P.M. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

(e) Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative

Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 2.22, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Foreign Currency shall be excluded from any determination of Required Lenders.

2.23 Pro Rata Treatment and Payments.

(a) Subject to Section 2.31, (i) each borrowing by any Borrower of Dollar Revolving Loans from the Lenders hereunder shall be made pro rata according to the respective Borrowing Percentages of the relevant Lenders, (ii) each payment by any Borrower on account of any facility fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the relevant Lenders and (iii) each borrowing by any Borrower of Multicurrency Loans from the Multicurrency Lenders hereunder and any reduction of the Multicurrency Subcommitments of the Multicurrency Lenders shall be made pro rata according to the respective Multicurrency Revolving Percentages of the Multicurrency Lenders.

(b) Subject to Section 2.31, (i) each payment (including each prepayment) by any Borrower on account of principal of and interest on the Dollar Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Dollar Revolving Loans then held by the Lenders and (ii) each payment (including each prepayment) by any Borrower on account of principal of and interest on the Multicurrency Loans shall be made pro rata according to the respective outstanding principal amounts of the Multicurrency Loans then held by the Multicurrency Lenders.

(c) All payments (including prepayments) to be made by any Borrower, whether on account of principal, interest, fees or otherwise, shall be made without deduction for any defense, recoupment, setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at its Funding Office, in Dollars (based on the Dollar Equivalent thereof in the case of fees payable under Section 2.14(b) with respect to Letters of Credit denominated in Foreign Currencies) and in immediately available funds (or, in the case of principal or interest relating to Multicurrency Loans, prior to 3:00 P.M., London time, on the due date thereof to the Administrative Agent, for the account of the Multicurrency Lenders, at its Funding Office, in the relevant Foreign Currency and in immediately available funds). The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on a Term SOFR Loan or a Foreign Currency Term Rate Loan) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan or Foreign Currency Term Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the Overnight Rate, plus any applicable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover (i) in the case of amounts denominated in Dollars, such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the applicable Borrower or (ii) in the case of amounts denominated in Foreign Currencies, such amount with interest thereon at a rate determined by the Administrative Agent to be the cost to it of funding such amount, on demand, from the applicable Borrower. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Any notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.

(e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Lender hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Lenders, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Lender hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then each of the applicable Lenders or the applicable Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit, Swingline Loans and Euro Swingline Loans and to make payments pursuant to Section 8.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 8.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loans, to purchase its participation or to make its payment under Section 8.7.

(g) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable credit extension set forth in Section 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.24 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of Term SOFR, the Foreign Currency Daily Rate or the Foreign Currency Term Rate; or

(iii) impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the applicable Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, that, the applicable Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the applicable Borrowers of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the applicable Borrowers (with a copy to the Administrative Agent) of a written request therefor, the applicable Borrowers shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided, that, the applicable Borrowers shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Lender notifies the applicable Borrowers of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(c) If any Governmental Authority of the jurisdiction of any Foreign Currency (or any other jurisdiction in which the funding operations of any Multicurrency Lender shall be conducted with respect to such Foreign Currency) shall have in effect any reserve, liquid asset or similar requirement with respect to any category of deposits or liabilities customarily used to fund loans in such Foreign Currency, or by reference to which interest rates applicable to loans in such Foreign Currency are determined, and the result of such requirement shall be to increase the cost to such Multicurrency Lender of making or maintaining any Multicurrency Loan or Euro Swingline Loan in such Foreign Currency, and such Multicurrency Lender shall deliver to the applicable Borrowers a notice requesting compensation under this paragraph, then the applicable Borrowers will pay to such Multicurrency Lender on each Interest Payment Date with respect to each affected Multicurrency Loan or Euro Swingline Loan an amount that will compensate such Multicurrency Lender or Euro Swingline Lender for such additional cost; provided, that, the applicable Borrowers shall not be required to compensate a Multicurrency Lender pursuant to this paragraph for any amounts incurred more than three months prior to the date that such Multicurrency Lender notifies the applicable Borrowers of such Multicurrency Lender’s intention to claim compensation therefor; provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such three-month period shall be extended to include the period of such retroactive effect.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.24 submitted by any Lender to the applicable Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of any one or more Borrowers pursuant to this Section 2.24 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Notwithstanding any other provision of this Agreement, if, (i) (A) the adoption of any law, rule or regulation after the date of this Agreement, (B) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (C) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for any such Multicurrency Lender or the Euro Swingline Lender to make or maintain any Multicurrency Loan or Euro Swingline Loan or to give effect to its obligations as contemplated hereby with respect to any Multicurrency Loan or Euro Swingline Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.24) which would make it impracticable for the Required Multicurrency Lenders or Euro Swingline Lender to make or maintain Multicurrency Loans or Euro Swingline Loans denominated in the relevant currency after the Closing Date to, or for the account of, any Borrower, then, by written notice to the Borrowers and to the Administrative Agent:

(i) such Euro Swingline Lender, Multicurrency Lender or Multicurrency Lenders may declare that Multicurrency Loans or Euro Swingline Loan (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness) be made by the Euro Swingline Lender or such Multicurrency Lender or Multicurrency Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Euro Swingline Loan or Multicurrency Loan (in the affected currency or currencies) or to continue a Multicurrency Loan (in the affected currency or currencies), as the case may be, for an additional Interest Period shall, as to the Euro Swingline Lender or such Multicurrency Lender or Multicurrency Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii) the Euro Swingline Lender or such Multicurrency Lender may require that all outstanding Euro Swingline Loans or Multicurrency Loans (in the affected currency or currencies), made by it be converted to ABR Loans or Loans denominated in Dollars, as the case may be (unless repaid by the relevant Borrowers), in which event all such Euro Swingline Loans or Multicurrency Loans (in the affected currency or currencies) shall be converted to ABR Loans or Loans denominated in Dollars, as the case may be, as of the effective date of such notice as provided in paragraph (g) below and at the Dollar Equivalent on the date of such conversion or, at the option of the relevant Borrower, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event the Euro Swingline Lender or any Multicurrency Lender shall exercise its rights under clauses (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Euro Swingline Loans of the Euro Swingline Lender or Multicurrency Loans of such Multicurrency Lender shall instead be applied to repay the ABR Loans or Loans denominated in Dollars, as the case may be, made by the Euro Swingline Lender or such Multicurrency Lender resulting from such conversion.

Notwithstanding any other provision of this Agreement, no Lender shall be obligated to make any Loan to a Foreign Borrower, and no Issuing Lender shall be obligated to issue, extend or renew a Letter of Credit for the account of any Foreign Borrower, if (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (iii) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement, shall make it unlawful for such Lender to make such Loan to a Foreign Borrower or such Issuing Lender to issue, extend or renew a Letter of Credit issued for the account of such Foreign Borrower.

(f) For purposes of Section 2.24(e), a notice to the Borrowers by any Lender shall be effective as to each Loan to a Foreign Borrower or Multicurrency Loan or Euro Swingline Loan made by such Multicurrency Lender, as the case may be, if lawful, on the last day of the Interest Period currently applicable to the Loans to such Foreign Borrower or such Multicurrency Loan or Euro Swingline Loan, as the case may be; in all other cases such notice shall be effective on the date of receipt thereof by the Borrowers.

(g) The obligations of the Foreign Borrowers under this Section 2.24 shall be subject to the provisions of Section 2.35.

2.25 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any of the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any of the Borrowers or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 2.25) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, but subject to the terms and conditions contained herein, each Borrower shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.25) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. Nothing in the preceding sentence shall preclude any Borrower from taking any and all steps at its own expense to contest or seek a refund of any Indemnified Taxes that such Borrower believes in good faith to have been erroneously imposed or assessed and to retain any refund so obtained. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender or any Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error. Each Borrower shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or any Issuing Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 2.25(c)(ii) below.

(ii) Each Lender and each Issuing Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such Issuing Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Borrower to do so), (y) the Administrative Agent and each Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register and (z) the Administrative Agent and each Borrower, as applicable, against any Excluded Taxes attributable to such Lender or such Issuing Lender, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each Issuing Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuing Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority as provided in this Section 2.25, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation (and information) prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 2.25(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of properly completed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed and properly completed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed and properly completed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed and properly completed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of properly completed IRS Form W-8IMY, accompanied by properly completed IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed and properly completed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after Closing Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.25 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any Issuing Lender, or have any obligation to pay to any Lender or any Issuing Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuing Lender, as the case may be. If any Recipient receives a refund of any Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.25, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.25 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrowers, upon the request of the Recipient, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

(g) Survival. The agreements in this Section 2.25 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.26. Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense relating to changes in interest rates that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Term SOFR Loans, Foreign Currency Daily Rate Loans and/or Foreign Currency Term Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Term SOFR Loans, Foreign Currency Daily Rate Loans and/or Foreign Currency Term Rate Loans, as applicable, after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Term SOFR Loans, Foreign Currency Daily Rate Loans and/or Foreign Currency Term Rate Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall be exclusive of administrative costs and expenses and may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the applicable margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the applicable offshore interbank market, whether or not such Foreign Currency Term Rate Loan was in fact so funded. A certificate as to any amounts payable pursuant to this Section 2.26 submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.27. Change of Lending Office. Each Lender and Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.24 or 2.25 with respect to such Lender or Issuing Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Lending Office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that, such designation is made on terms that, in the sole judgment of such Lender or Issuing Lender, cause such Lender or Issuing Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that, nothing in this Section 2.27 shall affect or postpone any of the obligations of the any Borrower or the rights of any Lender or Issuing Lender pursuant to Section 2.24 or 2.25.

2.28. Replacement of Lenders. The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.24 or 2.25, (b) is a Defaulting Lender, (c) is a Lender that does not approve any consent, waiver or amendment that (x) requires the approval of all Lenders or all affected Lenders (and such Lender is an affected Lender) in accordance with the terms of Section 9.1 and (y) has been approved by the Required Lenders or (d) cannot make Loans to a Foreign Borrower as a result of the circumstances described in the last paragraph of Section 2.24(e) or the second proviso in Section 2.33(a) or gives a notice pursuant to Section 2.22(a), with a replacement financial institution; provided, that, (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.27 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.24 or 2.25, (iv) the replacement financial institution shall purchase, at par (unless the Lender being replaced otherwise agrees in its discretion), all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrowers shall be liable to such replaced Lender under Section 2.26 if any Term SOFR Loan or Foreign Currency Term Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 ( provided, that, the Borrowers shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the relevant Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.24 or 2.25, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

Each party hereto agrees that (a) an assignment required pursuant to this Section 2.28 may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 2.28 to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.9.

2.29. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or under any other Loan Document in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Loan Party in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the applicable Borrowers as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of each Borrower contained in this Section 2.29 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

2.30. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the applicable Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of credit extensions and Outstanding Extensions of Credit denominated in Foreign Currencies. Such Dollar Equivalent shall become effective as of such Calculation Date and shall be the Dollar Equivalent of such amounts until the next Calculation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Lender, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Multicurrency Loan or a Euro Swingline Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Lender, as the case may be.

2.31. Certain Borrowings of Dollar Revolving Loans and Refunding of Multicurrency Loans.

(a) If on any Borrowing Date on which a Borrower has requested the Multicurrency Lenders to make Multicurrency Loans (the “Requested Multicurrency Loans”), (i) the principal amount of the Requested Multicurrency Loans to be made by any Multicurrency Lender exceeds the Available Commitment of such Multicurrency Lender (before giving effect to the making and payment of any Dollar Revolving Loans required to be made pursuant to this Section 2.31 on such Borrowing Date), (ii) the Dollar Equivalent of the principal amount of such Requested Multicurrency Loans, when added to the Dollar Equivalent of the outstanding principal amount of all other Multicurrency Loans, does not exceed the Multicurrency Sublimit and (iii) the Dollar Equivalent of the amount of the excess described in the foregoing clause (i) is less than or equal to the Available Commitments of the Lenders (before giving effect to the making and payment of any Loans pursuant to this Section 2.31 on such Borrowing Date), each Lender (other than Multicurrency Lenders) shall make a Dollar Revolving Loan to such Borrower on such Borrowing Date in accordance with the applicable provisions hereof, and the proceeds of such Dollar Revolving Loans shall be simultaneously applied to repay outstanding Dollar Revolving Loans of such Multicurrency Lenders in each case in amounts such that, after giving effect to (1) such borrowings and repayments and (2) the borrowing from such Multicurrency Lenders of the Requested Multicurrency Loans, the excess described in the foregoing clause (i) will be eliminated. To effect such borrowings and repayments, (x) not later than 12:00 Noon, New York City time, on such Borrowing Date, the proceeds of such Dollar Revolving Loans denominated in Dollars shall be made available by each Lender (other than the Multicurrency Lenders) to the Administrative Agent at the Funding Office in Dollars and in immediately available funds and the Administrative Agent shall apply the proceeds of such Dollar Revolving Loans toward repayment of outstanding Dollar Revolving Loans of such Multicurrency Lenders and (y) concurrently with the repayment of such Dollar Revolving Loans on such Borrowing Date, (A) such Multicurrency Lenders shall, in accordance with the applicable provisions hereof, make the Requested Multicurrency Loans in an aggregate amount equal to the amount so requested by the applicable Borrower and (B) the applicable Borrower shall pay to the Administrative Agent for the account of the Multicurrency Lenders whose Dollar Revolving Loans to such Borrower are repaid on such Borrowing Date pursuant to this Section 2.31 all interest accrued on the amounts repaid to the date of repayment, together with any amounts payable pursuant to Section 2.26 in connection with such repayment.

(b) If any borrowing of Dollar Revolving Loans is required pursuant to this Section 2.31, a Borrower shall notify the Administrative Agent in the manner provided for Dollar Revolving Loans in Section 2.2(a), except that the minimum borrowing amounts and threshold multiples in excess thereof applicable to ABR Loans set forth in subsection 2.2(a) shall not be applicable to the extent that such minimum borrowing amounts exceed the amounts of Dollar Revolving Loans required to be made pursuant to this Section 2.31.

2.32. Evidence of Debt. The Loans and other extensions of credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 9.6(b). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Loans and other extensions of credit made by the Lenders to each Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of each Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. If any Lender requests (through the Administrative Agent) a Note from any Borrower, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto. In addition to the accounts and records referred to above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit, Euro Swingline Loans and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.33. Addition of Foreign Borrowers; Termination of Foreign Borrowers.

(a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period (but in no event less than 7 Business Days) as may be agreed by the Administrative Agent in its sole discretion), designate any wholly-owned Foreign Subsidiary of the Company (an “Applicant Borrower”) as a Foreign Borrower to receive Loans and Letters of Credit hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit K (a “Foreign Borrower Request and Assumption Agreement”), which shall specify, among other things, the notice address of such Applicant Borrower and information of the type described in Section 9.16 with respect to the Applicant Borrower; provided, that, the Aggregate Foreign Sublimit shall not exceed $250,000,000; provided, further, that, no Applicant Borrower shall become a Foreign Borrower hereunder if any Lender, within 7 Business Days’ of receipt by the Lenders of a Foreign Borrower Request and Assumption Agreement with respect to such Applicant Borrower, shall determine in good faith that it is unlawful, or any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans to such Applicant Borrower or to participate in Letters of Credit issued for the account of such Applicant Borrower. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities as a Foreign Borrower as provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information (including an affirmation of the Company Guarantee by the Company and the execution of any applicable Issuing Lender Agreement by such Applicant Borrower), in each case in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent, and Notes signed by such new Foreign Borrowers to the extent any Lenders so request. Upon the satisfaction of the conditions specified herein, an Applicant Borrower shall be entitled to receive Loans and Letters of Credit as a Foreign Borrower hereunder, and promptly following receipt of (x) all documentation and other information required by bank regulatory authorities under the applicable “know your customer” and anti-money laundering rules and regulations, including the Act and a Beneficial Ownership Certification in relation to such Applicant Borrower and (y) all such requested resolutions, incumbency certificates, opinions of counsel, and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit L (a “Foreign Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Foreign Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Foreign Borrower to receive Loans and Letters of Credit hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Foreign Borrower otherwise shall be a Foreign Borrower for all purposes of this Agreement; provided, that, no Borrowing Notices, Swingline Loan Notices or Applications may be submitted by or on behalf of such Foreign Borrower until the date 5 Business Days after such effective date.

(b) The Obligations of all Foreign Borrowers shall be several in nature. The Obligations of each of the Foreign Borrowers (including any Foreign Borrower which become a party to this Agreement after the Closing Date in accordance with this Section 2.33) shall be guaranteed by the Company pursuant to Section 2.34 and by each Subsidiary Guarantor pursuant to the Guarantee.

(c) Each Foreign Subsidiary of the Company that is or becomes a “Foreign Borrower” pursuant to this Section 2.33 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Foreign Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Foreign Borrower. Notwithstanding the foregoing in this clause (c), each Foreign Borrower shall have the right, individually, to request and receive Loans to be made to such Foreign Borrower and request and have Letters of Credit be issued for the account of such Foreign Borrower and to make payments in respect thereof, all in accordance with the terms of this Agreement.

(d) The Company may from time to time, upon not less than 5 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Foreign Borrower’s status as such; provided, that, there are no outstanding Loans payable by such Foreign Borrower, or Letters of Credit issued for the account of such Borrower, or other amounts payable by such Foreign Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Foreign Borrower’s status.

(e) In such event that a Foreign Borrower is designated as such or its status as such is terminated pursuant to the terms of this Section 2.33, the Administrative Agent is hereby authorized by the parties hereto to amend Schedule 1 to include or remove, as the case may be, each such Foreign Borrower. The Administrative Agent shall distribute to the Lenders an amended Schedule 1.

2.34. Guarantee by Company of Foreign Obligations.

(a) The Company hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the ratable benefit of the holders of the Foreign Obligations and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Foreign Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Foreign Obligations of each such Foreign Borrower including, without limitation, the Obligations of each Foreign Borrower that becomes party to this Agreement after the Closing Date in accordance with Section 2.33. This guarantee shall remain in full force and effect until all of the Foreign Obligations and the obligations of each Foreign Borrower under this Agreement and the other Loan Documents shall have been satisfied by irrevocable payment in full in cash, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Foreign Borrowers, or any of them, may be free from any Foreign Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of the Company under this Section 2.34 shall in no event exceed the amount that would render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law. The Company agrees that the Foreign Obligations may at any time and from time to time exceed the amount of the liability of the Company hereunder without impairing this guarantee or affecting the rights and remedies of the Administrative Agent or any other holder of the Foreign Obligations hereunder.

(c) No payment made by any Foreign Borrower, any other guarantor or any other Person or received or collected by the Administrative Agent or any other holder of the Foreign Obligations from any Foreign Borrower, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Foreign Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company under this Section 2.34 which shall, notwithstanding any such payment (other than any payment made by the Company in respect of the Foreign Obligations or any payment received or collected from the Company in respect of the Foreign Obligations), remain liable for all Foreign Obligations up to the maximum liability of the Company under this Section 2.34 until the Foreign Obligations are paid in full, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments are terminated.

(d) Notwithstanding any payment made by the Company hereunder or any set-off or application of funds of the Company by the Administrative Agent or any other holder of the Foreign Obligations, the Company shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any other holder of the Foreign Obligations against any Foreign Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other holder of the Foreign Obligations for the payment of the Foreign Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from any Foreign Borrower or any other guarantor in respect of payments made by such guarantor, until all amounts owing to the Administrative Agent and the other holders of the Foreign Obligations by each Foreign Borrower on account of the Foreign Obligations are paid in full, no Letter of Credit shall be outstanding for the account of any Foreign Borrower and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Foreign Obligations shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the other holders of the Foreign Obligations, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly indorsed by the Company to the Administrative Agent, if required), to be applied against the Foreign Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

(e) The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company and without notice to or further assent by the Company, any demand for payment of any of the Foreign Obligations made by the Administrative Agent or any other holder of the Foreign Obligations may be rescinded by the Administrative Agent or such other holder of the Foreign Obligations and any of the Foreign Obligations continued, and the Foreign Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other holder of the Foreign Obligations, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other holder of the Foreign Obligations for the payment of the Foreign Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other holder of the Foreign Obligations shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Foreign Obligations or for the guarantee in this Section 2.34 or any property subject thereto.

(f) The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Foreign Obligations and notice of or proof of reliance by the Administrative

Agent or any other holder of the Foreign Obligations upon the guarantee contained in this Section 2.34 or acceptance of the guarantee contained in this Section 2.34. The Foreign Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon, the guarantee contained in this Section 2.34. All dealings between the Foreign Borrowers and the Company, on the one hand, and the Administrative Agent and the other holders of the Foreign Obligations, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.34. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Foreign Borrowers with respect to the Foreign Obligations. The Company understands and agrees that the guarantee contained in this Section 2.34 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the Foreign Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other holder of the Foreign Obligations, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Foreign Borrower or any other Person against the Administrative Agent or any other holder of the Foreign Obligations, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Foreign Borrower for the Foreign Obligations (or any of them), or of the Company under the guarantee contained in this Section 2.34, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Company, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Foreign Borrower, any other guarantor or any other Person or against any collateral security or guarantee for the Foreign Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other holder of the Foreign Obligations to make any such demand, to pursue such other rights or remedies or to collect any payments from any Foreign Borrower, any other guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Foreign Borrower, any other guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve the Company of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other holder of the Foreign Obligations against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(g) The guarantee contained in this Section 2.34 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Foreign Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other holder of the Foreign Obligations upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Foreign Borrower or any guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Foreign Borrower or any guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

(h) The Company hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the Funding Office.

(i) The Company acknowledges that the rights and responsibilities of the Administrative Agent under the guarantee contained in this Section 2.34 with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of the guarantee contained in this Section 2.34 shall, as between the Administrative Agent and the other holders of the Foreign Obligations, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Company, the Administrative Agent shall be conclusively presumed to be acting as agent for the other holders of the Foreign Obligations with full and valid authority so to act or refrain from acting, and the Company shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

2.35. Limitation of Certain Obligations of Foreign Borrowers. Notwithstanding any other provision of this Agreement, with respect to any fees, any expenses and any indemnification obligations under this Agreement or the other Loan Documents, including the obligations under Sections 2.24, 2.25, 2.26, 2.29, 9.5 and 9.7 of this Agreement each Foreign Borrower shall only be liable for such Foreign Borrower’s pro rata share thereof; provided, that, such Foreign Borrower shall only be liable for (a) fees under Sections 2.14(b) and (c) in respect of Letters of Credit which arise from Letters of Credit issued, extended or renewed for the account of such Foreign Borrower, and (b) indemnification costs under Section 2.26 which arise from Loans made to such Foreign Borrower.

2.36. Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or an Issuing Lender (i) if such Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of five days prior to the Termination Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all such L/C Borrowings or L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, any Issuing Lender, the Euro Swingline Lender or the Swingline Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.37(a)(v) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lender and the Lenders (including the Euro Swingline Lender and the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.36(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.36 or Sections 2.6, 2.8, 2.8A, 2.17, 2.37 or Section 7 in respect of Letters of Credit, Euro Swingline Loans or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Euro Swingline Loans or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.6(b)(ii)(E))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.36 may be otherwise applied in accordance with the provisions contained herein), and (y) the Person providing Cash Collateral and the Issuing Lender, Euro Swingline Lender or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.37. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1 and the definition of “Required Lender”.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lenders, the Swingline Lender or the Euro Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lenders, the Swingline Lender or the Euro Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan, Euro Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders, the Swingline Lender or the Euro Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders, the Swingline Lender or the Euro Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.37(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.14(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Extensions of Credit funded by it and (2) its Revolving Percentage or Multicurrency Revolving Percentage, as applicable, of the stated amount of Letters of Credit, Swingline Loans and Euro Swingline Loans for which it has provided Cash Collateral pursuant to Sections 2.6, 2.8, 2.8A, 2.17, 2.36 or 2.37, as applicable and (y) shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage or Multicurrency Revolving Percentage, as applicable, of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Sections 2.6, 2.8, 2.8A, 2.17, 2.36 or 2.37, as applicable.

(iv) With respect to any facility fee pursuant to Section 2.14(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clauses (iii)(x)

or (iii)(y) above, the Borrowers, as applicable, shall (A) be required to pay each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swingline Loans or Euro Swingline Loans that has been relocated to such non-Defaulting Lender pursuant to clause (v) below, (B) be required to pay to each of the Issuing Lenders, the Swingline Lender and the Euro Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (C) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender.

(v) During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swingline Loans or Euro Swingline Loans pursuant to Sections 2.4 through 2.13, the “Revolving Percentage” or “Multicurrency Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swingline Loans and Euro Swingline Loans, as applicable, shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Extensions of Credit of that Lender.

(vi) If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the applicable Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swingline Loans and Euro Swingline Loans in an amount equal to the Swingline Lender’s or Euro Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.36.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Swingline Lender, the Euro Swingline Lender and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swingline Loans and Euro Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages and Multicurrency Revolving Percentages (without giving effect to Section 2.37(a)(v)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that, except as provided in Section 9.19 or to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Euro Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender or the Euro Swingline Lender, as applicable, shall not be required to fund any Swingline Loans or Euro Swingline Loans, as applicable, unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan or Euro Swingline Loan, as applicable, and (ii) no Issuing Lender shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.38. ESG Adjustments.

(a) After the Closing Date, the Company, in consultation with the Sustainability Coordinator, shall be entitled, in its sole discretion, to establish specified key performance indicators (“KPIs”) with respect to certain environmental, social and governance (“ESG”) targets of the Company and its Subsidiaries; provided, that, (x) the Company shall have formally mandated BofA Securities as Sustainability Coordinator pursuant to a written agreement in form and substance satisfactory to BofA Securities and (y) the Company shall have entered into a Fee Letter in connection therewith and paid all fees owing thereunder. The Sustainability Coordinator and the Company may amend this Agreement (such amendment, an “ESG Amendment”) solely for the purpose of incorporating the KPIs and other related provisions (the “ESG Pricing Provisions”) into this Agreement with the consent of the Required Lenders. Upon the effectiveness of any such ESG Amendment, based on the Company’s performance against the KPIs, certain adjustments (increase, decrease or no adjustment) (such adjustments, the “ESG Applicable Margin Adjustments”) to the otherwise applicable ABR Applicable Margin, Term SOFR Applicable Margin, Foreign Currency Daily Rate Applicable Margin, Foreign Currency Term Rate Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate, Trade Letter of Credit Fee Rate and the Facility Fee Rate will be made; provided, further, that, the amount of such adjustments shall not exceed (i) in the case of the Facility Fee Rate, an increase and/or decrease of 0.01% and (ii) in the case of the ABR Applicable Margin, Term SOFR Applicable Margin, Foreign Currency Daily Rate Applicable Margin, Foreign Currency Term Rate Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate and Trade Letter of Credit Fee Rate, an increase and/or decrease of 0.04%; provided, that, in no event shall the Facility Fee Rate, ABR Applicable Margin, Term SOFR Applicable Margin, Foreign Currency Daily Rate Applicable Margin, Foreign Currency Term Rate Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate or Trade Letter of Credit Fee Rate be less than zero at any time; and provided, further, that, for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The KPIs, the Company’s performance against the KPIs, and any related ESG Applicable Margin Adjustments resulting therefrom, will be determined based on certain certificates, reports and other documents, in each case, setting forth the calculation and measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles and to be mutually agreed between the Company and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of an ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Required Lenders so long as such modification does not have the effect of reducing the Facility Fee Rate, ABR Applicable Margin, Term SOFR Applicable Margin, Foreign Currency Daily Rate Applicable Margin, Foreign Currency Term Rate Applicable Margin, Swingline Applicable Margin, Standby Letter of Credit Fee Rate or Trade Letter of Credit Fee Rate to a level not otherwise permitted by this Section 2.38(a).

(b) The Sustainability Coordinator will, upon satisfaction of the conditions set forth in the proviso of the first sentence of clause (a) above, (i) assist the Company in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Company in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c) This Section 2.38 shall supersede any provisions in Section 9.1 to the contrary.

2.39. Minimum Interest.

(a) When entering into this Agreement, the parties hereto have assumed in good faith that the interest payments are minimum interest payments not subject to Swiss Withholding Tax.

(b) Notwithstanding the above, if any deduction or withholding is required under the Laws of Switzerland, and should it be unlawful for a Swiss Borrower to comply with the tax gross-up in Section 2.25 for any reason, then the applicable interest rate in relation to that interest payment shall be (i) the interest rate as provided for in Sections 2.20 and 2.21 divided by (ii) 1 (one) minus the rate (in percent) at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose, expressed as a fraction of one rather than as a percentage).

(c) The Swiss Borrower shall be obliged to pay the relevant interest at the adjusted rate in accordance with Sections 2.20 and 2.21 and it shall make the deduction or withholding of Swiss Withholding Tax on the interest so recalculated.

(d) To the extent that interest payable by a Swiss Borrower under this Agreement is subject to Swiss Withholding Tax, the Administrative Agent and such Swiss Borrower shall promptly and fully co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (i) for the Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Withholding Tax and/or (ii) for the Lenders to obtain a full or partial refund of Swiss Withholding Tax under applicable double taxation treaties.

2.40. Lender Status Confirmation.

Each Lender shall specify, as of the date such Person becomes a Lender party hereto, whether or not such Person is a Swiss Qualifying Bank (which specification shall be (a) with respect to Lenders party hereto as of the Closing Date, as set forth on Schedule 1.1 and (b) with respect to Lenders party hereto after the Closing Date, as set forth in the Assignment and Assumption pursuant to which such Person become a party hereto). If a Lender fails to specify its status at set forth above then such Lender shall be treated for the purposes of this Agreement as if such Lender is not a Swiss Qualifying Bank until such time as it notifies the Swiss Borrower which category applies. For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender that became party hereto pursuant to such Assignment and Assumption to comply with this Section 2.40.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of the Borrowers hereby represents and warrants to the Administrative Agent and each Lender that:

3.1. Financial Condition. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at June 30, 2021, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, presents fairly the consolidated financial condition of the Company and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has any material Guarantee Equivalents, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, on and as of the Closing Date, except those (a) reflected in the financial statements referred to in this paragraph, (b) which were incurred after June 30, 2021, in the case of the Company and its Subsidiaries in the ordinary course of business and consistent with past practices, (c) that are obligations (including transaction costs) in connection with this Agreement, or (d) that, individually or in the aggregate, do not have a Material Adverse Effect. During the period from June 30, 2021, to and including the Closing Date, except as publicly disclosed in filings with the SEC prior to the Closing Date, there has been no Disposition by any Group Member of any business or property that is material to the Company and its consolidated Subsidiaries, taken as a whole.

3.2. No Change. Since June 30, 2021, there has been no development or event that, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

3.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, in the case of Group Members other than each of the Loan Parties, where the failure to be so organized, validly existing and in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged except where the failure to have such power, authority and rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except for jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, do not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8. Ownership of Property, Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, in each case necessary and related to its operations, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 6.3.

3.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except where such failure, individually or in the aggregate, does not have a Material Adverse Effect. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Borrower know of any valid basis for any such claim, except where such claims, individually or in the aggregate, do not have a Material Adverse Effect. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect, except where such infringement, individually or in the aggregate, does not have a Material Adverse Effect.

3.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of any Borrower, no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge that would, if made, have a Material Adverse Effect.

3.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used to purchase or carry Margin Stock as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12. ERISA.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Borrowers, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan, which in any event has resulted, or could reasonably be expected to result in, a material liability; (ii) the Borrowers and each ERISA Affiliate has complied in all material respects with all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrowers nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrowers nor any ERISA Affiliate has incurred any liability to the PBGC, other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, which in any event has resulted, or could reasonably be expected to result in, a material liability; (v) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof (other than by means of an annuity or other termination that preserves the Pension Plan’s ability to meet in full its liabilities and obligations to Plan participants as and when they become due) nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) Neither the Borrowers nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 3.12(d) hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e) As of the Closing Date, no Borrower is or will be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

3.13. Investment Company Act; Other Regulations. Neither any Loan Party nor any Person controlling a Loan Party or any Subsidiary of a Loan Party, (a) is or required to be registered as an “investment company” under the Investment Company Act of 1940, as amended or (b) is a “holding company” or a “public utility company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.14. Use of Proceeds. The proceeds of the Loans and the Letters of Credit, shall be used (a) to refinance Indebtedness of the Borrowers under the Existing Credit Agreement and (b) for general corporate purposes of the Company and its Subsidiaries.

3.15. Environmental Matters. Except as disclosed on Schedule 3.15 or except as, in the aggregate, do not have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has assumed any liability of any other Person under Environmental Laws.

3.16. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement, taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders (other than financial projections) for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, in each case in light of the circumstances under which such statements were made or information provided. The projections and pro forma financial information, if any, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

3.17. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

3.18. Insurance. The Company and each of its Subsidiaries maintains with financially sound and reputable insurers (not related to or affiliated with the Company or any of its Subsidiaries) insurance with respect to its properties and business and against at least such liabilities, casualties and contingencies and in at least such types and amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

3.19. Subsidiaries. Except as disclosed to the Administrative Agent by the Company in writing from time to time after the Closing Date, (a) Schedule 3.19 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

3.20. OFAC. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee or third party that will act in any capacity on behalf of or at the direction of the Company or any of its Subsidiaries is an individual or entity that is, or is known by the Company or its Subsidiaries to be owned or controlled by any individual or entity that is (a) currently subject to or the target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

3.21. Anti-Corruption Laws. The Company and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Company and its Subsidiaries conduct business and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

3.22. Affected Financial Institution; Covered Entity. No Loan Party is (a) an Affected Financial Institution or (b) a Covered Entity.

3.23. Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

3.24. Compliance with Swiss Non-Bank Rules. Each Swiss Borrower is in compliance with the Swiss Non-Bank Rules; provided, that, a Swiss Borrower shall not be in breach of this representation if number of creditors of such Swiss Borrower in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Section 9.6 or Section 2.40 or ceasing to be a Swiss Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority. For the purposes of compliance with this representation, each Swiss Borrower shall assume that at any time there may be up to ten (10) creditors that are not Swiss Qualifying Banks under this Agreement (irrespective of whether or not there are, at any time, any creditors which are not Swiss Qualifying Banks).

SECTION 4

CONDITIONS PRECEDENT

4.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it to the Borrowers is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1.

(b) Financial Statements. The Lenders shall have received the consolidated financial statements of the Company and its consolidated Subsidiaries described in Section 3.1.

(c) Fees and Expenses. The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees (including the amendment fees) required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.

(d) Secretary’s Certificate, Certified Certificate of Incorporation: Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit M, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party (or equivalent documentation) certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a long form good standing certificate (or equivalent documentation in any applicable foreign jurisdiction) for each Loan Party from its jurisdiction of organization. The certificate of the Company shall further certify (w) that the conditions specified in Sections 4.2(a) and (b) have been satisfied; (x) that there has been no event or circumstance since June 30, 2021 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(y) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (A) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (B) that would reasonably be expected to have a Material Adverse Effect; and (z) the current Debt Ratings.

(e) Legal Opinions. The Administrative Agent shall have received the legal opinion of (i) McGuireWoods LLP, counsel to the Company and the Subsidiary Guarantors, substantially in the form of Exhibit N and (ii) CMS von Erlach Partners Ltd., counsel to Kennametal Europe GmbH, as a Foreign Borrower, substantially in the form of Exhibit O. Such legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Existing Credit Agreement. The Administrative Agent shall have received evidence that the Borrowers shall have (or concurrently with the initial credit extensions to be made on the Closing Date will have) (i) paid all accrued and unpaid interest on the outstanding Loans (as defined in the Existing Credit Agreement) through the Closing Date, (ii) prepaid any Loans (as defined in the Existing Credit Agreement) to the extent necessary to keep the outstanding Loans ratable with the revised Commitments as of the Closing Date and (iii) paid all accrued facility and letter of credit fees owing to the Existing Lenders under the Existing Credit Agreement through the Closing Date.

(g) Guarantee. The Administrative Agent shall have received the Guarantee, executed and delivered by each Subsidiary Guarantor.

(h) Notes. Each Lender shall have received a Note executed and delivered by the Borrowers if such Lender requested a Note pursuant to Section 2.32.

(i) KYC Information.

(i) Upon the reasonable request of any Lender, the Borrowers shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act.

(ii) At least 5 days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Borrower.

Each of the foregoing shall be in form and substance satisfactory to the Administrative Agent and each Lender. Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it to any Borrower on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (other than the representations and warranties set forth in Section 3.2 and Section 3.6 of this Agreement) shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, Issuing Lender or the Administrative Agent hereunder, such Borrower shall and shall cause each of its Subsidiaries to:

5.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 100 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLC or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 55 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer of the Company as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clauses (a) and (b) above, the Company may make such items available on the internet at www.Kennametal.com or by similar electronic means.

5.2. Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (e), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of a Responsible Officer of the Company, dated as of the date of such delivery, stating that, since the date of the Company’s fiscal year end immediately preceding the fiscal year end for which such financial statements are being delivered, there has been no development or event that has had a Material Adverse Effect;

(b) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer of the Company stating that, to the best of such Responsible Officer’s knowledge, no Default or Event of Default has occurred, except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance with the provisions of Section 6.1 as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be (including, without limitation, any reconciliations required in connection with any changes in GAAP, subsequent to the Closing Date);

(c) within five days after the same are sent, copies of all financial statements and reports that any Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that any Borrower may make to, or file with, the SEC;

(d) promptly, notice of any change in any Debt Rating of the Company;

(e) promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation; and

(f) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

In lieu of furnishing the Administrative Agent and the Lenders the items referred to in clause (c) above, the Company may make such items available on the internet at www.Kennametal.com or by similar electronic means; provided, that, the Company shall promptly provide written or electronic notice to the Administrative Agent and each Lender when statements and reports subject to clause (c) above are made available via www.Kennametal.com or such other electronic means.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar or another similar electronic system approved by the Company (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Joint Book Runners, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent, the Joint Lead Arrangers and the Joint Book Runners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member or where such failure to pay, discharge or otherwise satisfy would not have a Material Adverse Effect.

5.4. Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except (other than clause (a)(i) with respect to the Borrowers) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5. Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition in all material respects, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business or having similar properties similarly situated.

5.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made in all material respects of all dealings and transactions in relation to its business and activities, and (b) following reasonable prior written notice to the Company, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time (it being understood that, so long as no Default or Event of Default has occurred and is continuing, such times shall be during normal business hours) and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, to the extent such accountants are willing, with their independent certified public accountants.

5.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) which, if adversely decided, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) in which any material injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) as soon as possible and in any event within thirty (30) days after any Borrower knows or has any reason to know of the occurrence of an ERISA Event; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8. Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit (a) to refinance Indebtedness of the Borrowers under the Existing Credit Agreement and (b) for general corporate purposes of the Borrowers and their Subsidiaries.

5.9. Continuation of or Change in Business. (a) Not engage in any business if, as a result, the general nature of the business, on a consolidated basis, which would then be engaged in by the Borrowers and their Subsidiaries would be substantially and significantly changed from the general nature of the business engaged in by the Borrowers and their Subsidiaries on a consolidated basis on the Closing Date, or such business is not reasonably related to the business of the Borrowers and their Subsidiaries on a consolidated basis on the Closing Date; and (b) with respect to the Loan Parties taken as a whole, continue to operate as an operating company in substantially the manner as at the Closing Date, and not transfer to any Person which is not a Loan Party, in any transaction or set of related transactions, any material portion of the Loan Parties’ operating assets.

5.10. Further Assurances. Cause each Person which is or becomes a Significant Subsidiary (other than a Foreign Subsidiary) to become a Subsidiary Guarantor as promptly as practicable after (but in any event within 10 days after the date that financial statements are delivered pursuant to Section 5.1 which evidence that such Subsidiary is a Significant Subsidiary) the date such Person first satisfies the criteria in the definition of “Significant Subsidiary”, by causing such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Guarantee, together with (a) an opinion of counsel (including in-house counsel) for such Subsidiary covering such matters relating to such supplement to the Guarantee as the Administrative Agent may reasonably request, and (b) all documents which the Administrative Agent may reasonably request relating to the existence of such Subsidiary, the corporate authority for and the validity of such supplement to the Guarantee, and any other matters reasonably determined by the Administrative Agent to be relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

5.11. Sanctions. Engage in business or transactions involving individuals or entities that are subject to or the target of Sanctions, or in, or with entities or individuals located, organized or resident in, a Designated Jurisdiction, only if such business or transactions are in compliance with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with Sanctions. To the extent any Borrower or any of its Subsidiaries engages in such business or transactions in compliance with all applicable Sanctions, those business activities and related transactions with third parties will not constitute a violation of this Section 5.11 or any other provision of this Agreement that relates to Sanctions; provided, that, in no event shall the proceeds of any Loans or Letters of Credit be used in connection with such business or transactions.

5.12. Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions in which the Company and its Subsidiaries conduct business and maintain policies and procedures designed to promote and achieve compliance with such laws.

5.13. Compliance with Swiss Non-Bank Rules. Each Swiss Borrower shall ensure that such Swiss Borrower is in compliance with the Swiss Non-Bank Rules at any time; provided, that, such Swiss Borrower shall not be in breach of this covenant if the number of creditors of such Swiss Borrower in respect of either the Swiss 10 Non-Bank Rule or the Swiss 20 Non-Bank Rule is exceeded solely by reason of a failure by one or more Lenders to comply with their obligations under Section 9.6 or Section 2.40 or ceasing to be a Swiss Qualifying Bank other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or treaty, or any published practice or published concession of any relevant taxing authority. For the purposes of compliance with this covenant, each Swiss Borrower shall assume that at any time there may be up to ten (10) creditors that are not Swiss Qualifying Banks under this Agreement (irrespective of whether or not there are, at any time, any creditors which are not Swiss Qualifying Banks).

SECTION 6

NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender, Issuing Lender or the

Administrative Agent hereunder, such Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

6.1. Financial Condition Covenant. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrowers to exceed 3.75 to 1.00; provided, that, upon the occurrence of a Qualified Acquisition, for the four (4) fiscal quarter period of the Borrowers commencing with the fiscal quarter of the Borrowers during which such Qualified Acquisition is consummated (such period of increase, a “Leverage Increase Period”), the ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.00 to 1.00; provided, further, that, (a) for at least one (1) fiscal quarter of the Borrowers ending immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.75 to 1.00 prior to giving effect to another Leverage Increase Period, (b) there shall be no more than two (2) Leverage Increase Periods during the term of this Agreement, and (c) each Leverage Increase Period shall apply only with respect to the calculation of the Consolidated Leverage Ratio for purposes of determining compliance with this Section 6.1 and for purposes of any Qualified Acquisition Pro Forma Calculation.

6.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) subject to Section 6.11, Indebtedness of any Borrower to any Subsidiary and of any Subsidiary to any Borrower or any other Subsidiary;

(c) Guarantee Equivalents incurred in the ordinary course of business by any of the Borrowers or any of their Subsidiaries of obligations (other than Indebtedness) of any Borrower or any Subsidiary;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 6.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount thereof or shortening the maturity thereof);

(e) Indebtedness of the Borrowers or their Subsidiaries constituting (i) Capital Lease Obligations and (ii) Indebtedness secured by purchase money Liens described in Section 6.3(g); provided, that, the aggregate principal amount of outstanding Indebtedness described in this Section 6.2(e) shall not exceed $150,000,000 (or the equivalent in any currency) at any time;

(f) Guarantee Equivalents incurred by the Company for the obligations of its Subsidiaries under any Indebtedness of such Subsidiaries otherwise permitted hereunder;

(g) other unsecured Indebtedness for borrowed money of the Company (and not of any Subsidiary) incurred by the Company after the Closing Date; and

(h) additional Indebtedness of the Borrowers or any of their Subsidiaries; provided, that, the aggregate principal amount (for the Borrowers and all Subsidiaries) of such Indebtedness,

together with the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions, shall not exceed $350,000,000 at any one time outstanding.

6.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively, “Permitted Liens”):

(a) Liens for taxes (i) that are not yet due, (ii) that do not exceed $25,000,000 in the aggregate or (iii) that are being contested in good faith by appropriate proceedings; provided, that, in each case of clause (i), (ii) or (iii), adequate reserves with respect thereto are maintained on the books of the Borrowers or their Subsidiaries after notice or discovery of any such Lien, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrowers or any of their Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(d); provided, that, no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrowers or any of their Subsidiaries incurred pursuant to Section 6.2(e) to finance the acquisition of fixed or capital assets; provided, that, (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) any interest or title of a lessor under any lease entered into by the Borrowers or any of their Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(i) judgment liens fully bonded or stayed pending appeal and not constituting an Event of Default under Section 7(h); provided, that, such liens are released or discharged within 90 days after the entry thereof;

(j) Liens in favor of the United States government which arise in the ordinary course of business resulting from progress payments or partial payments under United States government contracts or subcontracts thereunder;

(k) Liens on Margin Stock, if and to the extent that the value of such Margin Stock does not exceed 25% of the total assets of the Borrowers and their Subsidiaries subject to this Section 6.3;

(l) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

(m) Liens consisting of (x) set-off rights or other similar rights in favor of banking institutions securing fees due by the Borrowers or their Subsidiaries in the ordinary course in connection with deposit and other bank accounts held at such banking institution, which fees are within the general parameters customary in the banking industry and (y) any set-off or similar rights granted to any of the Lenders hereunder or pursuant to any of the Loan Documents; and

(n) Liens not otherwise permitted by this Section 6.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds 10% of Consolidated Tangible Assets at any one time.

6.4. Fundamental Changes. Each Borrower shall not, and shall not permit any Subsidiary which is a Loan Party to, directly or indirectly, merge with or into or consolidate with any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following: (a) any Borrower may merge with another Person so long as such Borrower is the surviving corporation; provided, that, if the Company is a party to any such merger the Company shall be the surviving Person, (b) a Subsidiary which is a Loan Party may merge with the Company or another Loan Party that is not a Foreign Borrower, or may merge with another Person so long as such Subsidiary is the surviving corporation or such other Person becomes a Subsidiary and a party to the Guarantee and (c) the Borrowers and their Subsidiaries may make Dispositions permitted pursuant to Section 6.10; provided, that, with respect to clause (a) and (b) above, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the Borrowers shall have demonstrated, as of the last day of the immediately preceding fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 after giving effect, on a pro forma basis, to such merger or consolidation as if it had occurred on such last day or the first day of the relevant period, as appropriate, that the Consolidated Leverage Ratio shall be less than 3.75 to 1.00 (or, for any such merger or consolidation that is a Qualified Acquisition (to the extent that the Company has delivered a Qualified Acquisition Notice in connection therewith), 4.00 to 1.00), (iii) any such merger or consolidation shall not be a “hostile” acquisition and shall have been approved by the board of directors and/or the shareholders (or equivalent) of the applicable Borrower or Subsidiary and the Person acquired in connection with such acquisition and (iv) the Borrowers shall have delivered to the Administrative Agent at least ten Business Days prior to any such merger or consolidation a certificate of a Responsible Officer of the Company certifying the satisfaction of the foregoing conditions and setting forth in reasonable detail the calculations necessary to determine compliance with clause (ii) above.

6.5. Transactions with Affiliates. Except as set forth on Schedule 6.5, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Borrower or any Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.6. Use of Proceeds. Use the proceeds of any Loans or Letters of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

6.7. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any of the Borrowers or any other Subsidiary, (b) make loans or advances to, or other Investments in, any of the Borrowers or any other Subsidiary or (c) transfer any of its assets to any of the Borrowers or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) restrictions contained in agreements governing Indebtedness of a Foreign Subsidiary permitted under Section 6.2(h) (provided, that, (x) such restriction applies only to such Foreign Subsidiary and its Subsidiaries and (y) at no time shall the aggregate outstanding principal amount of such Indebtedness affected by such restriction exceed $50,000,000), (iv) restrictions on property subject to a Permitted Lien in favor of the holder of such Lien and, (v) restrictions contained in any Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the board of directors or senior management of the Company, are necessary to effect such Qualified Receivables Transaction.

6.8. Amendment of Credit Documentation. Enter into, or permit any of its Subsidiaries to enter into, become or remain subject to any agreement or instrument to which any Borrower or such Subsidiary is a party or by which any of them or any of their respective properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.

6.9. Off-Balance Sheet Financings. Enter into, or permit any of its Subsidiaries to enter into, any arrangements (other than a Qualified Receivables Transaction permitted under Section 6.10(d)) to finance any Indebtedness of any Person (other than the Borrowers and their consolidated Subsidiaries) (a) which was incurred by the Borrowers or any of their Subsidiaries or guaranteed by the Borrowers or any of their Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Borrowers or any of their Subsidiaries and (b) the payments in respect of which are intended to be financed with the proceeds of payments made to such Person by the Borrowers or any of their consolidated Subsidiaries or any Indebtedness or Capital Stock issued by any Borrower or any such Subsidiary in an aggregate principal amount in excess of $50,000,000 at any time outstanding.

6.10. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Foreign Borrower or any other Subsidiary of the Company, issue or sell any shares of such Foreign Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) subject to Section 6.11, the sale or issuance of any Subsidiary’s Capital Stock or assets to the Company or any other Subsidiary;

(d) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” made in connection with a Qualified Receivables Transaction; provided, that, notwithstanding anything herein to the contrary, in no event shall (i) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of the Company and its Domestic Subsidiaries be greater than $200,000,000 in the aggregate at any one time or (ii) the aggregate outstanding principal amount of Attributable Debt in respect of Qualified Receivables Transactions of Foreign Subsidiaries be greater than $100,000,000 in the aggregate at any one time;

(e) Dispositions set forth on Schedule 6.10;

(f) the Disposition of other property having a fair market value not to exceed 20% of Consolidated Tangible Assets in the aggregate for any fiscal year of the Borrowers; and

(g) the transfer of Capital Stock of any Foreign Subsidiary constituting directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party;

provided, that, so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall release each Subsidiary Guarantor from its obligations under the Guarantee in connection with any Disposition by the Company or any of its Subsidiaries of such Subsidiary Guarantor permitted pursuant to this Section 6.10.

6.11. Investments. Make any advance, loan, extension of credit (by way of Guarantee Equivalent or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Equivalents permitted by Section 6.2 (other than by reference to this Section 6.11 (or any sub-clause hereof));

(d) (x) acquisitions of the assets of another Person or acquisitions of the Capital Stock of Persons, or (y) other Investments by the Borrowers or any of their Subsidiaries; provided, that, (i) at the time of any such acquisition or Investment and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) the Borrowers shall have demonstrated, on a pro forma basis after giving effect to such acquisition or Investment, that the Consolidated Leverage Ratio shall be less than 3.75 to 1.00 (or, for any such acquisition or Investment that is a Qualified Acquisition (to the extent that the Company has delivered a Qualified Acquisition Notice in connection therewith), 4.00 to 1.00) and (iii) any such acquisition shall not be a “hostile” acquisition and shall have been approved by the board of directors and/or the shareholders (or equivalent) of the applicable Borrower or Subsidiary and the Person acquired in connection with such acquisition;

(e) intercompany Investments (x) by the Company or any Subsidiary Guarantor in the Company or any other Subsidiary Guarantor or (y) by a Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(f) Investments consisting of the Guarantee or the Company Guarantee; and

(g) Investments by the Company or a Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction; provided, however, that, any Investment in any such Person is in the form of an equity interest or interests in accounts receivable and related assets generated by the Company or a Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.

6.12. Sanctions. Directly or knowingly indirectly, use the proceeds of any Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to (a) fund, finance or facilitate any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, in violation of applicable Sanctions, or (b) in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Joint Lead Arranger, Administrative Agent, Issuing Lender, Swingline Lender, Euro Swingline Lender, or otherwise) of applicable Sanctions.

6.13. Anti-Corruption Laws. Directly or knowingly indirectly use the proceeds of any Loans or Letters of Credit for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions in which the Company and its Subsidiaries conduct business to the extent such laws are applicable to the activity in question.

SECTION 7

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to each Borrower only), Section 5.7(a) (only with respect to an Event of Default) or Section 6 of this Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Equivalent, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Equivalent) to become payable; provided, that, a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $75,000,000; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law of any jurisdiction, domestic or foreign, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member (other than an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member (other than an Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member (other than an Immaterial Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member (other than an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; provided, that, notwithstanding anything to the contrary contained in this Section 7(f), it shall be an Event of Default if Immaterial Subsidiaries that collectively have assets with a total book value or fair market value of more than $20,000,000 are subject to the events described in clause (i), (ii), (iii), (iv) or (v) above; or

(g) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC and such liability could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such failure to pay could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) the guarantee of any Subsidiary Guarantor (other than Subsidiary Guarantors which (i) are designated by the Company as a Significant Subsidiary under clause (c) of the definition of “Significant Subsidiary” and (ii) would not be a Significant Subsidiary absent such designation) contained in the Guarantee shall cease, for any reason, to be in full force and effect (except (x) to the extent that such Subsidiary Guarantor is merged into the Company or another Subsidiary Guarantor or (y) such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by Section 6.10) or any Loan Party shall so assert, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents, shall be commenced by any of the Borrowers or any of their Subsidiaries party thereto, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Company; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or (iii) the Company shall fail to own, directly or indirectly, 100% of the Capital Stock of each Foreign Borrower (except for directors’ qualifying shares or other similar nominal ownership interests required by law to be held by a third party);

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

After the exercise of remedies provided for above (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth above), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.36 and 2.37, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.22, 2.25 and 2.26) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lenders and amounts payable under Section 2.22, 2.25 and 2.26) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and Obligations then owing under Specified Hedge Agreements and Specified Cash Management Agreements, ratably among the Lenders, the Issuing Lenders and providers of any Specified Hedge Agreements and Specified Cash Management Agreements in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the applicable Issuing Lenders, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.6, 2.8, 2.8A, and 2.36;

Sixth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Issuing Lenders, the Lenders and the Lender Affiliates based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Sections 2.6, 2.8, 2.8A, and 2.36, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 8

ADMINISTRATIVE AGENT

8.1. Appointment and Authority. Each of the Lenders and Issuing Lenders hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender hereunder and under the other Loan Documents and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 8 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.2. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.3. Exculpatory Provisions. Neither any Agent, the Sustainability Coordinator, the Joint Book Runners, or any Joint Lead Arranger nor any of their respective Related Parties shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each of the Agents, the Sustainability Coordinator, the Joint Book Runners, and the Joint Lead Arrangers:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or the Required Multicurrency Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Sustainability Coordinator, Joint Lead Arrangers, Joint Book Runners or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders or the Required Multicurrency Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7) or (ii) in the absence of a finding that it acted with gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers, a Lender or an Issuing Lender; and

(e) shall not be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lenders, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6. Non-Reliance on Administrative Agent, Sustainability Coordinator, Joint Lead Arrangers, Joint Book Runners and Other Lenders. Each Lender and Issuing Lender expressly acknowledges that none of the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner nor any Joint Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, Sustainability Coordinator, any Joint Book Runner or any Joint Lead Arranger to any Lender or any Issuing Lender as to any matter, including whether the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner or any Joint Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Lender represents to the Administrative Agent, the Sustainability Coordinator, each Joint Book Runner and each Joint Lead Arranger that it has, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

8.7. Indemnification. The Lenders agree to indemnify each Agent, Joint Book Runner and Joint Lead Arranger in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Percentages in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent, Joint Book Runner or Joint Lead Arranger in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Joint Book Runner or Joint Lead Arranger under or in connection with any of the foregoing; provided, that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Joint Book Runner’s or Joint Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.9. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.25(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retired or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender, and as the Swingline Lender and Euro Swingline Lender. If Bank of America resigns as an Issuing Lender, it shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.8. If Bank of America resigns as Swingline Lender or Euro Swingline Lender, it shall retain all the rights of the Swingline Lender or Euro Swingline Lender, as applicable, provided for hereunder with respect to Swingline Loans or Euro Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans or Euro Swingline Loans, as applicable, pursuant to Section 2.5(b). Upon the Company’s appointment of a successor for Bank of America as an Issuing Lender, or as Swingline Lender or Euro Swingline Lender hereunder (which such successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, Swingline Lender and/or Euro Swingline Lender, as the case may be, (ii) the retiring Issuing Lender, Swingline Lender and/or Euro Swingline Lender, as the case may be, shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

8.10. No Other Duties. Anything herein to the contrary notwithstanding, none of the Agents, Joint Lead Arrangers, or Joint Book Runners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Sustainability Coordinator, a Lender or an Issuing Lender hereunder.

8.11. Release of Guarantors. Each Lender and Issuing Lender hereby authorizes the Administrative Agent, at its option and in its discretion, to enter into any agreement or execute any document evidencing the release of any Subsidiary Guarantor from its obligations under this Agreement and the other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guarantee pursuant to this Section 8.11.

8.12. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.20 and 9.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lenders to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

8.13. ERISA Matters.

(a) Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true: (A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this Agreement; (B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; (C)(1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14, and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or (D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) clause (A) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (D) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

8.14. Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.

SECTION 9

MISCELLANEOUS

9.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, no such waiver and no such amendment, supplement or modification shall (i) forgive (in whole or in part) the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder (except (w) only the consent of the Required Lenders shall be necessary to modify the ESG Pricing Provisions in the manner contemplated by Section 2.38, (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i), or (z) that any modification or change in the metric for determining fee rates, applicable margins and Pricing Levels hereunder, including using financial covenants rather than the Company’s Debt Rating shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) consent to the assignment or transfer by any Borrower of its rights and obligations under this Agreement and the other Loan Documents or release, other than as provided in Section 8.11 (in which case such release of any Subsidiary Guarantor may be made by the Administrative Agent acting alone), all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee or release the Company from its obligations under the Company Guarantee or subordinate, or have the effect of subordinating, the Obligations of a Loan Party hereunder to any other Indebtedness or other obligation of such Loan Party (except only the consent of the Required Lenders shall be required to increase or otherwise modify the Permitted Liens of such Loan Party), in each case without the written consent of all the Lenders; (iv) add additional currencies as Foreign Currencies in which Multicurrency Loans may be made under this Agreement without the written consent of all the Multicurrency Lenders; (v) reduce the percentage specified in the definition of Required Lenders without the written consent of all Lenders; (vi) amend, modify or waive any provision of Section 8 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Sections 2.4 or 2.5 without the written consent of the Swingline Lender or, with respect to provisions concerning the Euro Swingline Loans, the Euro Swingline Lender; (viii) amend, modify or waive any provision of Sections 2.6 through 2.13 inclusive without the written consent of all Issuing Lenders; or (ix) amend, modify or waive any provision of Section 2.23, the second proviso in Section 2.33(a) or the last eight paragraphs of Section 7 without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Company (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or on a subordinated basis to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and the accrued interest and fees in respect thereof and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; (b) if following the Closing Date, the Administrative Agent and the Company shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; (c) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 9.1, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective; (d) this Agreement may be amended or otherwise supplemented without the written consent of the Lenders or the Required Lenders to increase the amount of the Total Commitments in accordance with Section 2.15(b); (e) this Agreement (i) may be amended with the written consent of the Administrative Agent and the Company as contemplated by Section 2.22(c) and (d) and (ii) in order to implement any ESG Amendment, this Agreement and the other Loan Documents may be amended (or amended and restated) in accordance with Section 2.38 with only the consent of the Required Lenders, the Company and the Sustainability Coordinator; and (f) each Fee Letter may be amended only with the written consent of the parties to such Fee Letter.

9.2. Notices.

(a) Notices Generally. Except in the case of notices expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an Administrative Questionnaire delivered to the

Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Kennametal Inc.
525 William Penn Place, Suite 3300
Pittsburgh, Pennsylvania 15219
Attention: Mark J. Olyarnik
Facsimile: +1.724.539.4668
Telephone: +1.724.539.5447
E-mail: mark.olyarnik@kennametal.com

Foreign Borrower:	Kennametal Europe GmbH
CHE-112.241.858
Rheingoldstrasse 50
8212 Neuhausen am Rheinfall Switzerland
Attention: Regional CFO
Facsimile: +41 52 6750 101
Telephone: +41 52 6750 120

Administrative Agent:	Administrative Agent’s Office
(for payments and requests for credit extensions):
Bank of America, N.A.
Gateway Village – 900 Building
900 W Trade Street
Mail Code: NC1-026-06-04
Charlotte, NC 28255-0001
Attention: Smith Bagley
Telephone: 1-980-387-3794
Electronic Mail: smith.bagley@bofa.com

Other Notices as Administrative Agent
Bank of America, N.A.
Agency Management
Gateway Village – 900 Building
900 W Trade Street
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001
Attention: Michael Nicholson
Telephone: 1-980-387-2469
Facsimile: 1-704-625-4275
Electronic Mail: michael.r.nicholson@bofa.com

Remittance Instructions -USD
Bank of America NA (SWIFT ID: BOFAUS3N)
ABA Number: 026009593

Beneficiary Account Number: 1366072250600
Acct Name: Wire Clearing Acct for Syn Loans – LIQ
Beneficiary: Kennametal Inc.
BANK OF AMERICA, N.A.100 NORTH TRYON STREET CHARLOTTE, NC 28255

Remittance Instructions -EUR
Beneficiary Bank: Bank of America NT and SA (Swift ID: BOFAGB22)
Beneficiary Account Number: GB89 BOFA 1650 5095 687029
Beneficiary: Bank of America NA
BANK OF AMERICA, N.A., LONDON BRANCH FINANCIAL CENTER, 2 KING EDWARD ST.LONDON EC1A 1HQ

Issuing Lender:	Standby Letters of Credit
Bank of America
Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Phone: (800)-370-7519
Email scranton_standby_lc@bofa.com
Fax: 1-800-755-8743

Trade Letters of Credit
Bank of America
Trade Operations
Mail Code: PA6-580-02-30
1 Fleet Way
Scranton, PA 18507
Phone: (800)-370-7519
Fax: (212)-293-8117
Attn: Scranton Imports
Email: scranton_import_lc@bofa.com

Remittance Instructions
Bank of America, N.A.
New York, NY
ABA #: 026-009-593
Account #: 04535-883980
Attn: Scranton Standby
Ref: Kennametal Inc.

Euro Swingline
Lender:	Loan/Funding Requests

Bank of America, N.A., London Branch 26 Elmfield Road, Bromley
Kent, BR1 1LR
London, United Kingdom
Attention: EMEA Loan Operations
Facsimile: +44 208 313 2140
Telephone: +44 208 695 3071
E-mail: Emealendingopsagencybilat@Bofa.com

General/Other Notices
Bank of America, N.A., London Branch 2 King Edward Street
London, United Kingdom
EC1A1 HQ
Attention: Joanne Hilliard / Michael Reynolds
Telephone: +44 207 996 0438 / +353 1 243 9456
E-mail: joanne.hilliard@bofa.com / michael.j.reynolds@bofa.com provided, that, any notice, request or demand to or upon the Administrative Agent, any Issuing Lender or the Lenders shall not be effective until received. The notice address of any Foreign Borrower becoming a party to this Agreement after the Closing Date shall be the notice address provided by such Foreign Borrower in the Foreign Borrower Request and Assumption Agreement delivered pursuant to Section 2.33(a). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Swingline Lender, the Euro Swingline Lender, the Issuing Lenders or any Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Issuing Lenders, the Euro Swingline Lender and the Swingline Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Issuing Lenders, the Euro Swingline Lender and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Lenders and Lenders. The Administrative Agent, the Issuing Lenders and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Notices, Conversion/Continuation Notices, Applications, Euro Swingline Loan Notices, Swingline Loan Notices and Notices of Loan Prepayment) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Issuing

Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

9.3. No Waiver; Cumulative Remedies; Enforcement. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder (including in respect of the Company Guarantee) or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7 for the benefit of all the Lenders and the Issuing Lenders; provided, however, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender, the Swingline Lender or the Euro Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender, Swingline Lender or Euro Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.7 (subject to the terms of Section 2.23), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.23, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing or other extensions of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.5. Costs and Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Each Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers and their Affiliates for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay all customary fees incurred by any Issuing Lender in connection with the amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse each Lender, Agent, Joint Book Runner and Joint Lead Arranger for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights (i) under this Agreement, the other Loan Documents and any such other documents, including its rights under this Section, or (ii) in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, in each case, including the reasonable fees and disbursements of counsel (including the allocated expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, and (d) to pay, indemnify, and hold each Lender, Agent, Joint Book Runner and Joint Lead Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any other documents delivered by a Group Member in connection with any Loan Document or the transactions contemplated thereby.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify, and hold the Administrative Agent (and any sub-agent thereof), each Lender, Issuing Lender, Agent, Joint Book Runner and Joint Lead Arranger and their respective Related Parties (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), delivery, enforcement, performance and administration of this Agreement, any Letter of Credit, any other Loan Document and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that, the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee to the extent of the Indemnitee’s liability as an owner (and not as an operator or arranger under Environmental Laws). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Lender or such Related Party, as the case may be, such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.23(f).

(d) Payments. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrowers pursuant to this Section 9.5 shall be submitted to the Company at its address set forth in Section 9.2 or to such other Person or address as may be hereafter designated by the Company in a written notice to the Administrative Agent.

(e) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Euro Swingline Lender, the replacement of any Lender, the termination of the Total Commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.6. Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.6. No assignment by a Lender hereunder shall be made to (i) any Borrower or any Borrower’s Affiliates or Subsidiaries, (ii) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), (iii) an Assignee for which it is unlawful, or any Governmental Authority has asserted that it is unlawful, for such Assignee or its applicable lending office(s) to make, maintain or fund Loans to, or to participate in Letters of Credit issued for the account of, each Foreign Borrower that is a party to this Agreement at the time of such assignment or (iv) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (iv). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Multicurrency Subcommitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided, that, no consent of the Company shall be required for an assignment (1) to a Lender, (2) to a Lender Affiliate or Approved Fund if such Lender Affiliate or Approved Fund is a Swiss Qualifying Bank, or (3) if any Event of Default has occurred and is continuing, to any other Person;

(B) the Administrative Agent; provided, that, the consent of the Administrative Agent shall not be required for an assignment to an Assignee that is a Lender, a Lender Affiliate, or an Approved Fund; and

(C) each Issuing Lender, the Swingline Lender, and the Euro Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided, that, (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (B) shall not apply to rights in respect of Swingline Loans or Euro Swingline Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in the form supplied by the Administrative Agent;

(D) in the case of an assignment by a Multicurrency Lender of all or a portion of its Commitment, such assignment must include a ratable assignment of such Multicurrency Lender’s Multicurrency Subcommitment to the extent that the amount of its Commitment being assigned is greater than the excess, if any, of the amount of such Commitment over the amount of such Multicurrency Lender’s Multicurrency Subcommitment; and

(E) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Lender or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit, Swingline Loans and Euro Swingline Loans in accordance with its Revolving Percentage or Multicurrency Revolving Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.24, 2.25, 2.26 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lenders at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations. Any Lender may, without the consent of any Borrower, the Administrative Agent, the Swingline Lender, the Euro Swingline Lender or any Issuing Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons), a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (provided, that, such Person is a Swiss Qualifying Bank) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.24, 2.25 and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (it being understood that the documentation required under Section 2.25(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Section 2.27 and Section 2.28 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 2.24 or Section 2.25, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from any change in a Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.28 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender; provided, that, such Participant shall be subject to Section 9.7(a) as though it were a Lender. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) without regard to the existence of any participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”);

provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) Additional Notes. Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 9.6.

(f) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a Conduit Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, that, such Conduit Lender is a Swiss Qualifying Bank. Each party hereto hereby agrees that (i) neither the grant to any Conduit Lender nor the exercise by any Conduit Lender of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement, (ii) no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by a Conduit Lender hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any Conduit Lender, it will not institute against, or join any other Person in instituting against, such Conduit Lender any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any Conduit Lender may (x) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative

Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (y) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such Conduit Lender.

(g) Resignation as Issuing Lender; Swingline Lender or Euro Swingline Lender.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 9.6(b), (i) upon 30 days’ notice to the Borrowers and the Lenders, Bank of America may resign as an Issuing Lender, (ii) upon 30 days’ notice to the Borrowers, Bank of America may resign as Swingline Lender and/or (iii) upon 30 days’ notice to the Borrowers, Bank of America, N.A., London Branch may resign as Euro Swingline Lender. In the event of any such resignation as Issuing Lender or as Swingline Lender or as Euro Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Lender, Swingline Lender or Euro Swingline Lender hereunder; provided, however, that, no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be, or Bank of America, N.A., London Branch as Euro Swingline Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 2.8). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Swingline Loans pursuant to Section 2.5. If Bank of America, N.A., London Branch resigns as Euro Swingline Lender, it shall retain all the rights of the Euro Swingline Lender provided for hereunder with respect to Euro Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund risk participations in outstanding Euro Swingline Loans pursuant to Section 2.5. If Bank of America resigns as Swingline Lender and as an Issuing Lender, Bank of America shall also resign as Administrative Agent.

(ii) Notwithstanding anything to the contrary contained herein, if at any time any other Issuing Lender assigns all of its Commitment and Loans pursuant to Section 9.6(b), upon 30 days’ notice to the Borrowers and the Lenders, such Issuing Lender may resign as an Issuing Lender. In the event of any such resignation as Issuing Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that, no failure by the Borrowers to appoint any such successor shall affect the resignation of such Issuing Lender as Issuing Lender. If any Issuing Lender resigns as Issuing Lender, it shall retain all the rights and obligations of an Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto (including the right to require the Lenders to fund risk participations in respect of any Letter of Credit pursuant to Section 2.8).

9.7. Adjustments, Set-off; Pari Passu Treatment.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other relevant Lender, if any, in respect of the Obligations owing to such other relevant Lender, such Benefited Lender shall purchase for cash from the other relevant Lenders a participating interest in such portion of the Obligations owing to each such other relevant Lender, or shall provide such other relevant Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the relevant Lenders; provided, however, that, if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall, so long as any Event of Default has occurred and is continuing, have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Lender Affiliate or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

(c) Following the occurrence and during the continuance of any Event of Default, each Lender agrees that it shall be deemed to have, automatically upon the occurrence of such Event of Default, purchased from each other Lender a participation in the risk associated with the Obligations held by such other Lender, so that the aggregate principal amount of the Obligations held by each Lender shall be equivalent to such Lender’s Revolving Percentage of the Obligations. Upon demand by the Administrative Agent, made at the request of the Required Lenders, each Lender that has purchased such participation (a “Purchasing Lender”) shall pay the amount of such participation to the Administrative Agent for the account of each Lender whose Outstanding Extensions of Credit exceed their Revolving Percentage of the Obligations. Any such participation may, at the option of such Purchasing Lender, be paid in Dollars or in an applicable Foreign Currency (the “Funding Currency”) (in an amount equal to the then applicable Dollar Equivalent or Foreign Currency Equivalent, as applicable, amount of such participation) and such payment shall be converted by the Administrative Agent into the currency of the Obligations in which such participation is being purchased. The Borrowers agree to indemnify each Purchasing Lender for any loss, cost or expense incurred by such Purchasing Lender as a result of entering into any reasonable hedging arrangements between the Funding Currency and the currency of the Obligations in which such participation is being purchased in connection with the funding of such participation or as a result of any payment on account of such participation in a currency other than that funded by the Purchasing Lender.

(d) Each Borrower expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Person as fully as if such Person had made a Loan directly to such Borrower in the amount of such participation.

(e) In the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.37 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.7A. Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Issuing Lenders or any Lender, or the Administrative Agent, the Issuing Lenders or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lenders or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.8. [Reserved].

9.9. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the

Administrative Agent, the Issuing Lenders, the Euro Swingline Lender or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11. GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12. SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION

THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.13. Acknowledgements; No Advisory or Fiduciary Responsibilities. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent, the Sustainability Coordinator, any Joint Lead Arranger, any Joint Book Runner nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent, the Sustainability Coordinator, the Joint Lead Arrangers, the Joint Book Runners and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, Sustainability Coordinator, Joint Book Runners, Joint Lead Arrangers and Lenders, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, Sustainability

Coordinator, Joint Book Runners, Joint Lead Arrangers and Lenders, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger or any Lender has advised or is currently advising any of the Borrowers or their respective Affiliates on other matters) and neither the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger nor any Lender has any obligation to any of the Borrowers or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, Sustainability Coordinator, Joint Book Runners, Joint Lead Arrangers and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, Sustainability Coordinator, Joint Book Runners, Joint Lead Arrangers and Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Sustainability Coordinator, any Joint Book Runner, any Joint Lead Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

9.14. Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement (“Information”); provided, that, nothing herein shall prevent the Administrative Agent or any Lender from disclosing any Information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, but in the case of Lender Affiliates, only in connection with this Agreement and matters related thereto (and not for any other purpose, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed to keep such Information confidential), (b) subject to an agreement to comply with the provisions of this Section 9.14, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) on a confidential basis to (x) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided hereunder or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document, (k) with the consent of the Company or (l) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.14, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers who did not acquire such Information as a result of a breach of this Section 9.14. To the extent permitted by law, in the case of all requests, demands, responses or requirements referenced in clauses (d), (e) and (f) (in each case, other than in connection with routine bank examinations), the Administrative Agent or the Lender, as the case may be, shall use reasonable commercial efforts to notify the Company with respect to such request, demand, response or requirement in order to afford the Company an opportunity to take such actions as the Company deems appropriate to protect such Information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

9.15. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.16. USA PATRIOT ACT Notice. Each Lender that is subject to the Act (as hereinafter defined), the Swingline Lender, the Euro Swingline Lender, each Issuing Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower (including any Applicant Borrower), which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, the Swingline Lender, the Euro Swingline Lender or such Issuing Lender, as applicable, to identify such Borrower in accordance with the Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

9.17. Transitional Arrangements.

(a) On the Closing Date, this Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this Section 9.17. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, and the Designated Letters of Credit issued by any Issuing Lender for the account of the Company prior to the Closing Date shall be converted into Letters of Credit under this Agreement. Without limiting the generality of the foregoing and to the extent necessary, the Lenders and the Administrative Agent reserve all of their rights under the Existing Credit Agreement and the Company hereby obligates itself again in respect of all present and future Obligations under, inter alia, the Existing Credit Agreement, as amended and restated by this Agreement.

(b) All interest and fees and expenses, if any, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (pro rated in the case of any fractional periods), and shall be paid on the Closing Date. Commencing on the Closing Date, the facility fee hereunder shall be payable by the Company to the Administrative Agent for the account of the Lenders in accordance with Section 2.14.

9.18. Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 9.18 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, the Sustainability Coordinator, any Issuing Lender, the Swingline Lender or the Euro Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, (a) to the extent the Administrative Agent, the Sustainability Coordinator, any Issuing Lender, the Swingline Lender and/or the Euro Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

None of the Administrative Agent, the Sustainability Coordinator, any Issuing Lender, the Swingline Lender or the Euro Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the Sustainability Coordinator’s, any Issuing Lender’s, the Swingline Lender’s or the Euro Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, the Sustainability Coordinator, any Issuing Lender, the Swingline Lender and the Euro Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

9.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

9.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page left blank intentionally; Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KENNAMETAL INC.,
as a Borrower

By:	/s/ Mark J. Olyarnik
Name:	Mark J. Olyarnik
Title:	Director Corporate Treasury and Treasurer

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

KENNAMETAL EUROPE GMBH,
as a Borrower

By:	/s/ Michael Eiterich-Purnhagen
Name:	Michael Eiterich-Purnhagen
Title:	Chairman of the Management Board

By:	/s/ Laurent Alain Michel Bigot
Name:	Laurent Alain Michel Bigot
Title:	Managing Director

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Melissa Mullis
Name:	Melissa Mullis
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender, an Issuing Lender and Swingline Lender

By:	/s/ Kevin Dobosz
Name:	Kevin Dobosz
Title:	Senior Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

BANK OF AMERICA, N.A., LONDON BRANCH,
as Euro Swingline Lender

By:	/s/ Fiona Malitsky
Name:	Fiona Malitsky
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A,
as a Lender

By:	/s/ Jonathan Bennett
Name:	Jonathan Bennett
Title:	Executive Director

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daniel Scherling
Name:	Daniel Scherling
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

BNP PARIBAS, as a Lender

By:	/s/ Kirk Hoffman
Name:	Kirk Hoffman
Title:	Managing Director

By:	/s/ Tony Baratta
Name:	Tony Baratta
Title:	Managing Director

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

CITIZENS BANK, N.A., as a Lender

By:	/s/ Carl S. Tabacjar, Jr
Name:	Carl S. Tabacjar, Jr
Title:	Senior Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

MIZUHO BANK, LTD.,
as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Executive Director

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Rodney J. Winters
Name:	Rodney J. Winters
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Dimitry Zagarsky
Name:	Dimitry Zagarsky
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

COMMERZBANK AG, NEW YORK BRANCH,
as a Lender

By:	/s/ Mathew Ward
Name:	Mathew Ward
Title:	Managing Director

By:	/s/ Michael Ravelo
Name:	Michael Ravelo
Title:	Managing Director

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

ING BANK N.V., DUBLIN BRANCH, as a Lender

By:	/s/ Cormac Langford
Name:	Cormac Langford
Title:	Director

By:	/s/ Louise Gough
Name:	Louise Gough
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle Patterson
Name:	Kyle Patterson
Title:	Senior Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Mark Zobel
Name:	Mark Zobel
Title:	Vice President

KENNAMETAL INC.

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

SCHEDULE 1

Foreign Borrowers

KENNAMETAL EUROPE GmbH

SCHEDULE 1.1

Commitments

Lender	Commitment	Applicable Percentage of Commitment	Multicurrency Subcommitment	Applicable Percentage of Multicurrency Subcommitment	Swiss Qualifying Bank (Yes/No)
Bank of America, N.A.	$85,000,000.00	12.142857143%	$36,428,571.43	12.142857143%	Yes
JPMorgan Chase Bank, N.A.	$85,000,000.00	12.142857143%	$36,428,571.43	12.142857143%	Yes
PNC Bank, National Association	$85,000,000.00	12.142857143%	$36,428,571.43	12.142857143%	Yes
BNP Paribas	$65,000,000.00	9.285714286%	$27,857,142.86	9.285714286%	Yes
Citizens Bank, N.A.	$65,000,000.00	9.285714286%	$27,857,142.86	9.285714286%	Yes
Mizuho Bank, Ltd.	$65,000,000.00	9.285714286%	$27,857,142.86	9.285714286%	Yes
U.S. Bank National Association	$65,000,000.00	9.285714286%	$27,857,142.86	9.285714286%	Yes
Capital One, National Association	$45,000,000.00	6.428571429%	$19,285,714.29	6.428571429%	Yes
Commerzbank AG, New York Branch	$45,000,000.00	6.428571429%	$19,285,714.29	6.428571429%	Yes
ING Bank N.V., Dublin Branch	$45,000,000.00	6.428571429%	$19,285,714.29	6.428571429%	Yes
HSBC Bank USA, National Association	$25,000,000.00	3.571428570%	$10,714,285.70	3.571428570%	Yes
The Huntington National Bank	$25,000,000.00	3.571428570%	$10,714,285.70	3.571428570%	Yes

TOTAL	$700,000,000.00	100.000000000%	$300,000,000.00	100.000000000%

SCHEDULE 2.6

Designated Letters of Credit

Alias	Pricing Option	Status	Borrower	Current Amount	Original Amount	CCY	Effective Date	Actual Expiry	Adjusted Expiry
T00000001343308	Standby Letter of Credit	Active	KENNAMETAL INC	171,901.00	250,000.00	USD	15-Jul-16	1-Jul-22	5-Jul-22
T00000068007733	Standby Letter of Credit	Active	KENNAMETAL INC	1,080,000.00	3,100,000.00	USD	15-Jul-16	1-Jul-22	5-Jul-22
T00000068101847	Standby Letter of Credit	Active	KENNAMETAL INC	197,675.35	192,448.33	USD	15-Jul-16	14-Feb-23	14-Feb-23
T00000068112578	Standby Letter of Credit	Active	KENNAMETAL INC	2,828,154.63	980,750.00	USD	15-Jul-16	16-Jun-22	16-Jun-22

SCHEDULE 3.12(d)

Pension Plans

1.	KMT Retirement Income Plan (RIP).

2.	KMT UAW Local 1059 Pension Plan for Hourly Rated Production and Maintenance Employees (Latrobe Hourly).

SCHEDULE 3.15

Environmental Disclosures

Environmental Remediation Summary	Notices of Violation / Consent Orders
Arivec, Georgia	Belleville Stellite, Ontario, Canada (C.O. – FY14)
Belleville Stellite, Ontario, Canada	Fallon, Nevada (N.o.V. – Q3 FY18)
Bedford Castings, Pennsylvania
Clemson, South Carolina
Essen, Germany
Huntsville, Alabama
Milano, Italy
Neunkirchen, Germany
Port Coquitlam, British Columbia, Canada
Lyndonville, Vermont
Golden, Colorado

SCHEDULE 3.19

Subsidiaries

[See attached]

KENNAMETAL INC.

SUBSIDIARIES, BRANCHES, AND AFFILIATES

06.01.2022

OWNERSHIP

				DIRECT	INDIRECT
		Country Inc.	SAP CO CODE	%	%	VIA	NOTES
AMERICAS:
1	Kennametal Inc.	U.S. (PA)	5101				(1)
2	Kennametal Holdings Europe Inc.	U.S. (DE)	5121	100
3	Kennametal Holdings, LLC	U.S. (DE)	n/a		100	2
4	Deloro Stellite Holdings Corporation (DSHC)	U.S. (DE)	5137		100	2
5	DSGP LLC	U.S. (DE)	n/a		100	4
6	Kennametal Stellite, LP.	U.S. (DE)	5138		99.9	4	Limited Ptr (1) (2).
					0.1	5	General Ptr.
7	Kennametal Stellite, Inc	Canada (Ontario)	5140		100	4	(1)
8	Kennametal Ltd.	Canada (Ontario)	5105		100	36	(1)
9	Kennametal de Mexico, SA. de C.V.	Mexico	5108	99	1	2
10	Kennametal Argentina S.A.	Argentina	5132		97	37
					3	13
11	Kennametal do Brasil LtdA.	Brazil	5134	0.001	99.999	37
12	Comercializadora Kennametal Bolivia S.R.L	Bolivia	5145		99	37
					1	13
13	Kennametal Chile LtdA.	Chile	5146		100	37

EUROPE
14	Kennametal Holding GmbH	Germany	5222		100	42
15	Kennametal GmbH	Germany	5225		100	14
16	Kennametal Produktions GmbH & Co. KG	Germany	5201		99.999	15	General (1)
					0.001	17	Limited
17	Kennametal Deutschland GmbH	Germany	5202		100	15
18	Widia GmbH	Germany	5237		100	14	(1)
19	Kennametal Widia Produktions GmbH & Co. KG	Germany	5230		99.99	18	General (l)
					0.01	15	Limited
20	Kennametal Belgium BVBA	Belgium	5206		99.99	15
					0.01	29
21	Kennametal UK Limited	England	5204		100	15
22	Kennametal Logistics UK Ltd.	England	5274		100	21
23	Kennametal Manufacturing UK Ltd.	England	5265		100	21	(1)
24	Kennametal France S.A.S.U.	France	5205		100	15
25	Kennametal Hungaria kft	Hungary	5227		98	14
					2	15
26	Kennametal Italia S.p.A.	ltaly	5209		65.9	15	(1)
27	Kennametal Italia Produzione S.R.L	Italy	5412		100	26	(3)
28	Kennametal Stellram S.r.L	Italy	5440		100	15
29	Kennametal Nederland B.V.	Netherlands	5207		100	42
30	Kennametal Produkcja Sp. z o.o.	Poland	5415		100	31

1 of 3

KENNAMETAL INC.

SUBSIDIARIES, BRANCHES, AND AFFILIATES

06.01.2022

OWNERSHIP

				DIRECT	INDIRECT
		Country Inc.	SAP CO CODE	%	%	VIA	NOTES
31	Kennametal Sp. z o.o.	Poland	5250		100	15	(1)
32	Kennametal Polska Sp. z o.o.	Poland	5243		100	15
33	Kenci S.L	Spain	5248		100	15
34	Kennametal GmbH - organizační složka	Czech Republic	5251		BRANCH	15	(1)
35	Kennametal GmbH - Zweigniederlassung Österreich	Austria	5241		BRANCH	15
36	Kennametal Luxembourg S.à.r.l.	Luxembourg	5411		100	37
37	Kennametal Luxembourg Holding S.à.r.l.	Luxembourg	5416		100	38
38	Kennametal Holdings, LLC Luxembourg S.C.S.	Luxembourg	5433		Partnership	3	General
					99.9	2	Limited
39	Kennametal Manufacturing Barcelona S.L	Spain	5407		100	33
40	Kenci Lda.	Portugal	5406		100	33
41	Metunit AG	Switzerland	5239		100	18
42	Kennametal Europe GmbH	Switzerland	5268, 5269		100	37
43	Kennametal Kesici Takimlar Sanayi ve Ticaret A.S.	Turkey	5252		100	15
44	Kennametal Infrastructure GmbH	Germany	5278		100	15
45	Kennametal Logistics GmbH	Germany	5275		100	14
46	Kennametal Shared Services GmbH	Germany	5276		100	14
47	Kennametal Widia Real Estate GmbH & Co. KG	Germany	5270	10.1	89.9	18	Limited
					Partnership	42	General (0%)
48	Kennametal Real Estate GmbH & Co. KG	Germany	5272	10.1	89.9	15	Limited
					Partnership	42	General (0%)
49	Kennametal (Deutschland) Real Estate GmbH & Co. KG	Germany	5271	10.1	89.9	15	Limited
					Partnership	42	General (0%)
50	Rübig Real Estate GmbH & Co. KG	Germany	5273	10.1	89.9	15	Limited
					Partnership	42	General (0%)
51	Kennametal Sintec Keramik GmbH	Germany	5401		100	14
52	Kennametal Sintec Holding GmbH	Germany	5404		100	36
53	OOO Kennametal, Moscow	Russia	5409/5410		99	42
					1	37
54	Kennametal GmbH Romanian	Romania	5444		BRANCH	15
55	Kennametal GmbH Slovakian	Slovenska Republika	5445		BRANCH	15
56	Kennametal South Africa (Proprietary) Limited	South Africa	5320	74.9			25.1% sold 6/2015
57	Kennametal Manufacturing S.A. (Proprietary) Limited	South Africa	5434	100
58	Hanita Metal Works, Ltd.	Israel	5335		100	42

ASIA PACIFIC:
59	Kennametal Australia Pty Ltd.	Australia	5301	100
60	Kennametal Hardpoint (Shanghai) Co. Ltd.	China	5319		100	65
61	Kennametal (China) Co. Ltd.	China	5331		100	65
62	Sunshine Powder-Tech (Shanghai) Ltd.	China	5333		100	64

2 of 3

KENNAMETAL INC.

SUBSIDIARIES, BRANCHES, AND AFFILIATES

06.01.2022

OWNERSHIP

				DIRECT	INDIRECT
		Country Inc.	SAP CO CODE	%	%	VIA	NOTES
63	Kennametal Stellite (Shanghai) Co. Ltd.	China	5339		58.72	4	Joint Venture (1)
64	Kennametal Sintec Keramik Asia Ltd.	Hong Kong	5332		100	52
65	Kennametal Asia (HK) Ltd.	Hong Kong	5316		100	36
66	Kennametal India Limited	India	5323	24	51	41	25% public shares
67	Kennametal Shared Services Private Limited	India	5330	99	1	2	(1)
68	Kennametal Japan Ltd.	Japan	5306	100
69	Kennametal (Xuzhou) Company Ltd.	China	5336		100	65
70	Kennametal (Malaysia) Sdn. Bhd.	Malaysia	5314	100
71	Kennametal (Singapore) Pte Ltd.	Singapore	5302	100
72	Kennametal Distribution Services Asia Pte Ltd.	Singapore	5325	100
73	Kennametal Korea Ltd.	South Korea	5322	100
74	Kennametal Hardpoint (Taiwan) lnc.	Taiwan	5321	100
75	Kennametal (Thailand) CO., Ltd	Thailand	5303	99.996	0.002	2
					0.002	3
76	Kennametal Asia (China) Management Co., Ltd.	China	5341		100	65
77	PT. Kennametal Indonesia Services	Indonesia	5340	99	1	71
78	Kennametal Vietnam LLC	Vietnam	5342		100	71
79	Widia India Tooling Private Limited	India	5343		100	66	(4)

	NOTES:
	(1) Manufacturing Company
	(2) Not Consolidated
	(3) Doment
	(4) Merger with Kennametal India Limited in process

3 of 3

SCHEDULE 6.2(d)

Existing Indebtedness

(In Thousands; as of March 31, 2022)
4.625% Senior Notes Due 2028	$300,000	(1)
2.800% Senior Notes Due 2031	$300,000	(1)
Kennametal Stellite Shanghai Company Ltd.	$788
Kennametal Holding GmbH	$447

Total	$601,235

Notes:

(1)	Excludes bonds payable discount of $2,540 thousand and deferred financing fees of $4,322 thousand in respect of the bonds and the loans under the Existing Credit Agreement.

SCHEDULE 6.3(f)

Existing Liens

None.

SCHEDULE 6.5

Affiliate Transactions

1.	Any Qualified Receivables Transaction.

2.	Payment of customary compensation to executive officers and directors for companies comparable to Kennametal, Inc.

SCHEDULE 6.10

Permitted Dispositions

None.

EXHIBIT A

FORM OF BORROWING NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:

Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The [Company] [Foreign Borrower referred to in item 7 below (the “Applicable Foreign Borrower”)] hereby requests a Borrowing of Revolving Loans:

1. Which will be [Dollar Revolving] [Multicurrency] Loans.

2. On                                         (a Business Day).

3. In the principal amount of [$][£][€][C$][Y]                             .

4. Comprised of ______________________________

            [Type of Loan]

5. For [Term SOFR] [Foreign Currency Term Rate] Loans: with an Interest Period of [1][3][6] months.

6. In the following currency: [Dollars][Sterling][Euros][Canadian Dollars][Yen].

7. [Insert name of Applicable Foreign Borrower].

The undersigned Borrower hereby represents and warrants that (a) this Borrowing Notice complies with the requirements of Section 2.1(a) of the Credit Agreement and (b) the conditions specified in Sections 4.2(a) and (b) of the Credit Agreement shall be satisfied on and as of the Borrowing Date.

Delivery of an executed counterpart of a signature page to this Borrowing Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Borrowing Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Borrower has executed and delivered this Borrowing Notice as of the date first written above.

[KENNAMETAL INC., as a Borrower

By:
Name:
Title:]

[KENNAMETAL EUROPE GMBH, as a Foreign Borrower

By:
Name:
Title:

By:
Name:
Title:]

EXHIBIT B

FORM OF CONVERSION/CONTINUATION NOTICE

TO:	Bank of America, N.A., as Administrative Agent

RE:

Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

[FOR CONVERSIONS]

The [Company] [Foreign Borrower referred to in item 5 below (the “Applicable Foreign Borrower”)] hereby requests a conversion of Revolving Loans comprised of [Term SOFR] [ABR] Loans:

1. On_____________________________ (a Business Day).

2. Such Revolving Loans are to be converted into [ABR] [Term SOFR] Loans.

3. The aggregate amount of Revolving Loans to be converted is [$][C$][€][£][Y]        .

4. [The Interest Period for such Term SOFR Loans shall be [1][3][6] months].1

5._____________________________ [Insert name of Applicable Foreign Borrower].

[FOR CONTINUATIONS]

The [Company] [Foreign Borrower referred to in item 5 below (the “Applicable Foreign Borrower”)] hereby requests a continuation of Revolving Loans comprised of [Term SOFR] [Foreign Currency Term Rate] Loans:

1. On_____________________________ (a Business Day).

2. The Revolving Loans to be continued are denominated in [Dollars] [Sterling] [Euros] [Canadian Dollars] [Yen].

3. The principal amount of Revolving Loans to be continued is [$][C$][€][£][Y]              .

4. The Interest Period for such [Term SOFR] [Foreign Currency Term Rate] Loans shall be [1][3][6] months.

[1]	For conversion into Term SOFR Loans only.

5._____________________________ [Insert name of Applicable Foreign Borrower].

[The undersigned Borrower hereby certifies that no Event of Default exists.]2

Delivery of an executed counterpart of a signature page to this Conversion/Continuation Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Conversion/Continuation Notice.

[Signature Page Follows]

[2]	This certification is applicable to conversions to Term SOFR Loans and continuations of Term SOFR Loans.

IN WITNESS WHEREOF, the undersigned Borrower has executed and delivered this Conversion/Continuation Notice as of the date first written above.

[KENNAMETAL INC., as a Borrower

By:
Name:
Title:]

[KENNAMETAL EUROPE GMBH, as a Foreign Borrower

By:
Name:
Title:

By:
Name:
Title:]

EXHIBIT C

FORM OF SWINGLINE LOAN NOTICE

TO:	Bank of America, N.A., as Swingline Lender
Bank of America, N.A., as Administrative Agent

RE:

Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The Company hereby requests a Swingline Loan:

1. On                                                   (a Business Day).

2. In the amount of $            .

The borrowing of Swingline Loans requested herein complies with the requirements of the provisos to the first sentence of Section 2.4(a) of the Credit Agreement.

The Company hereby represents and warrants that (a) this Swingline Loan Notice complies with the requirements of Section 2.4(a) of the Credit Agreement and (b) the conditions specified in Sections 4.2(a) and (b) of the Credit Agreement shall be satisfied on and as of the Borrowing Date.

Delivery of an executed counterpart of a signature page to this Swingline Loan Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Swingline Loan Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Loan Notice as of the date first written above.

KENNAMETAL INC.

By:
Name:
Title:

EXHIBIT D

FORM OF EURO SWINGLINE LOAN NOTICE

TO:	Bank of America, N.A., London Branch, as Euro Swingline Lender
Bank of America, N.A., as Administrative Agent

RE:

Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The undersigned hereby requests a Euro Swingline Loan:

1. On_____________________________ (a Business Day).

2. In the amount of € _____________________________.

The borrowing of Euro Swingline Loans requested herein complies with the requirements of the provisos to the first sentence of Section 2.4(c) of the Credit Agreement.

The undersigned hereby represents and warrants that (a) this Euro Swingline Loan Notice complies with the requirements of Section 2.4(c) of the Credit Agreement and the conditions specified in Sections 4.2(a) and (b) of the Credit Agreement shall be satisfied on and as of the Borrowing Date.

Delivery of an executed counterpart of a signature page to this Euro Swingline Loan Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Euro Swingline Loan Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Euro Swingline Loan Notice as of the date first written above.

[___________________________], as a Foreign Borrower

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Check for distribution to public and private side Lenders[3]

This Compliance Certificate is delivered pursuant to Section 5.2(b) of the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Company”), the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent.

1. I am a duly elected, qualified and acting Responsible Officer of the Company.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its consolidated Subsidiaries during the accounting period covered by the financial statements attached hereto as Attachment 1 or in lieu of Attachment 1, such financial statements for the fiscal [year][quarter] dated [        , 20  ] that the Company has made available on the internet at www.kennametal.com or by similar electronic means, (the “Financial Statements”). Such Financial Statements include a Supplemental Detail Schedule identifying components of Consolidated EBITDA as built up from Net Income on a quarter by quarter basis. Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or Event of Default[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Section 6.1 of the Credit Agreement and the computations including the aggregate cumulative amount of the cash restructuring charges.

5. Attachment 3 identifies any Subsidiary of the Company which is not already a Subsidiary Guarantor and which is required to become a Subsidiary Guarantor pursuant to Section 5.10 of the Credit Agreement.

[Signature Page Follows]

[3]	If this box is not checked, this Compliance Certificate will only be posted to Private side Lenders.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this _____ day of ____________, 20__.

Name:
Title:

Attachment 1

to Compliance Certificate

The information described herein is as of                             ,                 , and pertains to the period from ____________, ______ to ______ ___, ____________.

[Set forth Financial Statements]

Attachment 2

to Compliance Certificate

For the Fiscal [Quarter][Year] ended        (“Statement Date”)

In the event of conflict between the provisions and formulas set forth in this Attachment 2 and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

I. Section 6.1 – Consolidated Leverage Ratio.

A.	Aggregate Indebtedness - Unrestricted Cash on the Statement Date:	$	__________
B.	Consolidated EBITDA:
	(for the last four (4) fiscal Quarters)	$	__________
C.	Ratio of “A” to “B”:
Maximum Consolidated Leverage Ratio permitted			3.75:1.00	[1]

[1]

Provided, that, During a Leverage Increase Period, the ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.00 to 1.00; provided, further, that, (a) for at least one (1) fiscal quarter of the Borrowers ending immediately following each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.75 to 1.00 prior to giving effect to another Leverage Increase Period, (b) there shall be no more than two (2) Leverage Increase Periods during the term of the Credit Agreement, and (c) each Leverage Increase Period shall apply only with respect to the calculation of the Consolidated Leverage Ratio for purposes of determining compliance with Section 6.1 of the Credit Agreement and for purposes of any Qualified Acquisition Pro Forma Calculation.

Attachment 3

to Compliance Certificate

[Additional Significant Subsidiaries of the Company]

EXHIBIT F

FORM OF SIXTH AMENDED AND RESTATED GUARANTEE

SIXTH AMENDED AND RESTATED GUARANTEE (this “Guarantee”), dated as of June 14, 2022, made by each of the entities that are signatories hereto (the “Guarantors”), in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the holders of the Obligations under that certain Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Company”) and the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders and the Issuing Lenders have severally agreed to make Loans and other extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrowers are members of an affiliated group of Persons that includes each Guarantor;

WHEREAS, each of the Guarantors has guaranteed the Company’s obligations to the administrative agent and lenders party to the Existing Credit Agreement pursuant to that certain Fifth Amended and Restated Guarantee, dated as of June 21, 2018 (the “Existing Guarantee”) made by certain of the Guarantors in favor of the administrative agent under the Existing Credit Agreement;

WHEREAS, the Existing Credit Agreement shall be amended and restated in its entirety by the Credit Agreement as set forth therein and shall remain in full force and effect only as set forth therein;

WHEREAS, each of the Guarantors wishes to continue to guarantee (or, in the case of any Guarantor hereunder which is not a party to the Existing Guarantee, to guarantee), jointly and severally, absolutely and unconditionally, the payment and performance of the Borrowers’ obligations to the Administrative Agent and the other holders of the Obligations under or in respect of the Credit Agreement as provided herein;

WHEREAS, the proceeds of the extensions of credit will be used in part to enable the Borrowers to make valuable transfers (as determined as provided herein) to each Guarantor in connection with the operation of its business;

WHEREAS, the Company, the other Borrowers and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit;

WHEREAS, each of the Guarantors party to the Existing Guarantee and the Administrative Agent on behalf of itself and the other holders of the Obligations wish to amend and restate the Existing Guarantee as herein provided; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuing Lenders to make their respective Loans or other extensions of credit to the Borrowers under the Credit Agreement that each Guarantor shall have executed and delivered this Guarantee to the Administrative Agent for the ratable benefit of the Administrative Agent and the other holders of the Obligations.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders and the Issuing Lenders to make their respective Loans and other extensions of credit to the Borrowers under the Credit Agreement, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Administrative Agent and the other holders of the Obligations, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and the other holders of the Obligations under the Credit Agreement and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Guarantee shall in no event exceed the amount that would render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law or other applicable Law.

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent hereunder.

(d) This Guarantee shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under this Guarantee shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

(e) No payment made by the Company, any other Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent from the Company, any other Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor

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hereunder until the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 4. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other holders of the Obligations, and each Guarantor shall remain liable to the Administrative Agent and the other holders of the Obligations for the full amount guaranteed by such Guarantor hereunder.

4. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other holder of the Obligations, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other holder of the Obligations against the Company, any other Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other holder of the Obligations for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company, any other Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other holders of the Obligations by the Borrowers on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other holders of the Obligations, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

5. Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any other holder of the Obligations may be rescinded by the Administrative Agent or such other holder of the Obligations and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other holder of the Obligations, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other holder of the Obligations for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any other holder of the Obligations shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

6. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other holder of the Obligations upon this Guarantee or acceptance of this

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Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon, this Guarantee; and all dealings between the Company, any other Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company, any other Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance of the Obligations without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other holder of the Obligations, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers or any other Person against the Administrative Agent or any other holder of the Obligations, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any of the Borrowers or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other holder of the Obligations may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other holder of the Obligations to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company, any other Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other holder of the Obligations against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other holder of the Obligations upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company, any other Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the Funding Office.

9. Representations and Warranties. Each Guarantor hereby represents and warrants that:

(a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged;

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(b) it has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary action to authorize its execution, delivery and performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as affected by Debtor Relief Laws, general equitable principles and an implied covenant of good faith and fair dealing;

(d) the execution, delivery and performance of this Guarantee will not violate any provision of any Requirement of Law or Contractual Obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties or revenues of such Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;

(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

(f) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of its properties or revenues (1) with respect to this Guarantee or any of the transactions contemplated hereby, or (2) which could reasonably be expected to have a Material Adverse Effect;

(g) it has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except for such property where the failure to maintain such title or interest, individually or in the aggregate, does not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted under the Credit Agreement; and

(h) it has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Guarantor) except where the failure to file such returns and pay such taxes, fees and other charges, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; to the knowledge of such Guarantor, no tax Lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge that would, if made, have a Material Adverse Effect.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each borrowing by any Borrower under the Credit Agreement on and as of such date of borrowing as though made hereunder on and as of such date.

10. Authority of Administrative Agent. Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other holders of the Obligations, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be

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conclusively presumed to be acting as agent for the holders of the Obligations with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

11. Notices. All notices, requests and demands required or permitted to be given under this Guarantee shall be given as provided in Section 9.2 of the Credit Agreement, and in the case of any Guarantor, to such Guarantor in care of the Company.

12. Counterparts. This Guarantee may be executed by one or more of the Guarantors on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Guarantee signed by all the Guarantors shall be lodged with the Administrative Agent. Delivery of an executed counterpart of a signature page to this Guarantee by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Guarantee.

13. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Integration. This Guarantee represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any other holder of the Obligations relative to the subject matter hereof not reflected herein.

15. Amendments in Writing, No Waiver, Cumulative Remedies. (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each Guarantor and the Administrative Agent; provided that any provision of this Guarantee may be waived by the Administrative Agent and other holders of the Obligations in a letter or agreement executed by the Administrative Agent or by facsimile or other electronic transmission from the Administrative Agent.

(b) Neither the Administrative Agent nor any other holder of the Obligations shall by any act (except by a written instrument pursuant to Section 15(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other holder of the Obligations, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other holder of the Obligations of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other holder of the Obligations would otherwise have on any future occasion.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

16. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

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17. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other holder of the Obligations and their successors and assigns. No Guarantor may assign any of its obligations hereunder.

18. Governing Law. This Guarantee and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guarantee and the transaction contemplated hereby shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

20. SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER HOLDER OF THE OBLIGATIONS, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTEE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER HOLDER OF THE OBLIGATIONS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2 OF THE CREDIT

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AGREEMENT. NOTHING IN THIS GUARANTEE WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

21. Interpretive Provisions. The terms and provisions of Section 9.20 of the Credit Agreement (Acknowledgement Regarding Any Supported QFCs) are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms and provisions.

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IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

KENNAMETAL HOLDINGS EUROPE, INC.

By:
Name: Title:

[Kennametal – Signature Page to Guarantee]

Accepted and Acknowledged:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Kennametal – Signature Page to Guarantee]

EXHIBIT G

FORM OF ISSUING LENDER AGREEMENT

ISSUING LENDER AGREEMENT dated as of June 14, 2022 among the Borrowers (as defined below), [NAME OF ISSUING LENDER], as Issuing Lender (in such capacity, the “Issuing Lender”), and the Administrative Agent (as defined below) for the lenders (the “Lenders”) from time to time party to the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Company”), Kennametal Europe GmbH and the other Foreign Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent.

The parties hereto have entered into this Issuing Lender Agreement (this “Agreement”) in connection with the Credit Agreement.

Section 1. Designation as Issuing Lender. The Issuing Lender is hereby designated as an “Issuing Lender” as contemplated by the Credit Agreement and the Issuing Lender agrees, subject to the terms and conditions set forth herein and in the Credit Agreement, to become an Issuing Lender under the Credit Agreement pursuant to which the Issuing Lender agrees (a) to issue and deliver or to extend the expiry of Letters of Credit and (b) to act as Issuing Lender with respect to the Designated Letters of Credit on Schedule 2.6 to the Credit Agreement for the account of the Borrowers; provided that the outstanding L/C Obligations in respect of all Letters of Credit issued by the Issuing Lender shall not exceed the Issuing Lender Sublimit of such Issuing Lender.

Section 2. Letters of Credit. On the terms and conditions set forth in the Credit Agreement and relying upon the representations and warranties set forth in the Credit Agreement, the Issuing Lender agrees, at any time and from time to time, in accordance with the provisions of Section 2.6 of the Credit Agreement, to issue Letters of Credit pursuant to the procedures set forth in Section 2.7 of the Credit Agreement. The Issuing Lender agrees that it shall comply with the obligations applicable to an Issuing Lender under the Credit Agreement, including the obligation to provide the Administrative Agent a Letter of Credit Report pursuant to the terms of Section 2.13 of the Credit Agreement.

Section 3. Obligation to Reimburse. Each Borrower agrees to reimburse each Issuing Lender all amounts required to pay all drafts presented under Letters of Credit in accordance with the provisions of Section 2.9 of the Credit Agreement.

Section 4. Payment of Fees. Each Borrower agrees to pay the fees on all outstanding Letters of Credit pursuant to the terms of Section 2.14 of the Credit Agreement and the applicable Fee Letter among the applicable Borrower, the Issuing Lender and the other parties thereto, including for the account of the Issuing Lender a fronting fee per annum as set forth in the Fee Letter on the undrawn and unexpired amount of each Letter of Credit by the Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date for such Letter of Credit. In addition, the applicable Borrower shall reimburse the Issuing Lender for customary administrative, issuance, amendment, payment and negotiation charges incurred by such Issuing Lender.

Section 5. Standby and Documentary Credit Practices. Each Borrower agrees that, except as otherwise expressly agreed to in writing by the Issuing Lender and the Borrower prior to the Issuing Lender’s issuance of any Letter of Credit, to the extent applicable, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each trade Letter of Credit, and, in each case, such rules are incorporated herein by reference and shall be deemed a part hereof and shall apply to the Letters of Credit and to this Agreement.

Section 6. Obligations Absolute. As and to the extent set forth in Section 2.10 of the Credit Agreement, the obligation of the Borrowers to pay the amounts referred to above in Sections 3 and 4 shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of the Credit Agreement and this Agreement.

Section 7. Notices. All communications and notices hereunder shall be given as provided in Section 9.2 of the Credit Agreement.

Section 8. Binding Agreement: Assignments. This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrowers nor the Issuing Lender shall be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement.

Section 9. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Agreement.

Section 11. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have duly executed this Issuing Lender Agreement as of the day and year first above written.

KENNAMETAL INC., as a Borrower

By:
Name:
Title:

KENNAMETAL EUROPE GMBH, as a Borrower

By:
Name:
Title:

By:
Name:
Title:

[NAME OF ISSUING LENDER], as the Issuing Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as the Administrative Agent

By:
Name:
Title:

EXHIBIT H

FORM OF NOTE

_____ ___, 20__

FOR VALUE RECEIVED, the undersigned ____________, a(n) ______________ (the “Borrower”), hereby promises to pay to the order of _____________________, (the “Lender”) at the Administrative Agent’s Funding Office:

(a) prior to or on the earlier of the Termination Date or date on which the Loans shall become due and payable in accordance with the provisions of the Credit Agreement referred to below, the principal amount of each Loan from time to time made by the Lender to the Borrower pursuant to the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent;

(b) the principal outstanding (including, without limitation, any Reimbursement Obligations) hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at the times and at the rates provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type, amount, currency and maturity of its Loans and payments with respect thereto.

If any one or more of Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower, for itself, its successors and assigns, and every endorser and guarantor of this Note or the obligation represented hereby waives diligence, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default, protest, demand, dishonor, non-payment or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

[APPLICABLE BORROWER]

By:
Name: Title:

Date	Type of Loan Made	Currency and Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT I

FORM OF NOTICE OF LOAN PREPAYMENT

TO:	Bank of America, N.A., as Administrative Agent

RE:

Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The undersigned Borrower hereby notifies the Administrative Agent that on [ ]1 pursuant to the terms of Section 2.16 of the Credit Agreement, such Borrower intends to prepay/repay the following Loans as more specifically set forth below:

☐	Optional prepayment of [Revolving Loans] [Swingline Loans] [Euro Swingline Loans] in the following amount(s):

☐	Term SOFR Loans: [$][£][€][C$][Y] ____________________[2]

Applicable Interest Period:

☐	ABR Loans: $____________________[3]

☐	Optional prepayment of [Swingline Loans] [Euro Swingline Loans] in the following amount(s):

$____________________[4]

[1]

Specify date of such prepayment. To be a date no later than two (2) Business Days prior to the proposed date of prepayment in the case of Term SOFR Loans or one (1) Business Day prior to the proposed date of prepayment in the case of ABR Loans. To be a date no later than three (3) Business Days prior to the proposed date of prepayment in the case of Multicurrency Loans denominated in Canadian Dollars, Euros and Sterling (or four (4) Business Days in the case of Multicurrency Loans denominated in Yen).

[2]

Any prepayment of Dollar Revolving Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Any prepayment of Multicurrency Loans shall be in a minimum principal amount of (w) £1,000,000 or a whole multiple of £100,000 in excess thereof, in the case of Multicurrency Loans denominated in Sterling, (x) €1,000,000 or a whole multiple or €100,000 in excess thereof, in the case of Multicurrency Loans denominated in Euros, (y) C$1,000,000 or a whole multiple or C$100,000 in excess thereof, in the case of Multicurrency Loans denominated in Canadian Dollars, and (z) Y100,000,000 or a whole multiple or Y10,000,000 in excess thereof, in the case of Multicurrency Loans denominated in Yen.

[3]	Any prepayment of ABR Loans shall be in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof.
[4]	Any prepayment of Swingline Loans or Euro Swingline Loans shall be in a minimum principal amount of $100,000.

Delivery of an executed counterpart of a signature page to this Notice of Loan Prepayment by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Notice of Loan Prepayment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice of Loan Prepayment as of the date first written above.

[APPLICABLE BORROWER]

By:
Name: Title:

EXHIBIT J-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________ __, 20[ ]

EXHIBIT J-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________ __, 20[ ]

EXHIBIT J-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________ __, 20[ ]

EXHIBIT J-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.25(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: __________ __, 20[ ]

EXHIBIT K

FORM OF FOREIGN BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:    , _____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Foreign Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.33 of the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Company”), the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent. All capitalized terms used in this Foreign Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of [            ] (the “New Foreign Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the New Foreign Borrower is a wholly-owned Foreign Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent and the other conditions required to be satisfied under Section 2.33 of the Credit Agreement will be furnished to the Administrative Agent or satisfied, as applicable, in accordance with the requirements of the Credit Agreement.

The true and correct unique identification number (if any) that has been issued to the New Foreign Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date hereof and upon satisfaction of the conditions set forth in Section 2.33 of the Credit Agreement, the New Foreign Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the New Foreign Borrower would have had if the New Foreign Borrower had been an original party to the Credit Agreement as a Borrower. The New Foreign Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the New Foreign Borrower be entitled to receive Loans and Letters of Credit under the Credit Agreement, and understand, acknowledge and agree that neither the New Foreign Borrower nor the Company on its behalf shall have any right to request any Loans or Letters of Credit for its account unless and until the date 5 Business Days after the effective date designated by the

Administrative Agent in a Foreign Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.33 of the Credit Agreement.

The address for notices for the New Foreign Borrower is specified on its signature page hereto. The New Foreign Borrower hereby agrees to the appointment of the Company as its agent for all purposes under the Credit Agreement and the other Loan Documents, as more fully set forth in Section 2.33(c) of the Credit Agreement.

This Foreign Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

The Company hereby acknowledges and agrees that the Company Guarantee remains in full force and effect, and confirms and ratifies all of its obligations thereunder, including, without limitation, its guarantee of the Obligations of the New Foreign Borrower.

THIS FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS FOREIGN BORROWER REQUEST AND ASSUMPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Delivery of an executed counterpart of a signature page to this Foreign Borrower Request and Assumption Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Foreign Borrower Request and Assumption Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Foreign Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NEW FOREIGN BORROWER]

By:
Name:
Title:

Address for Notices:

KENNAMETAL INC.

By:
Name:
Title:

EXHIBIT L

FORM OF FOREIGN BORROWER NOTICE

Date: __, ____

To:	The Company and the Lenders party

to the Credit Agreement referred to below

Ladies and Gentlemen:

This Foreign Borrower Notice is made and delivered pursuant to Section 2.33 of the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Kennametal Inc., a Pennsylvania corporation (the “Company”), the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent. All capitalized terms used in this Foreign Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [        ] shall be a Foreign Borrower and may receive Loans and Letters of Credit for its account on the terms and conditions set forth in the Credit Agreement.

Delivery of an executed counterpart of a signature page to this Foreign Borrower Notice by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as deliver of a manually executed counterpart of this Foreign Borrower Notice.

This Foreign Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT M

FORM OF CLOSING CERTIFICATE

June 14, 2022

Pursuant to Section 4.1(d) of the Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation (the “Company”), the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time parties thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent, the undersigned [INSERT TITLE OF OFFICER] of [INSERT NAME OF LOAN PARTY] [the Company] (the “Certifying Loan Party”) hereby certifies as follows:

1.                                         is the duly elected and qualified [Secretary] [Assistant Secretary] of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature.

2. Each of the representations and warranties made by the Certifying Loan Party in or pursuant to the Loan Documents (other than the representation and warranty set forth in Section 3.2 of the Credit Agreement) are true and correct on and as of the date hereof as if made on and as of the date hereof.

3. [No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and the use of proceeds thereof.]

4. [The conditions precedent set forth in Sections 4.2(a) and (b) of the Credit Agreement were satisfied as of the Closing Date.]

5. [Since June 30, 2021, there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.]

6. [As of the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby, or (b) that would reasonably be expected to have a Material Adverse Effect.]

7. [The Debt Rating of the Company on the date hereof is [    ] by Moody’s and [    ] by S&P.]1

The undersigned [Secretary] [Assistant Secretary] of the Certifying Loan Party certifies as follows:

8. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred materially adversely affecting or threatening the continued corporate existence of the Certifying Loan Party.

9. The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization.

[1]	Include bracketed text in items 3, 4, 5, 6 and 7 in the Officer’s Certificate of the Company.

10. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the [Board of Directors] [members] of the [General Partner of the] Certifying Loan Party on              and; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein.

11. Attached hereto as Annex 2 is a true and complete copy of the By-Laws or equivalent organizational document of the Certifying Loan Party as in effect on the date hereof.

12. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation or equivalent organizational document of the Certifying Loan Party as in effect on the date hereof and as certified by the appropriate Governmental Authority.

13. Attached hereto as Annex 4 is a true and complete copy of the good standing certificate or equivalent documentation from the appropriate Governmental Authority.

14. The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

[Remainder of Page Intentionally Left Blank]

Name	Office	Signature

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name as of the date first written above.

Name:
Title:

I, [Name], [Title] of the Certifying Loan Party, hereby certify, solely in the capacity of an officer of the Certifying Loan Party and not as an individual, as of the date first-above written, that [__] was validly appointed to the office of and is the [Secretary] [Assistant Secretary] of the Certifying Loan Party and that the signature set forth above is his/her authentic signature.

Name:
Title:

EXHIBIT N

FORM OF LEGAL OPINION OF MCGUIRE WOODS LLP

See Attached.

Exhibit Omitted.

EXHIBIT O

FORM OF LEGAL OPINION OF CMS VON ERLACH PARTNERS LTD.

See attached.

Exhibit Omitted.

EXHIBIT P

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all of the outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swingline Loans and the Euro Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Kennametal Inc. and the Foreign Borrowers from time to time party to the Credit Agreement identified below

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022, among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

6.	AssignedInterest[s]:[5]

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment[9]	Amount of Commitment	Percentage Assigned of Commitment[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date: ][11]

Effective Date: _______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment”, etc.).
[9]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][1] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent, [Issuing Lender and Swingline Lender]

By:
Title:

[BANK OF AMERICA, N.A., LONDON BRANCH, as Euro Swingline Lender]

By:
Title:

[___________], as Issuing Lender

By:
Title:

[Consented to:][2]

KENNAMETAL INC.

By:
Title:

[1]	Depending on Assignee(s), consent of certain parties may be required under the Credit Agreement.
[2]	Depending on Assignee(s), consent of the Company may be required under the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6 of the Credit Agreement), (iii) it is not unlawful, nor has any Governmental Authority asserted that it is unlawful, for such Assignee or its applicable Lending Office(s) to make, maintain or fund Loans to, or to participate in Letters of Credit issued for the account of, any Foreign Borrower that is a party to the Credit Agreement on the Effective Date, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been afforded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT Q

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

LSTA/LMA Standard Administrative Details Form

The Loan Market Association ("LMA") and Loan Syndications & Trading Association ("LSTA") consent to the use and reproduction of this document for the preparation and documentation of agreements relating to transactions or potential transactions in the loan markets.

  © Loan Market Association, Loan Syndications & Trading Association. All rights reserved.

LSTA/LMA Standard Administrative Details Form

LSTA and LMA, Effective May 31, 2018

BORROWER DETAILS Borrower Name ENTITY DETAILS Name Lender’s name as it appears on tax/registration documentation. MEI Markit Entity ID FATCA Global Intermediary Identification UK Company Registration GIIN CRN LEI Legal Entity ID (Optional) Number (Optional) Number (Optional) Entity Type Type of lender. If lender/entity type does not appear in list, you may provide your own value. Address (of Lending Office): Signature Block: Registered address of lending office, including country of domicile. Signature Block as it would appear on settlement documentation. E.g. (for separately managed account): ABC Fund by 123 Asset Management as Advisor Fund Manager Name of fund/asset manager, as would be referenced in the sig. block. MEI Markit Entity ID Lender Parent Name of legal parent if different from lender entity. (Optional) MEI Markit Entity ID NOTICE/SERVICING MESSAGE DELIVERY INSTRUCTIONS Firm Name of Company Fax Fax Number Email Email Address Email Pfd. Firm Name of Company Fax Fax Number Email Email Address Email Pfd. STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS Currency Applicable Currency. Account With Institution Name of Beneficiary’s Bank (usually custodian/trustee) Routing # or UK Sort Code of Beneficiary’s SWIFT BIC 8/11-Character BIC of Beneficiary’s Bank ABA # Bank (optional) Beneficiary Customer Name of Ultimate Beneficiary (Lender) Beneficiary Account # Account # of Ult. Beneficiary IBAN IBAN of Ultimate Beneficiary (opt) Use Standard Wire Reference Format*: Payment Reference [Borrower Name] (Remittance Info) [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A. SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS Doc. Recon & Delivery Inventory Role Custodian/Trustee Name Name of Company MEI Markit Entity ID Role Relationship to lender. Name Name of Company MEI Markit Entity ID

CREDIT CONTACTS (LEGAL DOCUMENTATION, AMENDMENTS & WAIVERS) Select group or Name Name of group or individual. Firm Firm with which contact is affiliated. Individual Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Fax Email ☐ Data Room Access Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. OPERATIONS CONTACTS (INQUIRIES ONLY) Select group or Name Name of group or individual. Firm Firm with which contact is affiliated. Individual Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Fax Email ☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. OPERATIONS CLOSER CONTACTS Select group or Name Name of group or individual. Firm Firm with which contact is affiliated. Individual Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Fax Email ☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

LETTER OF CREDIT CONTACTS Select group or Name Name of group or individual. Firm Firm with which contact is affliated. Individual Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile. Phone Phone Number (opt. for groups) Fax Fax Number Email Email Address Pfd. Contact Method Preferred contact method for inquiries. Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group. ADDITIONAL ENTITY DETAILS & KYC INFORMATION Country of Country of Tax Country of Incorporation of lender Country of Residence of lender for tax purposes Incorporation Residence EIN US Employee ID Number UK Treaty Passport # UK Treaty Passport # UK Treaty Passport US Tax Form Type of tax form used/attached UK Treaty Passport Expiry Date Expiry Date Entity Primary Entity Referenced As CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION: PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES:

Appendix A: Additional Wire Instruction Templates and Bank of America USD / FX Wire Instructions: Template below can be used for wire instructions where recipient is intermediary bank with nostro account for custodian and the Lender does not have a dedicated account. Lender may copy and paste the template below as many times as necessary to capture various currency remittance instructions. Currency Applicable Currency. Correspondent Bank Name of Receiver’s Correspondent Bank (SWIFT 54a) SWIFT BIC 8/11-Character SWIFT BIC of Correspondent Bank Intermediary Bank Name of Intermediary Bank (SWIFT 56a) 8/11-Character SWIFT BIC of Intermediary ABA/Routing # or UK Sort Code of SWIFT BIC ABA # Bank Intermediary Bank (optional) Account With Institution Name of Beneficiary’s Bank – usually custodian (SWIFT 57a) 8/11-Character SWIFT BIC of Beneficiary’s IBAN of Beneficiary’s Bank at Intermediary SWIFT BIC IBAN Bank Beneficiary Customer Name of Ultimate Beneficiary (Lender) (SWIFT 59a) Beneficiary Account # Account #/Code of Ult. Beneficiary Use Standard Wire Reference Format*: Payment Reference [Borrower Name] (Remittance Info) [Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN] [Payment Purpose(s)] [Transaction Reference ID] Special Instructions Lender’s Payment Instructions: Please input payment instructions for each respective currency referenced in CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION section above. If your respective institution is unable to fund any of the currencies noted, please notify Administrative Agent immediately. Bank of America’s Payment Instructions: USD Payment Instructions: Pay to: Bank of America, N.A. ABA # 026009593 New York, NY Account #: 1366072250600 Attn: Wire Clearing Acct for Syn Loans—LIQ Ref: Foreign Currency Payment Instructions: Foreign Currency Payment Instruction

Appendix B: Lender’s Organizational Structure and Tax Status:

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (circle applicable one):

W-9                W-8BEN                 W-8BEN-E    W-8ECI                W-8EXP                 W-8IMY

Tax Contact:
First:	MI:	Last:
Title:
Street Address:
Suite/ Mail Code:
City:	State:
Postal Code:	Country:
Telephone:	Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

EXHIBIT R

FORM OF LETTER OF CREDIT REPORT

TO:	Bank of America, N.A., as Administrative Agent

RE:

Sixth Amended and Restated Credit Agreement, dated as of June 14, 2022 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein are used herein as defined therein), among Kennametal Inc., a Pennsylvania corporation, the other Borrowers from time to time party thereto, the Lenders and Issuing Lenders from time to time party thereto, Bank of America, N.A., London Branch, as Euro Swingline Lender and Bank of America, N.A., as Administrative Agent

DATE:	[Date]

The undersigned, [insert name of Issuing Lender] (the “Issuing Lender”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.13 of the Credit Agreement.

The Issuing Lender plans to issue, amend, renew, increase or extend the follow Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The Issuing Lender made a payment, with respect to L/C No. _______, on [insert date] in the amount of [$]_____________].

[The Company failed to reimburse the Issuing Lender for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. ______ on [insert date of such failure], with respect to L/C No. _______.]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[ISSUING LENDER],
as Issuing Lender

By:
Name:
Title: